As filed with the Securities and Exchange Commission on April 28, 2006

Registration No. 333-132543

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Northeast Community Bancorp, Inc.

and

Northeast Community Bank 401(k) Plan and Trust

(Exact name of registrant as specified in its charter)

United States	6035	To Be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

325 Hamilton Avenue

White Plains, New York 10601

(914) 684-2500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kenneth A. Martinek

President and Chief Executive Officer

Northeast Community Bancorp, Inc.

325 Hamilton Avenue, White Plains, New York 10601

(914) 684-2500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esquire	Kent M. Krudys, Esquire
Christina M. Gattuso, Esquire	Luse Gorman Pomerenk & Schick, P.C.
Muldoon Murphy & Aguggia LLP	5335 Wisconsin Avenue, NW
5101 Wisconsin Avenue, NW	Washington, DC 20016
Washington, DC 20016	(202) 274-2000
(202) 362-0840

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock $.01 par value	5,951,250 Shares	$10.00	$59,512,500	$(2)
Participation Interests	(3)	–	$3,920,101	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee of $6,368 was previously paid upon the initial filing of the Form S-1 on March 17, 2006.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	The securities of Northeast Community Bancorp, Inc. to be purchased by the Northeast Community Bank 401(k) Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement

INTERESTS IN

NORTHEAST COMMUNITY BANK 401(K) PLAN

AND

OFFERING OF 401,567 SHARES OF

NORTHEAST COMMUNITY BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Northeast Community Bank 401(k) Plan of participation interests and shares of common stock of Northeast Community Bancorp, Inc.

401(k) Plan participants may direct Bank of New York, the trustee for the Northeast Community Bancorp, Inc. Stock Fund, to use their current account balances to subscribe for and purchase shares of Northeast Community Bancorp, Inc. common stock through the Northeast Community Bancorp, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets as of April 20, 2006, the Northeast Community Bancorp, Inc. Stock Fund trustee may purchase up to 401,567 shares of Northeast Community Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the Northeast Community Bancorp, Inc. Stock Fund trustee to invest all or a portion of their 401(k) Plan accounts in Northeast Community Bancorp, Inc. common stock.

The prospectus dated                     , 2006 of Northeast Community Bancorp, Inc., which we have attached to this prospectus supplement, includes detailed information regarding the reorganization of Northeast Community Bank into the mutual holding company form of ownership and the offering of Northeast Community Bancorp, Inc. common stock, and the financial condition, results of operations and business of Northeast Community Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit

Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit

Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Northeast Community Bancorp, Inc. of interests or shares of common stock under the 401(k) Plan to employees of Northeast Community Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Northeast Community Bancorp, Inc., Northeast Community Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Northeast Community Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2006.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 401,567 shares of Northeast Community Bancorp, Inc. common stock for the Northeast Community Bancorp, Inc. Stock Fund. The interests offered under this prospectus supplement are conditioned on the completion of the reorganization of Northeast Community Bank. Your investment in the Northeast Community Bancorp, Inc. Stock Fund in connection with the reorganization of Northeast Community Bank is also governed by the purchase priorities contained in the plan of reorganization. See the “Limitations on Purchases of Shares” section of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of reorganization.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the reorganization of Northeast Community Bank and the financial condition, results of operations and business of Northeast Community Bank. The address of the principal executive office of Northeast Community Bank is 325 Hamilton Avenue, White Plains, New York 10601. The telephone number of Northeast Community Bank is (914) 684-2500.

Election to Purchase Northeast Community Bancorp, Inc. Common Stock in the Reorganization

In connection with the reorganization of Northeast Community Bank, the 401(k) Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the 401(k) Plan to the Northeast Community Bancorp, Inc. Stock Fund. The trustee of the Stock Fund will subscribe for Northeast Community Bancorp, Inc. common stock offered for sale in connection with the reorganization. If there is not enough common stock in the reorganization to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, the trustee may purchase shares in the open market, on your behalf, after the reorganization to fulfill your initial request, if you so elect. Such purchases may be at prices higher or lower than the initial public offering price of $10.00 per share.

As a 401(k) Plan participant, you may direct a transfer of funds to the Northeast Community Bancorp, Inc. Stock Fund. However, as mentioned above, your transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the stock offering will be filled based on your purchase priority in the offering. Northeast Community Bank has granted subscription rights to the following persons in the following order of priority: (1) persons with $50.00 or more on deposit at Northeast Community Bank as of January 31, 2005; (2) the Northeast Community Bank employee stock ownership plan; (3) persons with $50.00 or more on deposit at Northeast Community Bank as of March 31, 2006; and (4) depositors and certain borrowers of Northeast Community Bank as of                     , who are ineligible to subscribe under categories (1) and (3), above. No individual may purchase more than $100,000 of Northeast Community Bancorp, Inc. common stock in the offering, and no individual, no individual together with any associates, and no group of persons acting in consent, may purchase more than $300,000 of Northeast Community Bancorp, Inc. common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use funds in your 401(k) Plan account to purchase shares of Northeast Community Bancorp, Inc. common stock.

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In addition to using funds allocated to your 401(k) Plan accounts, you may also purchase Northeast Community Bancorp, Inc. common stock in the offering using other funds. You have received or soon will receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

Value of Participation Interests

As of April 20, 2006, the market value of the assets of the 401(k) Plan equaled approximately $4,015,674. Northeast Community Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of January 31, 2006. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

Enclosed with this prospectus supplement is a form for you to direct a transfer to the Northeast Community Bancorp, Inc. Stock Fund (the “Change of Investment Allocation Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the 401(k) Plan to the Northeast Community Bancorp, Inc. Stock Fund, you should complete the Change of Investment Allocation Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Northeast Community Bancorp, Inc. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting the Change of Investment Allocation Form with your directions to transfer amounts from your other investment funds to the Northeast Community Bancorp, Inc. Stock Fund in connection with the reorganization is                     , 2006. You should return the Investment Form to Donna Lockwood by     :     p.m. on                     , 2006.

Irrevocability of Transfer Direction

Once you submit your Change of Investment Allocation Form to transfer amounts from your other investment funds to the Northeast Community Bancorp, Inc. Stock Fund, you cannot change your investment direction prior to the completion of the reorganization and stock offering. You may be able to change your investments in other investment funds under the 401(k) Plan, subject to the terms of the 401(k) Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator. Following the closing of the stock offering and your initial purchase of shares in the Northeast Community Bancorp, Inc. Stock Fund, you may direct the investment of additional funds into the Northeast Community Bancorp, Inc. Stock Fund, subject to the terms and requirements of the 401(k) Plan.

Purchase Price of Northeast Community Bancorp, Inc. Common Stock

The trustee will use the funds transferred to the Northeast Community Bancorp, Inc. Stock Fund to purchase shares of Northeast Community Bancorp, Inc. common stock in the reorganization. The trustee will pay the same price for shares of Northeast Community Bancorp, Inc. common stock, $10.00

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per share, as all other persons who purchase shares of Northeast Community Bancorp, Inc. common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, you may direct the trustee to purchase shares on your behalf after the reorganization in the open market, to fulfill your initial request. Such purchases may be at prices higher or lower than the reorganization offering price.

Nature of a Participant’s Interest in Northeast Community Bancorp, Inc. Common Stock

Bank of New York, the 401(k) Plan trustee, will hold Northeast Community Bancorp, Inc. common stock in the name of the 401(k) Plan. The trustee will credit shares of common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants will not affect the earnings of your Stock Fund account.

Voting and Tender Rights of Northeast Community Bancorp, Inc. Common Stock

The 401(k) Plan trustee generally will exercise voting and tender rights attributable to all Northeast Community Bancorp, Inc. common stock held by the Northeast Community Bancorp, Inc. Stock Fund, as directed by participants with interests in the Northeast Community Bancorp, Inc. Stock Fund. With respect to each matter as to which holders of Northeast Community Bancorp, Inc. common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Northeast Community Bancorp, Inc. Stock Fund. The number of shares of Northeast Community Bancorp, Inc. common stock held in the Northeast Community Bancorp, Inc. Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for Northeast Community Bancorp, Inc. common stock, the 401(k) Plan provides that each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the Northeast Community Bancorp, Inc. Stock Fund. The percentage of shares of Northeast Community Bancorp, Inc. common stock held in the Northeast Community Bancorp, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Northeast Community Bancorp, Inc. common stock held in the Northeast Community Bancorp, Inc. Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE PLAN

Introduction

Effective May 1, 2006, Northeast Community Bank amended and restated the 401(k) Plan, originally dated as of August 1, 1998, in its entirety. Northeast Community Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Northeast Community Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Northeast Community Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

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Reference to Full Text of the 401(k) Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan. Northeast Community Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Donna Lockwood at Northeast Community Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Eligible employees of Northeast Community Bank may participate in the 401(k) Plan as of the entry date coinciding with or following their satisfaction of the 401(k) Plan participation requirements. Generally, employees who are at least 18 years of age may participate in the 401(k) Plan upon their completion of one year of service. The 401(k) Plan entry dates are January 1st, April 1st, July 1st and October 1st.

As of April 20, 2006, 53 of the 71 employees of Northeast Community Bank participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions. Subject to certain Internal Revenue Code limitations discussed below, the 401(k) Plan permits each participant to contribute up to 60% of their annual compensation to the 401(k) Plan. Participants may change their rate of contribution with respect to pre-tax deferrals once each calendar quarter.

Northeast Community Bank Contributions. The 401(k) Plan provides that Northeast Community Bank may make matching contributions. Northeast Community Bank currently matches 100% of each participant’s deferrals up to 5% of compensation. Northeast Community Bank may also make additional discretionary contributions on behalf of 401(k) Plan participants. Employer discretionary contributions are made to each participant who has completed 1,000 hours of service during the Plan Year (i.e., the calendar year) or who terminated employment during the Plan Year due to disability, retirement or death.

Limitations on Contributions

Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 60% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,000 for 2006. Employees who are age 50 and over may make additional “catch-up” contributions to the 401(k) Plan, up to $5,000 for 2006. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the Participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

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Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Northeast Community Bank (including the 401(k) Plan and the proposed Northeast Community Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation, or $44,000 for 2006.

Limitation on 401(k) Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions exceed these limitations, the 401(k) Plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. These dollar amounts may be adjusted periodically by the Internal Revenue Service.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Northeast Community Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Northeast Community Bank whose annual compensation exceeds $140,000 and who serves in an administrative or policy making capacity;

(2)	a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of Northeast Community Bancorp, Inc., or who owns stock that possesses more than 5% of the total combined voting power of all stock of Northeast Community Bancorp, Inc.; or

(3)	a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of Northeast Community Bancorp, Inc. or who owns stock that possesses more than 1% of the combined voting power of the total stock of Northeast Community Bancorp, Inc. and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2006.

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401(k) Plan Investments

Investment of Contributions. Prior to May 1, 2006, contributions to the 401(k) Plan were invested in the funds described below. The annual percentage return on these funds (net of fees) for the prior three years was:

Fund Name	2005	2004	2003
Fidelity Select Health Care Portfolio	16.88%	8.66%	15.91%
Fidelity Select Technology Portfolio	4.92%	.43%	59.39%
Fidelity Select Utilities Growth Portfolio	9.36%	24.22%	26.42%
Fidelity Select Financial Services Portfolio	7.48%	11.20%	30.57%
Fidelity Real Estate Investment Fund	14.87%	34.15%	33.78%
Fidelity International Discovery Fund	18.55%	19.05%	43.34%
Fidelity Capital Appreciation Fund	5.80%	11.26%	51.68%
Fidelity Blue Chip Growth Fund	4.03%	6.26%	24.80%
Fidelity Low Priced Stock Fund	8.65%	22.24%	40.85%
Fidelity Equity Income II Fund	4.63%	9.88%	32.60%
Fidelity Diversified International Fund	17.23%	19.66%	42.38%
Fidelity Dividend Growth Fund	3.5%	5.84%	23.36%
Fidelity Mid-Cap Stock Fund	16.07%	9.05%	33.26%
Fidelity Freedom Income Fund	3.78%	3.89%	7.33%
Fidelity Freedom 2000 Fund	4.0%	4.52%	9.21%
Fidelity Freedom 2010 Fund	5.92%	7.24%	17.13%
Fidelity Freedom 2020 Fund	7.75%	9.55%	24.90%
Fidelity Freedom 2030 Fund	8.82%	10.45%	28.42%
Fidelity Select Natural Resources Portfolio	46.01%	23.54%	29.48%
Fidelity Select Cyclical Industries Portfolio	12.33%	23.48%	37.64%
Fidelity Select Consumer Industries Portfolio	2.82%	9.23%	23.90%
Fidelity MGD Income Portfolio	7.52%	7.84%	27.26%
Spartan U.S. Equity Index	4.85%	10.73%	28.50%
Fidelity U.S. Bond Index	2.26%	4.36%	4.91%
Fidelity Freedom 2040 Fund	9.06%	11.32%	31.16%
RS Partners Fund	11.94%	31.81%	65.63%

The following is a brief description of the above funds.

Fidelity Select Health Care Portfolio. Seeks capital appreciation. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in offering, using, or developing products, processes, or services that will provide or will benefit significantly from technological advances and improvements.

Fidelity Select Technology Portfolio. Seeks capital appreciation. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in offering, using, or developing products, processes, or services that will provide or will benefit significantly from technological advances and improvements.

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Fidelity Select Utilities Growth Portfolio. Seeks capital appreciation. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in the utilities industry and companies deriving a majority of their revenues from their utility operations.

Fidelity Select Financial Services Portfolio. Seeks capital appreciation. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in providing financial services to consumers and industry.

Fidelity Real Estate Investment Fund. Seeks above-average income and long-term capital growth consistent with reasonable investment risk. The fund seeks to provide a yield that exceeds the composite yield of the Standard and Poor’s 500 Index. Normally invests at least 80% of fund’s total assets in equity securities of companies principally engaged in the real estate industry and other real estate related investments.

Fidelity International Discovery Fund. Seeks long-term growth of capital, normally investing primarily in non-U.S. securities and common stocks. Allocates investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole. Uses fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

Fidelity Capital Appreciation Fund. Seeks capital appreciation. Normally invests primarily in common stocks of domestic and foreign issuers. Invests in either growth stocks or value stocks or both. Uses fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select instruments.

Fidelity Blue Chip Growth Fund. Seeks growth of capital over the long term. Normally invests primarily in common stocks of well-known and established companies. Normally invests at least 80% of assets in blue chip companies whose stock is included in the Standard & Poor’s 500 Index (S&P 500) or the Dow Jones Industrial Average (DJIA), and companies with market capitalizations of at least $1 billion if not included in either index).

Fidelity Low Priced Stock Fund. Seeks capital appreciation. Normally invests primarily in common stocks. Normally invests at least 80% of assets in low-priced stocks (those priced at or below $35 per share), which can lead to investments in small and medium-sized companies. Potentially investing in stocks not considered low-priced. Investing in domestic and foreign issuers. Investing in either ‘growth’ or ‘value’ stocks or both.

Fidelity Equity Income II Fund. Seeks reasonable income. The fund also considers the potential for capital appreciation. The fund looks for a yield that exceeds the composite yield on the securities comprising the S&P 500.

Fidelity Diversified International Fund. Seeks capital growth. Normally invests primarily in non-U.S. securities. Normally invests primarily in common stocks. Allocates investments across countries and regions considering size of the market in each country and region relative to size of the international market as a whole.

Fidelity Dividend Growth Fund. Seeks capital appreciation. Normally invests at least 80% of assets in equity securities and invests primarily in stocks. Normally invests primarily in companies that Fidelity Management & Research Company (FMR) believes have the potential to pay dividends in the

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future. Invests in domestic and foreign issuers. Invests in growth stocks or value stocks or both. Uses fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

Fidelity Mid-Cap Stock Fund. Seeks long-term growth of capital. Normally invests at least 80% of assets in common stocks of companies with medium market capitalization (which, for the purpose of this fund, are those with market capitalization similar to companies in the Russell Midcap Index or the S&P MidCap 400). Potentially investing in companies with smaller or larger market capitalization. Invests in domestic and foreign issuers. Invests in either growth stocks or value stocks or both.

Fidelity Freedom Income Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) and allocates its assets among these funds according to a stable asset allocation strategy designed for investors already in retirement.

Fidelity Freedom 2000 Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) using a moderate asset allocation strategy designed for investors expected to have retired around the year 2000. Having met its target date, Freedom 2000 continues becoming more conservative for 5-10 years, until the asset mix is approximately the same as Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2010 Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) using a moderate asset allocation strategy designed for investors expected to have retired around the year 2010. Having met its target date, Freedom 2010 continues becoming more conservative for 5-10 years, until the asset mix is approximately the same as Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2020 Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) using a moderate asset allocation strategy designed for investors expected to have retired around the year 2020. Having met its target date, Freedom 2020 continues becoming more conservative for 5-10 years, until the asset mix is approximately the same as Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2030 Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) using a moderate asset allocation strategy designed for investors expected to have retired around the year 2030. Having met its target date, Freedom 2030 continues becoming more conservative for 5-10 years, until the asset mix is approximately the same as Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Select Natural Resources Portfolio. Seeks capital appreciation. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in owning or developing natural resources, or supplying goods and services to such companies, and in precious metals.

Fidelity Select Cyclical Industries Portfolio. The fund seeks to provide investment results that correspond to the total return of the bonds in the Lehman Brothers Aggregate Bond Index.

Fidelity Select Consumer Industries Portfolio. Normally invests primarily in common stocks and normally invests at least 80% of assets in securities of companies principally engaged in the manufacture and distribution of goods and services to consumers both domestically and internationally.

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Fidelity MGD Income Portfolio. Seeks long-term capital growth. As with any mutual fund, there is no assurance that the fund will achieve its goal. Normally invests primarily in common stocks. Potentially invests a portion in bonds, including lower-quality debt securities.

Spartan U.S. Equity Index. This fund seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) performance of common stocks publicly traded in the United States. Normally invests at least 80% of assets in common stocks included in the Standard & Poor’s 500 Index (S&P 500), which broadly represents the performance of common stocks publicly traded in the United States.

Fidelity U.S. Bond Index. This fund seeks to provide investment results that correspond to the total return of the bonds in the Lehman Brothers Aggregate Bond Index.

Fidelity Freedom 2040 Fund. Invests in a combination of Fidelity equity, fixed-income, and short-term funds (underlying Fidelity funds) using a moderate asset allocation strategy designed for investors expected to have retired around the year 2040. Having met its target date, Freedom 2040 continues becoming more conservative for 5-10 years, until the asset mix is approximately the same as the Freedom Income Fund. Ultimately, the funds will merge.

RS Partners Fund. RS Partners Fund seeks long-term growth. The fund seeks to increase shareholder capital over the long term. The fund invests principally in equity securities of companies with market capitalizations of up to $3 billion that RS Investments believes are undervalued. In evaluating investments for the fund, RS Investments employs a value methodology, combining balance sheet and cash flow analysis. The fund typically invests most of its assets in securities of U.S. companies, but may also invest any portion of its assets in foreign securities. The fund is a non-diversified mutual fund.

Effective May 1, 2006, the 401(k) Plan changed certain investment choices available under the 401(k) Plan. The 401(k) Plan currently offers the investment choices described below. The annual percentage return on these funds (net of fees) for the prior three years was:

Fund Name	2005	2004	2003
Income Plus Asset Allocation Fund 100	4.9%	6.6%	11.7%
Growth & Income Asset Allocation Fund 111	5.7%	9.9%	19.7%
Growth Asset Allocation Fund 120	6.7%	12.8%	28.3%
Short Term Investment Fund 200 (Money Market)	2.9%	1.1%	.9%
Stable Value Fund 210	3.7%	3.6%	4.3%
Long Treasury Index Fund 300 (Government Bond)	7.1%	8.4%	1.3%
S&P 500 Stock Fund 400	4.4%	10.3%	28.0%
S&P 500/Value Stock Fund 410	5.3%	15.1%	30.7%
S&P 500/Growth Stock Fund 420	3.5%	5.5%	24.9%
S&P 500/MidCap Stock Fund 500	12.0%	16.1%	35.1%
Russell 2000 Stock Fund 510	4.2%	17.7%	46.0%
Nasdaq 100 Stock Fund 520	1.0%	9.9%	48.3%
US REIT Index Fund 530	11.9%	*	*
International Stock Fund 600	13.0%	19.7%	37.1%

*	Fund first offered on January 1, 2005.

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The following is a brief description of the above funds.

Pentegra Fund 100—Income Plus Asset Allocation Fund. Invests in a diversified portfolio of approximately 75% U.S. bonds, money market instruments and stable value instruments, and 25% in U.S. and international stocks selected from major indices. Intended for short-to medium-term investors seeking lower-risk portfolio diversified investments with the potential for some capital appreciation over time.

Pentegra Fund 110—Growth & Income Asset Allocation Fund. Invests in a diversified portfolio of approximately 55% U.S. and international stocks, with the remaining 45% held in U.S. fixed income and stable value investments. Intended for long-term investors seeking a moderate total portfolio solution with the potential for moderate capital appreciation over time.

Pentegra Fund 120—Growth Asset Allocation Fund. Invests primarily in stocks (85%), divided between U.S. stocks and international stocks, with the remaining 15% target allocation invested in fixed income and stable value instruments. Intended for long-term investors who can withstand the potential risk for short-term price swings while seeking a potential high return total portfolio solution over time.

Pentegra Fund 200—Short Term Investment Fund. Invests in high-quality money market securities and other short-term debt instruments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investor Service. Intended for short-term investors seeking current income while preserving the value of their investment principal.

Pentegra Fund 210—Stable Value Fund. Invests primarily in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. The Stable Value Fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. Intended for short-term investors seeking to preserve the value of their investment and achieve a stable return.

Pentegra Fund 300—Long Treasury Index Fund. Invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. Seeks to track the investment returns of the Lehman Brothers Long Treasury Bond Index. As a bond fund, this fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

Pentegra Fund 400—S&P 500 Stock Fund. Invests in most or all of the same stocks held in the S&P 500 Index. Seeks to track the investment returns of the S&P 500 Index. This fund may be appropriate if you have a medium to longer time frame and are willing to ride out stock market fluctuations in the short term in exchange for the potential for high long-term returns. Intended for investors seeking to capture the earnings and growth potential of large U.S. companies.

Pentegra Fund 410—S&P 500/Value Stock Fund. Invests in a portfolio of stocks of large established U.S. companies and seeks to track the investment returns of the S&P/Citigroup Value Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

Pentegra Fund 420—S&P 500/Growth Stock Fund. Invests in a portfolio of large-capitalization growth stocks. Seeks to track the investment returns of the S&P/Citigroup Growth Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks.

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Pentegra Fund 500—S&P MidCap Stock Fund. Invests in most or all of the same stocks that make up the S&P MidCap 400 Index. Seeks to track the investment returns of the S&P MidCap 400 Index. Intended for long-term investors seeking high returns that reflect the growth potential of mid-sized U.S. companies.

Pentegra Fund 510—Russell 2000 Stock Fund. Invests in a broad range of small-capitalization U.S. companies. Seeks to track the investment returns of the Russell 2000 Index. Intended for long-term investors seeking the potential of high returns from investing in smaller U.S. companies.

Pentegra Fund 520—NASDAQ 100 Stock Fund. Invests in most or all of the same stocks held in the Nasdaq 100 Index. Seeks to track the performance of the Nasdaq 100 Index. Intended for long-term investors seeking to capture the growth potential of the 100 largest domestic and international and most actively traded nonfinancial companies on the Nasdaq Stock Market.

Pentegra Fund 530—US REIT Index Fund. Invests primarily in equity shares of real estate investment trusts (REITS). REITS invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index. Intended for medium to long-term investors seeking a high level of dividend income and long-term appreciation of capital.

Pentegra Fund 600—International Stock Fund. Invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in approximately 21 countries outside North and South America. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index. Intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks and seeking to further diversify a portfolio of U.S. securities.

The 401(k) Plan now offers the Northeast Community Bancorp, Inc. Stock Fund as an additional choice to the investment alternatives described above. The Northeast Community Bancorp, Inc. Stock Fund invests primarily in the common stock of Northeast Community Bancorp, Inc. Participants in the 401(k) Plan may invest all or a portion of their 401(k) Plan account balances in Northeast Community Bancorp, Inc. common stock.

The Northeast Community Bancorp, Inc. Stock Fund consists of investments in the common stock of Northeast Community Bancorp, Inc. made on the effective date of the reorganization. After the reorganization of Northeast Community Bank, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Northeast Community Bancorp, Inc. Stock Fund, including cash dividends paid on the common stock held in the Stock Fund, to purchase shares of common stock of Northeast Community Bancorp, Inc. Plan participants who invest in the Stock Fund may also direct the Stock Fund Trustee how to vote the shares of Northeast Community Bancorp, Inc. common stock credited to their accounts.

As of the date of this prospectus supplement, none of the shares of Northeast Community Bancorp, Inc. common stock have been issued or are outstanding, and there is no established market for Northeast Community Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Northeast Community Bancorp, Inc. Stock Fund. The performance of the Northeast Community Bancorp, Inc. Stock Fund will depend on a number of factors, including the financial condition and profitability of Northeast Community Bancorp, Inc. and Northeast Community Bank and general market conditions for Northeast Community Bancorp, Inc. common stock.

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Benefits Under the 401(k) Plan

Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals. Employer contributions to the 401(k) Plan vest at the rate of 20% per year beginning after the completion of one year of service.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. You may obtain additional information from Donna Lockwood at Northeast Community Bank.

Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a lump sum payment or lifetime annuity payments from the 401(k) Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balances do not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Northeast Community Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Northeast Community Bank or after your termination of employment.

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Administration of the 401(k) Plan

401(k) Plan Trustee. The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for the purposes of ERISA. The board of directors of Northeast Community Bank has appointed Bank of New York as trustee for the 401(k) Plan. The 401(k) Plan trustee receives, holds and invests the assets of the 401(k) Plan (including the Northeast Community Bancorp, Inc. Stock Fund) and provides for their distribution to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

Plan Administrator. The current Plan Administrator is Northeast Community Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Reports to Plan Participants. Northeast Community Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses. Participants may access their account information at any time through Pentegra by phone (1-800-433-4422) or on the internet at www.pentegra.com.

Amendment and Termination of the 401(k) Plan

Northeast Community Bank intends to continue the 401(k) Plan indefinitely. Nevertheless, Northeast Community Bank may terminate the 401(k) Plan at any time. If Northeast Community Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. Northeast Community Bank reserves the right to make, from time to time, changes which do not cause any part of the 401(k) Plan trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Northeast Community Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer of the 401(k) Plan

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit you would were entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following only summarizes briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

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As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including:

(1)	The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Northeast Community Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Northeast Community Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an individual retirement account or to another tax-qualified retirement plan, and Northeast Community Bank could be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Northeast Community Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the after-tax contributions, if any, you have made to any other profit sharing plans maintained by Northeast Community Bank that are included in the distribution.

Northeast Community Bancorp, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Northeast Community Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Northeast Community Bancorp, Inc. common stock; that is, the excess of the value of Northeast Community Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of Northeast Community Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Northeast Community Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Northeast Community Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long the Northeast Community Bancorp, Inc. common stock, is held, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Northeast Community Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

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We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this summary to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Northeast Community Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the securities registration requirements. An “affiliate” of Northeast Community Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Northeast Community Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

A person deemed an “affiliate” of Northeast Community Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Northeast Community Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Northeast Community Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

Persons who are not deemed to be “affiliates” of Northeast Community Bank at the time of resale may resell freely any shares of Northeast Community Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law.

Any person who may be an “affiliate” of Northeast Community Bank may wish to consult with counsel before transferring any common stock. In addition, 401(k) Plan participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended (discussed below), which may restrict the sale of Northeast Community Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of Northeast Community Bancorp, Inc. common stock.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Northeast Community Bancorp, Inc. (“Reporting Persons”). Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership.

15

Within ten days of becoming a Reporting Person required to file reports under Section 16(a), the Reporting Person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Reporting Persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Northeast Community Bancorp, Inc. of profits realized from the purchase and sale, or sale and purchase, of its common stock by any Reporting Person within any six-month period.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Reporting Persons may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Northeast Community Bancorp, Inc. will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for Northeast Community Bank in connection with the reorganization of Northeast Community Bank and the stock offering of Northeast Community Bancorp, Inc.

16

NORTHEAST COMMUNITY BANK 401(K) PLAN

CHANGE OF INVESTMENT ALLOCATION FORM

1.	Member Data

Print your full name above. (Last, first, middle initial)		Social Security Number

Street Address	City	State Zip

2.	Instructions

The Northeast Community Bank 401(k) Plan (the “401(k) Plan”) is giving 401(k) Plan participants a special opportunity to invest their 401(k) Plan account balances in a new investment fund – the Northeast Community Bancorp, Inc. Stock Fund – which is comprised primarily of common stock issued by Northeast Community Bancorp, Inc. (the “Company”) in connection with the reorganization of Northeast Community Bank into the mutual holding company form of ownership. You may decide to transfer a percentage of your 401(k) Plan account into the Northeast Community Bancorp, Inc. Stock Fund. In accordance with your election, the 401(k) Plan Trustee will use the transferred funds to purchase shares of Company common stock in the offering. Please carefully review the attached prospectus and the prospectus supplement before making any investment decision.

If there is not enough Company common stock available in the offering to fill all subscriptions, the common stock will be apportioned and the 401(k) Plan Trustee may not be able to purchase all of the common stock you requested. In that case, you may direct the trustee to purchase shares in the open market on your behalf after the offering to fulfill your initial request. Please note that the 401(k) Plan Trustee will make such purchases at prices that may be either higher or lower than the initial offering price of $10.00 per share. If you wish the 401(k) Plan Trustee to purchase stock in the open market after the initial offering, please check the box below:

☐	Yes, I direct the 401(k) Plan Trustee to purchase stock in the open market, if necessary.

Investing in common stock entails some risks, and we encourage you to discuss your investment decision with your spouse and investment advisor. The 401(k) Plan Trustee and the Plan Administrator are not authorized to make any representations about this investment, other than what appears in the prospectus and the prospectus supplement, and you should not rely on any information other than what is contained in those documents. For a discussion of certain factors that should be considered in connection with an investment in the Company’s Common Stock, see “Risk Factors” beginning on page      of the prospectus. Any shares purchased by the 401(k) Plan pursuant to your investment direction will also be subject to the same conditions or restrictions otherwise applicable to the Company’s common stock, as discussed in the prospectus and the prospectus supplement.

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3.	Purchaser Information

Your ability to purchase Company common stock and to direct your 401(k) Plan funds into the Northeast Community Bancorp, Inc. Stock Fund is based upon your subscription rights. Please indicate the EARLIEST date that applies to you:

☐	Check here if you had $50.00 or more on deposit with Northeast Community Bank as of January 31, 2005.

☐	Check here if you had $50 or more on deposit with Northeast Community Bank

as of                     , 200  .

☐	Check here if you were a depositor or borrower of Northeast Community Bank

as of                     , 200  .

4.	Investment Directions (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your other 401(k) Plan accounts to the Northeast Community Bancorp, Inc. Stock Fund, you should complete and submit this form to Donna Lockwood at Northeast Community Bank no later than                     , 2006 at     :00 p.m. Once your Investment Form is submitted, your investment directions are irrevocable until the close of the stock offering. If you do not complete and return this form to Donna Lockwood by the above deadline, the funds credited to your account under the 401(k) Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if no investment directions were provided previously. If you need assistance in completing this form, please contact Donna Lockwood at (914) 684-2500.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Northeast Community Bancorp, Inc. Stock Fund as follows:

Fund	Percentage to be transferred
Income Plus Asset Allocation Fund 100%
Growth & Income Asset Allocation Fund 111%
Growth Asset Allocation Fund 120%
Short Term Investment Fund 200 (Money Market)%
Stable Value Fund 210%
Long Treasury Index Fund 300 (Government Bond)%
S&P 500 Stock Fund 400%
S&P 500/Value Stock Fund 410%
S&P 500/Growth Stock Fund 420%
S&P 500/MidCap Stock Fund 500%
Russell 2000 Stock Fund 510%
Nasdaq 100 Stock Fund 520%
US REIT Index Fund 530%
International Stock Fund 600%

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5.	Investment Directions (Applicable to Future Contributions after , 2006)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Northeast Community Bank, including those contributions and/or repayments received by Northeast Community Bank during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in Northeast Community Bancorp, Inc. common stock, such future contributions or loan repayments, if any, will be invested in the Northeast Community Bancorp, Inc. Stock Fund following the conclusion of the Offering.

Fund	Percentage
Northeast Community Bancorp, Inc. Stock Fund	%
Income Plus Asset Allocation Fund 100%
Growth & Income Asset Allocation Fund 111%
Growth Asset Allocation Fund 120%
Short Term Investment Fund 200 (Money Market)%
Stable Value Fund 210%
Long Treasury Index Fund 300 (Government Bond)%
S&P 500 Stock Fund 400%
S&P 500/Value Stock Fund 410%
S&P 500/Growth Stock Fund 420%
S&P 500/MidCap Stock Fund 500%
Russell 2000 Stock Fund 510%
Nasdaq 100 Stock Fund 520%
US REIT Index Fund 530%
International Stock Fund 600%

6.	Participant Signature and Acknowledgment - Required

By signing this Change of Investment Allocation Form, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the prospectus and the prospectus supplement relating to the issuance of Northeast Community Bancorp, Inc. common stock. I am aware of the risks involved in the investment in common stock, and understand that the 401(k) Plan Trustee and Plan Administrator are not responsible for my choice of investment.

Signature of Participant	Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this 401(k) Plan Participant’s record.

Signature of Northeast Community Bank Authorized Representative	Date

Minimum Stock Purchase is $250

Maximum Stock Purchase is $

PLEASE COMPLETE AND RETURN TO DONNA LOCKWOOD

AT NORTHEAST COMMUNITY BANK

BY     :     P.M. ON                     , 2006.

iii

PROSPECTUS	[LOGO]
Northeast Community Bancorp, Inc.
(Proposed Holding Company for Northeast Community Bank)
Up to 5,175,000 Shares of Common Stock

This is the initial public offering of shares of common stock of Northeast Community Bancorp, Inc., a company to be formed in connection with the reorganization of Northeast Community Bank into the mutual holding company form of organization. Northeast Community Bank was formerly known as Fourth Federal Savings Bank. The shares we are offering will represent approximately 45.0% of our outstanding common stock. Northeast Community Bancorp, MHC, a mutual holding company to be formed in connection with the reorganization, will own approximately 55.0% of our outstanding common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “NECB.”

If you are or were a depositor or borrower of Northeast Community Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Northeast Community Bank 401(k) Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 5,175,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 3,825,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 5,951,250 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 noon, Eastern time, on [Expiration Date]. We may extend this termination date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Expiration Date #2].

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have their funds promptly returned unless they reconfirm their subscription. Funds received before completion of the offering will be held in an escrow account at Northeast Community Bank or, at our discretion, at another insured financial institution. Subscription funds will earn interest at our passbook savings rate, which is currently 0.50% per annum. If we terminate the offering, or if we extend the offering beyond [Extension Date #1] and you do not confirm your order, we will promptly return your funds with interest at our passbook savings rate.

We expect our directors and executive officers, together with their associates, to subscribe for 56,300 shares, which equals 1.1% of the shares offered for sale at the maximum of the offering range.

On                     , 2006, the Office of Thrift Supervision conditionally approved the plan of reorganization and stock issuance. However, such approval does not constitute a recommendation or endorsement of this offering by that agency.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 18.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	3,825,000	5,175,000	5,951,250

Gross offering proceeds	$38,250,000	$51,750,000	$59,512,500

Estimated offering expenses	$1,497,000	$1,620,000	$1,691,000

Estimated net proceeds	$36,753,000	$50,130,000	$57,821,500

Estimated net proceeds per share	$9.61	$9.69	$9.72

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is                     , 2006

NorthEast
COMMUNITY BANK

CANADA
MAINE
Augusta
VERMONT
Montpelier
NEW HAMPSHIRE
Concord
Portland
Boston
Albany
NEW YORK
MASS.
Hartford
CONN
PENNSYLVANIA
Harrisburg
NEW JERSEY
Pittsburgh
ATLANTIC OCEAN
N
W
E
S

☐ **Lending Territory**

Boston
Wellesley

Loan Production Office
40 Grove Street
Suite 350
Wellesley, MA 02482

White Plains
Bronx
Brooklyn

Corporate Headquarters

White Plains
325 Hamilton Avenue
White Plains, NY 10601

Branches

Bronx

Fordham
590 East 187th Street

Manhattan

Lenox Hill
1355 First Avenue

Upper East Side
1751 Second Avenue

Chelsea
242 West 23rd Street

Brooklyn

Bensonhurst
2047 86th Street

Summary

This summary highlights selected information from this prospectus and might not contain all the information that is important to you. To understand the reorganization and stock offering more fully, you should read this entire prospectus carefully. For assistance, please contact our conversion center at (            )                     .

The Companies

Northeast Community Bancorp, MHC 325 Hamilton Avenue White Plains, New York 10601 (914) 684-2500	Northeast Community Bancorp, MHC is a federally chartered mutual holding company that we are forming to own 55.0% of the common stock of Northeast Community Bancorp, Inc. As a savings and loan holding company, Northeast Community Bancorp, MHC will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. As a mutual holding company, Northeast Community Bancorp, MHC will be a non-stock company whose members are the depositors and certain borrowers of Northeast Community Bank. Under federal regulations, so long as Northeast Community Bancorp, MHC exists, it will own a majority of the voting stock of Northeast Community Bancorp and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Northeast Community Bancorp, MHC will not be able to exercise such voting control over a proposal to adopt stock benefit plans for our officers, directors and employees or a proposal for Northeast Community Bancorp, MHC to convert from mutual to stock form in a transaction commonly known as a “second-step conversion” unless applicable OTS rules and regulations provide otherwise. The same persons who will comprise the board of directors of Northeast Community Bancorp and Northeast Community Bank will also comprise the board of directors of Northeast Community Bancorp, MHC. Northeast Community Bancorp, MHC is not currently an operating company and has not engaged in any business to date. Northeast Community Bancorp, MHC will be formed upon completion of the reorganization. We do not expect that Northeast Community Bancorp, MHC will engage in any significant business activity other than owning a majority of the common stock of Northeast Community Bancorp.

Northeast Community Bancorp, Inc. 325 Hamilton Avenue White Plains, New York 10601 (914) 684-2500	This offering is made by Northeast Community Bancorp, Inc. Northeast Community Bancorp is a federally chartered mid-tier stock holding company that we are forming. As a savings and loan holding company, Northeast Community Bancorp will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. Northeast Community Bancorp is not currently an operating company and has not engaged in any business to date. After the reorganization, Northeast Community Bancorp will own all of Northeast Community Bank’s capital stock and will direct, plan and coordinate Northeast Community Bank’s business activities. In the future, Northeast Community Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Northeast Community Bank 325 Hamilton Avenue White Plains, New York 10601 (914) 684-2500	Northeast Community Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area and its lending territory. Prior to February 15, 2006, Northeast Community Bank was known as Fourth Federal Savings Bank. Northeast Community Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and use such funds primarily to originate multifamily residential real estate loans, mixed use real estate loans and nonresidential real estate loans. We also originate a limited amount of consumer loans. At December 31, 2005, we operated out of our corporate headquarters in White Plains, New York, and five full-service branch offices in New York. We also operate a loan production office in Wellesley, Massachusetts, which we established in January 2004. At December 31, 2005, we had total assets of $238.8 million, deposits of $193.3 million and total equity of $43.1 million.

Our Operating Strategy (page )

Our mission is to operate and grow a profitable community-oriented and independent financial institution offering a variety of deposit products and providing multifamily, mixed use and nonresidential real estate loans in our market area. After the reorganization, we plan to continue our strategy of:

•      Specializing in the origination of multifamily residential, mixed use and nonresidential real estate loans;

•      Pursuing opportunities to geographically expand our lending area;

•      Expanding our branch network into states where we originate real estate loans;

•      Aggressively marketing for core deposits and non-brokered certificates of deposit;

•      Providing exceptional service to attract and retain customers;

•      Utilizing uniform underwriting standards to maintain the high quality of our loan portfolio; and

•      Considering acquisition targets in our market area and throughout our lending territory.

Consistent with our operating strategy, we intend to open two new loan production offices in the next two years and up to three branch offices in the next five years in our lending territory. While we anticipate that initially new offices will be opened in Pennsylvania and the suburbs of Boston, Massachusetts, at this time we have not entered into any agreements regarding future loan production offices or branch offices. With respect to acquisitions of other financial institutions, at this time we have no plans, understandings or agreements regarding any such acquisitions.

Historically, we considered our primary market area for deposits and lending to be the New York City boroughs of Manhattan (New York County), Brooklyn (Kings County), the Bronx (Bronx County) and Westchester County in the State of New York. Our deposit taking activities continue to be focused in the New York metropolitan area but may expand outside of this area into our lending territory as we implement our branch expansion plans. We have recently expanded our lending territory beyond New York to include Massachusetts, Connecticut, New Jersey, Rhode Island, southern New Hampshire, southern Maine and Pennsylvania. We intend to continue to increase our origination of multifamily, mixed use and nonresidential real estate loans in these states as well as in New York.

The Reorganization

Description of the Reorganization (page )	Currently, we are a federally chartered mutual savings bank with no stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, Northeast Community Bank will become a federally chartered stock savings bank and all of its stock will be owned by Northeast Community Bancorp. In addition, 45.0% of Northeast Community Bancorp’s stock will be owned by the public, including our employee stock ownership plan, and 55.0% of Northeast Community Bancorp’s stock will be owned by Northeast Community Bancorp, MHC. Our depositors and certain borrowers will become members of Northeast Community Bancorp, MHC and will have similar voting rights in Northeast Community Bancorp, MHC as they currently have in Northeast Community Bank.

After the reorganization, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the reorganization. The same directors who adopted the plan of reorganization and stock issuance and who continue to be directors of Northeast Community Bank at the time of the reorganization will serve as directors of Northeast Community Bancorp, MHC, Northeast Community Bancorp and Northeast Community Bank after the reorganization. The initial executive officers of Northeast Community Bancorp, MHC, Northeast Community Bancorp and Northeast Community Bank will be persons who are currently executive officers of Northeast Community Bank.

The Offering

Purchase Price	The purchase price is $10.00 per share.

Number of Shares to be Sold	We are offering for sale between 3,825,000 and 5,175,000 shares of Northeast Community Bancorp common stock in this reorganization to persons other than Northeast Community Bancorp, MHC. With regulatory approval, we may increase the number of shares to be sold to 5,951,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will take into account the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page )	We decided to offer between 3,825,000 and 5,175,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $45,000 for its appraisal services, plus $5,000 for each appraisal valuation update and reimbursement of out-of-pocket expenses. RP Financial estimates that as of March 3, 2006, our pro forma market value on a fully converted basis was between $85.0 million and $115.0 million, with a midpoint of $100.0 million. The term “fully converted” means that RP Financial assumed that 100.0% of our common stock had been sold to the public, rather than the 45.0% that will be sold in connection with this offering.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market areas;

•      a comparative evaluation of the operating and financial statistics of Northeast Community Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

• the effect of the capital raised in this offering on our net worth and earnings potential; and

• the trading market for securities of comparable institutions and general conditions in the market for such securities.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 45.0% of the shares of our common stock should be offered for sale to the public in the offering. The following table shows the number of shares that will be sold in the offering and issued to Northeast Community Bancorp, MHC, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	3,825,000	5,175,000	45.0%
Shares issued to Northeast Community Bancorp, MHC	4,675,000	6,325,000	55.0
Total	8,500,000	11,500,000	100.0

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, is defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for income taxes in each case. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings associations and fully converted savings association holding companies that RP Financial considered as comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, utilized by RP Financial in its appraisal. The ratios are presented on a fully converted basis. Our ratios are based on earnings for the twelve months ended December 31, 2005 and tangible book value as of December 31, 2005.

	Fully Converted Price to Earnings Multiple	Fully Converted Price to Tangible Book Value Ratio
Northeast Community Bancorp (pro forma):
Minimum	32.14x	73.14%
Maximum	39.99x	80.97%
Peer group companies as of March 3, 2006:
Average	27.24x	93.78%
Median	28.53x	94.52%

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our stock would be priced at a premium of 46.8% to the peer group on a price-to- earnings basis and a discount of 13.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the reorganization.

Mutual Holding Company Data	The following table presents a summary of selected pricing ratios, on a non-fully converted basis, for publicly traded mutual holding companies and the pricing ratios for us.

	Non-Fully Converted Price to Earnings Multiple	Non-Fully Converted Price to Tangible Book Value Ratio
Northeast Community Bancorp (pro forma):
Minimum	37.04x	114.29%
Maximum	47.62x	133.69%
Publicly traded mutual holding companies as of March 3, 2006(1):
Average	29.00x	181.40%
Median	28.81x	171.11%

____________

(1)	The information for publicly traded mutual holding companies may not be meaningful to investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 45.0% that we are offering to the public. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page )	RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions RP Financial determines that our pro forma market value has increased, we may sell up to 5,951,250 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at the time the appraisal is updated is either below $38.3 million or above $59.5 million, then, after consulting with the Office of Thrift Supervision, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Northeast Community Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering	We must sell a minimum of 3,825,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds with interest at our current passbook savings rate.

After-Market Performance of “First-Step” Mutual Holding Company Subsidiary Offerings	The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2005 through March 3, 2006.

	State	IPO Date	Total Assets (In thousands)	Appreciation from Initial Offering Price
Issuer (Market/Symbol)				1 Day % Change	1 Month % Change	% Change Through 03/03/06
Georgetown Bancorp, Inc. (OTCBB: GTWN)	MA	01/06/2005	$162,509	2.0	0.5	(13.5)
BV Financial, Inc. (OTCBB: BVFL)	MD	01/14/2005	130,922	(6.5)	(0.7)	(7.5)
Home Federal Bancorp, Inc. of LA (OTCBB: HFBL)	LA	01/21/2005	110,748	(1.0)	(0.8)	0.0
Kearny Financial Corp. (Nasdaq: KRNY)	NJ	02/24/2005	2,075,959	13.9	11.3	34.4
Kentucky First Federal Bancorp (Nasdaq: KFFB)	KY	03/03/2005	271,679	7.9	12.4	9.7
Prudential Bancorp, Inc. of PA (Nasdaq: PBIP)	PA	03/30/2005	446,592	(1.5)	(12.5)	34.8
Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB)	NY	04/06/2005	340,858	(0.5)	(5.0)	13.0
FedFirst Financial Corporation (Nasdaq: FFCO)	PA	04/07/2005	282,404	(6.6)	(14.5)	(9.0)
Rockville Financial, Inc. (Nasdaq: RCKB)	CT	05/23/2005	1,010,042	4.8	20.0	45.6
North Penn Bancorp, Inc. (OTCBB: NPEN)	PA	06/02/2005	100,472	10.0	1.5	4.9
Colonial Bankshares, Inc. (Nasdaq: COBK)	NJ	06/30/2005	327,535	6.0	7.5	9.2
Heritage Financial Group (Nasdaq: HBOS)	GA	06/30/2005	359,653	7.5	9.3	13.0
United Financial Bancorp (Nasdaq: UNBK)	MA	07/13/2005	898,106	17.5	17.0	17.7
Ottawa Savings Bancorp (OTCBB: OTTW)	IL	07/14/2005	182,693	4.0	7.0	7.5
Wauwatosa Holdings Inc. (Nasdaq: WAUW)	WI	10/05/2005	1,772,757	12.5	9.5	25.0
Investors Bancorp Inc. (Nasdaq: ISBC)	NJ	10/12/2005	5,719,455	0.2	5.2	27.7
Equitable Financial Corp. (OTCBB: EQFC)	NE	11/09/2005	163,709	0.0	(5.5)	(13.0)
Greenville Federal Fin. Corp (OTCBB: GVFF)	OH	01/05/2006	126,048	3.8	0.0	2.5
Magyar Bancorp, Inc. (Nasdaq: MGYR)	NJ	01/24/2006	357,449	6.5	0.0	6.3

Average - all transactions				4.2	3.6	N/M
Median - all transactions				4.0	5.2	N/M

N/M – not meaningful

This table is not intended to be indicative of how our stock price may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Northeast Community Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for Northeast Community Bancorp common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other companies.

Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “ Risk Factors” beginning on page 18.

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased below their initial offering prices. For example, as the above table illustrates, the stocks of five companies were trading at or below their initial offering price at March 3, 2006. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent first-step mutual holding company offerings. See “Risk Factors—Risks Related to this Offering—Our stock price may decline when trading commences.”

As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of mutual-to-stock conversions completed in the three months before March 3, 2006 which is the date of its appraisal report. RP Financial considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Conditions to Completing the Reorganization	We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

•      the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of Northeast Community Bank (depositors and certain borrowers of Northeast Community Bank);

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Reasons for the Reorganization (page )	Our primary reasons for the reorganization are to:

• support future lending and operational growth;

• support future branching activities, including branch acquisitions, and the establishment of loan production offices;

• support the acquisition of other financial institutions or financial services companies or their assets;

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans; and

• structure our business in a form that will enable us to access capital markets.

As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Operating Strategy,” we have plans to expand our branch network and to add additional loan production offices. The new branches and loan production offices are expected to be funded by cash generated by our business and we do not expect to borrow funds for these expansion plans. Although we intend to establish up to three new branches in the next five years and two additional loan production offices in the next two years, we do not have any other specific plans or arrangements for expansion. In addition, we do not now have any other specific plans regarding the acquisition of other financial institutions or financial services companies.

We chose to conduct a mutual holding company reorganization and minority stock offering rather than a full mutual-to-stock conversion because it permits us, by issuing less than 50.0% of our common stock to the public, to control the amount of capital being raised, which will enable us to deploy the proceeds of the offering more prudently and to provide for the control of Northeast Community Bancorp by Northeast Community Bancorp, MHC through its majority ownership position. We chose to sell 45.0% of our shares to the public, rather than a smaller portion, because we believe that we will be able to deploy the capital raised through an offering of this size and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop.

Benefits of the Reorganization to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will provide retirement benefits to our employees. The plan will purchase 3.92% of the shares issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC, with the proceeds of a loan from Northeast Community Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total compensation as defined by the plan. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Equity Incentive Plan. We intend to implement an equity-based incentive plan no earlier than six months after the reorganization. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Northeast Community Bancorp, MHC, unless we obtain a waiver, which we intend to seek, that allows approval by a majority of votes cast, other than by Northeast Community Bancorp, MHC. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 4.9% of the number of shares issued in the offering, including shares issued to Northeast Community Bancorp, MHC and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, including shares issued to Northeast Community Bancorp, MHC. If adopted within one year of the reorganization, the equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	166,600 Shares Awarded at Minimum of Range	196,000 Shares Awarded at Midpoint of Range	225,400 Shares Awarded at Maximum of Range	259,210 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$8.00	$1,333	$1,568	$1,803	$2,074
10.00	1,666	1,960	2,254	2,592
12.00	1,999	2,352	2,705	3,111
14.00	2,332	2,744	3,156	3,629

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	416,500 Options Granted at Minimum of Range	490,000 Options Granted at Midpoint of Range	563,500 Options Granted at Maximum of Range	648,025 Options Granted at 15% Above Maximum of Range
		(In thousands)
$8.00	$3.00	$1,250	$1,470	$1,691	$1,944
10.00	3.75	1,562	1,838	2,113	2,430
12.00	4.50	1,874	2,205	2,536	2,916
14.00	5.25	2,187	2,573	2,958	3,402

•	Employment Agreements. Northeast Community Bancorp intends to enter into three-year employment agreements with Kenneth A. Martinek, our President and Chief Executive Officer, and Salvatore Randazzo, our Executive Vice President and Chief Financial Officer. These agreements will provide for severance benefits if the executives are terminated following a change in control of Northeast Community Bancorp or Northeast Community Bank. Based solely on cash compensation earned for the year ended December 31, 2005 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Northeast Community Bancorp and Northeast Community Bank occurred, and we terminated these officers, the total payments due under the employment agreements would equal approximately $1.3 million.

•	Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control. Based solely on compensation levels as of December 31, 2005 and years of service at December 31, 2005, if a change in control of Northeast Community Bancorp and Northeast Community Bank occurred, and we terminated all employees covered by the severance compensation plan, the total payment due under the plan would equal approximately $2.1 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 5,175,000 shares and have 11,500,000 shares outstanding.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value of Grants
	(Dollars in thousands)
Employee stock ownership plan (1)	450,800	8.71%	3.92%	$4,508
Restricted stock awards (1)	225,400	4.36	1.96	2,254
Stock options (2)	563,500	10.89	4.90	2,113

Total	1,239,700	23.96%	10.78%	$8,875

____________

(1)	Assumes the value of Northeast Community Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.75, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page )	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued a federal tax opinion to us that, among other items, provides:

• the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

• no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in Northeast Community Bank immediately after the reorganization;

•      it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our members upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Beard Miller Company LLP stating that, assuming the reorganization does not result in any federal income tax liability to us or our account holders, implementation of the plan of reorganization and stock issuance will not result in any New York income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.	1. Persons with $50 or more on deposit at Northeast Community Bank as of January 31, 2005.
2. Our employee stock ownership plan.
3. Persons with $50 or more on deposit at Northeast Community Bank as of March 31, 2006.

4.      Northeast Community Bank’s depositors as of [Voting Record Date] and borrowers of Northeast Community Bank as of January 30, 1989 whose loans continue to be outstanding on [Voting Record Date] and, in each case, who were not able to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 5,175,000, our employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure. If our employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Northeast Community Bancorp with the approval of the Office of Thrift Supervision.

We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. Individuals and trusts for the benefit of individuals who are residents of New York, Kings, Bronx and Westchester Counties, New York will have first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during or immediately following the subscription offering.

Subscription Rights Are Not Transferable	It is illegal to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Ordering Stock (page )	The subscription offering will end at 12:00 noon, Eastern time, on [Expiration Date]. We expect that the community offering, if any, will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date #1] or if we intend to sell fewer than 3,825,000 shares or more than 5,951,250, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly, in full and with interest at our passbook savings rate.

Purchase Limitations (page )	Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual (or individuals on a single deposit account) may purchase more than $100,000 of common stock (which equals 10,000 shares) in the subscription offering.

• No individual, no individual together with any associates and no group of persons acting in concert may purchase more than $300,000 of common stock (which equals 30,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order and certification form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of persons on the deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to Northeast Community Bancorp.

•      By authorizing a withdrawal from an account at Northeast Community Bank. To use funds in an existing Individual Retirement Account at Northeast Community Bank, you must transfer your account to an unaffiliated institution or broker, and open a self-directed Individual Retirement Account. Individual Retirement Accounts at Northeast Community Bank are not self-directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to see if you may transfer your Individual Retirement Account from Northeast Community Bank because completing the transfer may take several days.

Subscription funds will be held in an escrow account at Northeast Community Bank or, at our discretion, at another insured financial institution. Interest will be paid on your subscription funds from the date we receive your funds until the reorganization is completed or terminated at the rate we pay on passbook savings accounts, which is currently 0.50%. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for common stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	3,825,000 Shares at $10.00 Per Share	5,175,000 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$38,250	$51,750
Less: offering expenses	1,497	1,620
Net offering proceeds	36,753	50,130
Less:
Proceeds contributed to Northeast Community Bank	18,377	25,065
Proceeds used for loan to employee stock ownership plan	3,332	4,508
Proceeds contributed to Northeast Community Bancorp, MHC	500	500

Proceeds remaining for Northeast Community Bancorp	$14,544	$20,057

Northeast Community Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities and short-term liquid investments, pay cash dividends to stockholders and/or repurchase shares of its common stock (subject to regulatory restrictions). Northeast Community Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and short-term liquid investments, open new branches and loan production offices, purchase branch offices and expand its business activities. Northeast Community Bancorp and Northeast Community Bank may also use the proceeds of the offering to finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 56,300 shares, which equals 1.1% of the shares offered for sale at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization and stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Northeast Community Bancorp Common Stock (page )	We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “NECB.” Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Northeast Community Bancorp’s Dividend Policy (page )	We have not yet determined whether we will pay a dividend on the common stock. After the reorganization, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. We anticipate that Northeast Community Bancorp, MHC will waive receipt of any dividends that we may pay, subject to the approval of the Office of Thrift Supervision.

Possible Conversion of Northeast Community Bancorp, MHC to Stock Form (page )	In the future, we may undertake a transaction commonly known as a “second-step conversion,” in which we would sell to the public the shares held by Northeast Community Bancorp, MHC. In a second-step conversion, members of Northeast Community Bancorp, MHC would have subscription rights to purchase common stock of Northeast Community Bancorp or its successor, and the public stockholders of Northeast Community Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Northeast Community Bancorp, MHC. Northeast Community Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. Any second-step conversion would require the approval of the stockholders of Northeast Community Bancorp, other than Northeast Community Bancorp, MHC, and the members of Northeast Community Bancorp, MHC. The board of directors has no current plan to undertake a second-step conversion transaction.

Conversion Center	If you have any questions regarding the offering or our reorganization, please call the conversion center at ( ) .

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date, sent via overnight delivery any later than three days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Northeast Community Bancorp, Inc. common stock.

Risks Related to Our Business

Rising interest rates may hurt our earnings and asset value.

Our primary source of income is net interest income, which is the difference between the interest income generated by our interest-earning assets (consisting primarily of loans and, to a lesser extent, securities) and the interest expense generated by our interest-bearing liabilities (consisting primarily of deposits).

Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 15 times, from 1.0% to 4.75%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, intermediate-term market interest rates (i.e., five-year) (which we use as a guide to price our loans) have not increased in a corresponding manner. This “flattening” of the market yield curve (meaning that the levels of short-term interest rates and intermediate-term interest rates approximate each other) has had a negative impact on our interest rate spread and net interest margin. By the end of 2005, the yield curve had inverted, meaning that the level of short-term interest rates exceeded the level of intermediate-term interest rates. Should the inverted yield curve continue or become more pronounced, our net interest income could experience further contraction, which could have a material adverse effect on our net income and cash flows and the value of our assets.

Changes in interest rates also affect the value of our interest-earning assets. Generally, the value of fixed-rate assets fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Our emphasis on multifamily residential, mixed use and nonresidential real estate lending could expose us to increased lending risks.

Our business strategy centers on continuing our emphasis on multifamily, mixed use and nonresidential real estate loans. We have grown our loan portfolio in recent years with respect to these types of loans and intend to continue to emphasize these types of lending. These types of loans generally have higher risk-adjusted returns and shorter maturities than one- to four-family residential mortgage loans. At December 31, 2005, $190.5 million, or 99.5%, of our loan portfolio consisted of multifamily residential, mixed use and nonresidential real estate loans. As a result, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans.

Loans secured by multifamily, mixed use and nonresidential real estate generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the underlying property. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. We seek to minimize these risks through our underwriting policies, which require such loans to be qualified on the basis of the property’s net income and debt service ratio; however, there is no assurance that our underwriting policies will protect us from credit-related losses. At December 31, 2005, our largest multifamily residential, mixed use and nonresidential real estate lending relationship was a $3.9 million multifamily real estate loan relationship. This loan relationship was within our maximum lending limit to one borrower at December 31, 2005. See “Our Business—Lending Activities—Loans to One Borrower.”

Our recent expansion of our lending territory could expose us to increased lending risks.

We recently expanded our lending territory beyond the New York metropolitan area to include, Massachusetts, Connecticut, Rhode Island, southern Maine, Pennsylvania, New Jersey and southern New Hampshire. In January 2004, we opened a loan production office in Wellesley, Massachusetts. In 2005, approximately 49.9% of our total loan originations were outside the state of New York, with approximately 26.8% of our 2005 originations made in Massachusetts. While we have over fifty years of experience in multifamily and mixed use real estate lending in the New York metropolitan area and have significant expertise in nonresidential real estate lending, our experience in our expanded lending territory is more limited. We have experienced loan officers in this type of lending throughout our lending area and we apply the same underwriting standards to all of our loans, regardless of their location. As a result, we have had no losses on our multifamily, mixed use and nonresidential loans over the past five years. However, there is no assurance that our loss experience in the New York metropolitan area will be the same in our expanded lending territory. Because we only recently increased the number of out-of-state real estate loans in our portfolio, the lack of delinquencies and defaults in our loan portfolio over the past five years might not be representative of the level of delinquencies and defaults that could occur as we continue to expand our out-of-state real estate loan portfolio originations.

We may not be able to successfully implement our plans for growth.

We currently operate out of five full-service branch offices in the New York metropolitan area. Recently, our management began to implement a growth strategy that expands our presence in other select markets in the Northeast and Midatlantic regions. In January 2004, we opened a loan production office in Wellesley, Massachusetts and we are exploring the possibility of opening one or more retail branch offices in that market area. We also intend to open three retail branch offices, one in Pennsylvania, one in the suburbs of Boston, Massachusetts and one in a location yet to be determined. At this time, we are not able to estimate the costs associated with or the timing of the opening of new branch offices. We are in the process of determining locations for the possible branches and anticipate that we will incur approximately $50,000 in expenses relating to our search for possible locations. In addition, we intend to open two additional loan production offices in the next two years, one in Pennsylvania and one in a location yet to be determined. We anticipate that the estimated setup and operating expenses of the loan production office in Pennsylvania will be approximately $265,000 in the first twelve months of operations. The estimate includes the expense of office space, equipment, communications, marketing and personnel for the loan production office. We intend to continue to pursue opportunities to expand our branch network and our lending operations. In connection with the expansion of our branch network and lending operations, we would need to hire new lending, real estate investment and other employees to support our expanded infrastructure.

If we do not achieve profitability on new branches and loan production offices, the new branches and loan production offices may hurt our earnings.

We cannot assure you that our expansion strategy will be accretive to our earnings. Numerous factors will affect our expansion strategy, such as our ability to select suitable locations for branches and loan production offices, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits by expanding our branch and lending network. Building and staffing new branch offices and loan production offices will increase our operating expenses. We can provide no assurance that we will be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch and lending network will be profitable.

We are expanding our branch and lending network into geographic markets in which we have limited experience.

Prior to January 2004, our business was primarily focused in the New York metropolitan area. A key component of our strategy to grow and enhance profitability is to expand into additional markets in Northeast and Midatlantic regions that are also in densely populated areas surrounding urban centers. As a result, in January 2004 we opened a loan production office in Wellesley, Massachusetts. We intend to pursue further expansion in this market, as well as in Pennsylvania and other market areas in future years. In Massachusetts, we have hired employees with significant lending experience in the local market. Our ability to operate successfully in new markets will be dependent, in part, on our ability to identify and retain personnel familiar with the new markets. We can provide no assurance that we will be successful in attracting deposits or originating loans in these new geographic markets.

Strong competition within our primary market area and our lending territory could hurt our profits and slow growth.

We face intense competition both in making loans in our lending territory and attracting deposits in our primary market area. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2005, the most recent date for which information is available, we held 1.21% of the deposits in Westchester, Kings, Bronx and New York Counties, New York. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. While we have faced increased competition for the origination of multifamily, mixed use and nonresidential real estate loans in recent years, we believe that we have the resources to compete effectively in our lending territory. However, no assurances can be made that we will be able to sustain and increase our level of lending in our lending territory, given that loan production may be influenced by the competition as well as by other factors such as economic conditions and market interest rates.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area and our lending territory. For more information about our primary market area and lending territory and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

Our allowance for loan losses may be inadequate, which could hurt our earnings.

Our allowance for loan losses may not be adequate to cover actual loan losses and if we are required to increase our allowance, current earnings may be reduced. When borrowers default and do not repay the loans that we make to them, we may lose money. Our experience shows that some borrowers either might not pay on time or might not pay at all, which could require us to cancel or “charge-off” the defaulted loan or loans. We provide for losses by reserving what we believe to be an adequate amount to absorb any probable inherent losses. A “charge-off” reduces our allowance for possible credit losses. If our allowance was insufficient, we would be required to record a provision for loan losses, which would reduce earnings for that period.

Changes in economic conditions could cause an increase in delinquencies and non-performing assets, including loan charge-offs and our income and growth.

Our loan portfolio includes primarily real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values or increases in interest rates. These factors could depress our earnings and consequently our financial condition because customers may not want or need our products and services; borrowers may not be able to repay their loans; the value of the collateral securing our loans to borrowers may decline; and the quality of our loan portfolio may decline.

Any of the latter three scenarios could cause an increase in delinquencies and non-performing assets or require us to “charge-off” a percentage of our loans and/or increase our provisions for loan losses, which would reduce our earnings.

The loss of our President and Chief Executive Officer could hurt our operations.

We rely heavily on our President and Chief Executive Officer, Kenneth A. Martinek. The loss of Mr. Martinek could have an adverse effect on us because, as a small community bank, Mr. Martinek has more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume the responsibilities of Mr. Martinek. We intend to enter into a three-year employment contract with Mr. Martinek. We do not maintain key man life insurance on Mr. Martinek. For further discussion, see “Management — Executive Compensation.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Northeast Community Bancorp, MHC, Northeast Community Bancorp and Northeast Community Bank will all be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Northeast Community Bank rather than for holders of Northeast Community Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Our high level of capital may negatively impact our return on equity and the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the year ended December 31, 2005, our return on equity was 4.69%. The net proceeds from the reorganization will significantly increase our capital which will further decrease our return on equity. In addition, if we are successful in selling one of our branch office properties our capital will increase further. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Possible Sale of New York City Branch Office.” Our pro forma return on equity for the same period is expected to be 2.66%, assuming the maximum of the offering range. Our peer group used in the valuation of Northeast Community Bancorp had a average return on equity of 4.72% for the 12 months ended December 31, 2005, while all publicly traded fully converted thrifts had an average return on equity of 7.60% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal will take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering. The information in “Pro Forma Data” does not reflect the impact that the new expenses we expect to incur as a result of our expansion and operating as a public company will have on our return on equity nor does it reflect the possible sale of one of the branch office properties that we currently own.

Additional expenses following the offering from operating as a public company and from new stock-based benefit plans will adversely affect our profitability.

Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual salaries and employee benefits expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $755,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

Northeast Community Bancorp intends to contribute approximately 50.0% of the net proceeds of the offering to Northeast Community Bank. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. Northeast Community Bank may use the proceeds it receives to fund new loans, establish or acquire new branches or loan production offices, acquire financial institutions or other businesses that are related to banking, acquire branches of other financial institutions or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the reorganization. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Northeast Community Bancorp, MHC could be diluted by up to approximately

1.92%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Northeast Community Bancorp, MHC, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than Northeast Community Bancorp, MHC could be diluted by up to approximately 4.67%, assuming stock option grants equal to 4.90% of the shares issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Northeast Community Bancorp, MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Northeast Community Bancorp, MHC will own a majority of Northeast Community Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who will manage Northeast Community Bancorp and Northeast Community Bank will also manage Northeast Community Bancorp, MHC. As a federally chartered mutual holding company, the board of directors of Northeast Community Bancorp, MHC must ensure that the interests of depositors of Northeast Community Bank are represented and considered in matters put to a vote of stockholders of Northeast Community Bancorp. Therefore, the votes cast by Northeast Community Bancorp, MHC may not be in your personal best interests as a stockholder. For example, Northeast Community Bancorp, MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Northeast Community Bancorp. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Northeast Community Bancorp, MHC since such transactions also require, under federal corporate law, the approval of at least two-thirds of all outstanding voting stock which can only be achieved if Northeast Community Bancorp, MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since, on a fully converted basis most full stock institutions tend to trade at higher multiples than mutual holding companies. Stockholders could, however, prevent a second step conversion or the implementation of equity incentive plans as under current Office of Thrift Supervision regulations and policies, such matters also require the separate approval of the stockholders other than Northeast Community Bancorp, MHC.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Northeast Community Bancorp, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has resulted, from time to time, in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of Northeast Community Bancorp and Northeast Community Bank—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10.0% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, Northeast Community Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Northeast Community Bancorp, MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of Northeast Community Bancorp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

Our stock price may decline when trading commences.

We cannot offer any assurance that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The shares of several recent minority offerings by mutual holding companies have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our stock quoted on the Nasdaq National Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock fails to develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Northeast Community Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to successfully implement our branch and loan production office expansion strategy.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be incorrect because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information for the years ended December 31, 2005, 2004 and 2003 is derived in part from the audited financial statements of Northeast Community Bank that appear elsewhere in this prospectus. The information for the years ended December 31, 2002 and 2001 is derived in part from audited financial statements of Northeast Community Bank that do not appear in this prospectus.

	At December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Financial Condition Data:
Total assets	$238,821	$237,300	$231,788	$234,331	$251,464
Cash and cash equivalents	27,389	48,555	57,824	46,017	41,865
Securities held to maturity	12,228	11,395	9,452	8,555	16,571
Securities available for sale	362	473	649	975	1,709
Loans receivable, net	190,896	167,690	154,546	168,069	180,884
Deposits	193,314	193,617	190,037	193,401	214,156
Advances from Federal Home Loan Bank	—	—	—	900	900
Total retained earnings	43,120	41,146	39,589	37,192	33,772

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Operating Data:
Interest income	$12,919	$11,976	$13,485	$15,812	$17,935
Interest expense	3,110	2,494	2,620	4,236	7,286

Net interest income	9,809	9,482	10,865	11,576	10,649
Provision for loan losses	—	—	—	294	191

Net interest income after provision for loan losses	9,809	9,482	10,865	11,282	10,458
Other income	1,267	1,332	1,519	2,191	1,153
Other expense	7,515	8,078	7,400	7,449	7,449

Income before income taxes	3,561	2,736	4,984	6,024	4,162
Provision for income taxes	1,571	1,173	2,592	2,723	2,150

Net income	$1,990	$1,563	$2,392	$3,301	$2,012

	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001
Performance Ratios:
Return on average assets	0.83%	0.66%	1.02%	1.32%	0.81%
Return on average equity	4.69	3.80	6.13	9.18	6.04
Interest rate spread (1)	3.96	3.97	4.62	4.50	4.00
Net interest margin (2)	4.24	4.18	4.84	4.80	4.45
Noninterest expense to average assets	3.13	3.42	3.16	2.97	3.00
Efficiency ratio (3)	67.85	74.70	59.75	54.11	63.12
Average interest-earning assets to average interest-bearing liabilities	120.33	119.73	118.82	116.66	114.85
Average equity to average assets	17.65	17.45	16.66	14.35	13.40

Capital Ratios:
Tangible capital	17.92	17.05	16.92	15.72	13.43
Core capital	17.92	17.05	16.92	15.72	13.43
Total risk-based capital	33.08	35.71	36.33	33.60	28.76

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.63	0.71	0.77	0.72	0.51
Allowance for loan losses as a percent of nonperforming loans	N/M	N/M	N/M	4353.57	6564.29
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.00	0.01	0.00	0.08
Non-performing loans as a percent of total loans	0.00	0.00	0.00	0.02	0.01

Other Data:
Number of:
Real estate loans outstanding	399	364	381	444	484
Deposit accounts	17,243	18,251	19,528	20,755	22,881
Offices (4)	8	7	7	6	7

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Includes our corporate headquarters, five full service branch offices, one loan production office and an office that houses our processing center.
N/M	Not meaningful because there were no nonperforming loans as of these dates.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of Northeast Community Bank. The data at March 31, 2006 and for the three months ended March 31, 2006 and 2005 was not audited, but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2006	At December 31, 2005	% Change
	(In thousands)
Financial Condition Data:
Total assets	$239,449	$238,821	0.3%
Cash and cash equivalents	20,659	27,389	(24.6)
Securities held-to-maturity	11,707	12,228	(4.3)
Securities available-for-sale	362	362	—
Loans receivable, net	198,553	190,896	4.0
Deposits	191,940	193,314	(0.7)
Advances from Federal Home Loan Bank	—	—	N/M
Total retained earnings	$43,557	$43,120	1.0

	For the Three Months Ended March 31,
	2006	2005	% Change
	(In thousands)
Operating Data:
Interest income	$3,405	$3,122	9.1%
Interest expense	903	710	27.2
Net interest income	2,502	2,412	3.7
Provision for loan losses	—	—	N/M
Net interest income after provision for loan losses	2,502	2,412	3.7
Other income	253	301	(15.9)
Other expense	1,989	1,880	5.8
Income before income taxes	766	833	(8.0)
Provision for income taxes	332	368	(9.8)
Net income	$434	$465	(6.7)

	At or For the Three Months Ended March 31,
	2006	2005
Performance Ratios:
Return on average assets	0.72%	0.78%
Return on average equity	3.96	4.45
Interest rate spread (1)	4.01	3.94
Net interest margin (2)	4.34	4.18
Noninterest expense to average assets	3.32	3.14
Efficiency ratio (3)	72.20	69.30
Average interest-earning assets to average interest- bearing liabilities	120.51	119.76
Average equity to average assets	17.44	18.28

Capital Ratios:
Tangible capital	17.95	17.93
Core capital	17.95	17.93
Total risk-based capital	32.67	36.03

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.60	0.69
Allowance for loan losses as a percent of nonperforming loans	N/M	N/M
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.00
Nonperforming loans as a percent of total loans	0.00	0.00

Other Data:
Number of:
Real estate loans outstanding	402	372
Deposit accounts	16,940	18,017
Offices (4)	8	8

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Includes our corporate headquarters, five full service branch offices, one loan production office and an office that houses our processing center.
N/M	Not meaningful because there were no nonperforming loans as of these dates.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

Total assets increased by $628,000, or 0.3%, to $239.4 million at March 31, 2006 from $238.8 million at December 31, 2005. Cash and cash equivalents decreased by $6.7 million, or 24.6%, to $20.7 million at March 31, 2006, from $27.4 million at December 31, 2005. The decrease in short-term liquidity was primarily the result of cash used to fund our loan portfolio and deposit outflows. Securities held-to-maturity decreased by $521,000, or 4.3%, to $11.7 million at March 31, 2006 from $12.2 million at December 31, 2005, due to repayment of principal of such securities and the redeployment of such funds into loans.

Loans increased by $7.7 million, or 4.0%, to $198.6 million at March 31, 2006 from $190.9 million at December 31, 2005, due to $15.4 million of loan originations. This growth was offset by a $7.7 million decrease primarily attributable to loan repayments.

Deposits decreased by $1.4 million, or 0.7%, to $191.9 million at March 31, 2006 from $193.3 million at December 31, 2005. The decrease was attributable, in part, to intense rate competition for deposits in our market area which resulted in a decrease in passbook accounts.

Retained earnings increased by $437,000, or 1.0%, to $43.6 million at March 31, 2006, from $43.1 million at December 31, 2005. This increase was primarily the result of $434,000 in net income for the three months ended March 31, 2006.

Comparison Of Operating Results For The Three Months Ended March 31, 2006 and 2005

General. Net income decreased by $31,000, or 6.7%, to $434,000 for the quarter ended March 31, 2006 from $465,000 for the quarter ended March 31, 2005. The decrease was primarily the result of increases of $193,000 in interest expense and $109,000 in noninterest expense and a decrease of $48,000 in noninterest income, which were offset in part by an increase of $283,000 in interest income and a $36,000 decrease in income tax expense.

Net Interest Income. Net interest income increased by $90,000 to $2.5 million for the three months ended March 31, 2006 from $2.4 million for the three months ended March 31, 2005. The increase in net interest income resulted primarily from a 7 basis point increase in our net interest rate spread to 4.01% for the three months ended March 31, 2006 from 3.94% for the three months ended March 31, 2005. Our net interest margin increased 16 basis points between these periods from 4.18% at March 31, 2005 to 4.34% at March 31, 2006. The increase in the net interest margin in the first quarter of 2006 over the same period in 2005 is due mainly to the increase in the yield earned on our interest earning assets in response to the rise in market rates, offset in part by the increased costs of certificates of deposit. If the yield curve remains flat, as is anticipated, we expect that we will experience modest margin compression in 2006.

The following table summarizes changes in interest income and expense for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005	% Change
	(Dollars in thousands)
Interest income:
Loans	$3,022	$2,728	10.8%
Securities	136	107	27.1
Interest earning deposits	247	287	(13.9)
Total interest income	3,405	3,122	9.1
Interest expense:
Deposits	903	710	27.2
FHLB advances	—	—	N/M
Total interest expense	903	710	27.2
Net interest income	$2,502	$2,412	3.7

The following table summarizes average balances and average yields and costs for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006			2005
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$197,042	$3,022	6.13%	$168,974	$2,728	6.46%
Securities	12,760	136	4.26	13,007	107	3.29
Other interest-earning assets	21,055	247	4.69	48,651	287	2.36
Total interest-earning assets	230,857	3,405	5.90	230,632	3,122	5.41
Allowance for loan losses	(1,200)			(1,200)
Noninterest-earning assets	10,110			10,088
Total assets	$239,767			$239,520

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand	$21,904	14	0.26	$23,943	16	0.27
Savings and club accounts	71,630	95	0.53	77,140	93	0.48
Certificates of deposit	98,039	794	3.24	91,489	601	2.63
Total interest-bearing deposits	191,573	903	1.89	192,572	710	1.47

FHLB advances	—	—	—	—	—	—
Total interest-bearing liabilities	191,573	903	1.89	192,572	710	1.47

Noninterest-bearing demand	1,450			1,766
Other liabilities	2,918			3,406
Total interest-bearing liabilities	195,941			197,744

Retained earnings	43,826			41,776
Total liabilities and retained earnings	$239,767			$239,520
Net interest income		$2,502			$2,412
Interest rate spread			4.01			3.94
Net interest margin			4.34			4.18
Net interest-earning assets	$39,284			$38,060
Average interest-earning assets to average interest-bearing liabilities	120.51%			119.76%

Interest income increased by $283,000, or 9.1%, to $3.4 million for the three months ended March 31, 2006, from $3.1 million for the three months ended March 31, 2005. Interest income on loans increased by $294,000, or 10.8%, to $3.0 million for the three months ended March 31, 2006 from $2.7 million for the three months ended March 31, 2005. The average balance of the loan portfolio increased by $28.1 million to $197.0 million for the three months ended March 31, 2006 from $169.0 million for the three months ended March 31, 2005. The average yield on loans decreased 33 basis points to 6.13% for the three months ended March 31, 2006 from 6.46% for the three months ended March 31, 2005. Interest income on investment securities increased by $29,000 to $136,000 for the three months ended March 31, 2006 from $107,000 for the three months ended March 31, 2005. The increase was primarily due to an increase in the average yield on securities of 97 basis points to 4.26% for the three months ended March 31, 2006 from 3.29% for the three months ended March 31, 2005, which was partially offset by a decrease in average balance of securities to $12.8 million from $13.0 million. Interest on other interest-earning assets decreased $40,000 to $247,000 for the three months ended March 31, 2006 from $287,000 for the three months ended March 31, 2005, primarily as a result of a decrease in average balance of other interest-earning assets to $21.1 million for the three months ended March 31, 2006 as compared to $48.7 million for the three months ended March 31, 2005, partially offset by a 233 basis point increase in the yield to 4.69% for the three months ended March 31, 2006 from 2.36% for the three months ended March 31, 2005. The decreased average balance of other interest-earning assets was due to the redeployment of these funds into the loan portfolio.

Interest expense increased $193,000 to $903,000 for the three months ended March 31, 2006 from $710,000 for the three months ended March 31, 2005. The increase was the result of a $193,000 increase in interest expense on certificates of deposit, primarily reflecting an increase in the average cost of certificates of deposit of 61 basis points to 3.24% for the three months ended March 31, 2006 from 2.63% for the three months ended March 31, 2005.

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses and provision for loan losses for the three months ended March 31, 2006 and 2005.

Three Months Ended March 31,
	2006	2005
(Dollars in thousands)
Allowance at beginning of period	$1,200	$1,200
Provision for loan losses	—	—

Charge offs:
Residential real estate:
One- to four-family	—	—
Multifamily	—	—
Mixed use	—	—
Nonresidential real estate	—	—
Consumer and other loans	—	—
Total charge-offs	—	—

Recoveries:
Residential real estate:	—	—
One- to four-family	—	—
Multifamily	—	—
Mixed use	—	—
Nonresidential real estate	—	—
Consumer and other loans	—	—
Total recoveries	—	—
Net charge-offs	—	—

Allowance at end of period	$1,200	$1,200

Allowance to nonperforming loans	N/M	N/M
Allowance to total loans outstanding at the end of the period	0.60%	0.69%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00	0.00

The allowance for loan losses was $1.2 million at March 31, 2006 and March 31, 2005. We did not record any provisions for loan losses and did not have any loan charge-offs or recoveries during the three months ended March 31, 2006 and March 31, 2005. Subsequent to the close of the March 31, 2006 quarter, a six unit multifamily building in New Bedford, Massachusetts, on which Northeast Community Bank holds a first mortgage of $267,000, suffered serious fire and water damage and has become uninhabitable. The loan was current at the time of the fire and notification has been provided to the insurance company that holds a policy on the property. While we anticipate that the loan may be placed on nonaccrual status in the second quarter of 2006, we do not anticipate that we will incur any loss of principal on the loan.

We did not have any troubled debt restructurings or accruing loans past due 90 days or more at March 31, 2006 or March 31, 2005.

Noninterest Income. The following table summarizes noninterest income for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005	% Change
	(Dollars in thousands)
Service charges	$106	$124	(14.5)%
Mortgage loan prepayment penalties	140	175	(20.0)
Net loss from fixed assets	—	(6)	N/M
Other	7	8	(12.5)
Total	$253	$301	(15.9)

N/M	Not meaningful.

Noninterest income decreased $48,000, or 15.9%, to $253,000 for the three months ended March 31, 2006 from $301,000 for the three months ended March 31, 2005. The decrease was primarily due to a reduction in mortgage loan prepayment penalties of $35,000 and a decrease in service charges of $18,000 offset by a $5,000 net increase in other operating income.

Noninterest Expense. The following table summarizes noninterest expense for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005	% Change
	(Dollars in thousands)
Salaries and employee benefits	$1,025	$1,010	1.5%
Net occupancy expense of premises	258	186	38.7
Equipment	96	112	(14.3)
Outside data processing	145	139	4.3
Advertising	27	36	(25.0)
Service contracts	45	45	0.0
Insurance	39	43	(9.3)
Audit and accounting	55	26	111.5
Telephone	40	33	21.2
Office supplies and stationery	77	43	79.1
Director, officer and employee expenses	35	32	9.4
Legal fees	20	25	(20.0)
Other	127	150	(15.3)
Total noninterest expenses	$1,989	$1,880	5.8%

Noninterest expense increased by $109,000, or 5.8%, to $2.0 million for the three months ended March 31, 2006 from $1.9 million for the three months ended March 31, 2005. The increase resulted primarily from a $72,000 increase in net occupancy expense of premises, which included a one time assessment of $22,000 for city sidewalk repairs, a one time expense of $19,000 for removal and replacement of all temporary signage due to Northeast Community Bank’s name change, and the absence of a $30,000 refund received for a real estate tax overpayment in the first quarter of 2005. The increase in noninterest expense also includes a $29,000 increase in audit and accounting fees and a one time expense of $34,000 attributable to replacing all stationery and operating supplies due to Northeast Community Bank’s name change.

Income Taxes. Income tax expense decreased $36,000, or 9.8%, to $332,000 for the three months ended March 31, 2006, from $368,000 for the three months ended March 31, 2005. The decrease resulted primarily from the $67,000 reduction in pre-tax income in 2006 compared to 2005. The effective tax rate was 43.3% for the three months ended March 31, 2006 compared to 44.2% for the same period in 2005.

Use of Proceeds

The following table shows how we expect to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Northeast Community Bank will reduce Northeast Community Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% of Maximum of Offering Range
	3,825,000 Shares at $10.00 Per Share	Percent of Net Proceeds	4,500,000 Shares at $10.00 Per Share	Percent of Net Proceeds	5,175,000 Shares at $10.00 Per Share	Percent of Net Proceeds	5,951,250 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$38,250		$45,000		$51,750		$59,512
Less: offering expenses	1,497		1,559		1,620		1,691
Net offering proceeds	36,753	100.0%	43,441	100.0%	50,130	100.0%	57,821	100.0%

Less:
Proceeds contributed to Northeast Community Bank	18,377	50.0	21,721	50.0	25,065	50.0	28,911	50.0
Proceeds used for loan to employee stock ownership plan	3,332	9.0	3,920	9.0	4,508	9.0	5,184	8.9
Proceeds contributed to Northeast Community MHC	500	1.4	500	1.2	500	1.0	500	0.9

Proceeds remaining for Northeast Community Bancorp	$14,544	39.6%	$17,300	39.8%	$20,057	40.0%	$23,226	40.2%

Northeast Community Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, Northeast Community Bancorp may use the proceeds it retains from the offering:

•	to invest in securities and short-term liquid investments;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Northeast Community Bancorp may not repurchase shares of its common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist. Northeast Community Bancorp currently has no specific plans or agreements regarding any acquisitions.

Northeast Community Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, Northeast Community Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Northeast Community Bank:

•	to fund new loans;

•	to invest in securities and short-term liquid investments;

•	to finance the expansion of its business activities, including opening new branch locations and loan production offices or acquisitions of financial institutions, financial institution branches or other businesses related to banking; and

•	for general corporate purposes.

Northeast Community Bank may need regulatory approvals to engage in some of the activities listed above.

We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the planned openings of new branch offices and loan production offices discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Operating Strategy.” At this time, we are not able to estimate the costs associated with or the timing of the opening of new branch offices. We do expect to open at least one loan production office in the next twelve months and estimate that the setup and operating expenses for that office will be approximately $265,000 over a twelve month period. Financing for opening these branches and loan production offices is not contingent on this offering.

Except as described above, neither Northeast Community Bancorp nor Northeast Community Bank has any other specific plans for the investment of the proceeds of this offering and neither has allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

Following the reorganization, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account Northeast Community Bancorp’s financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Northeast Community Bank to Northeast Community Bancorp discussed below will also be considered. Northeast Community Bancorp cannot guarantee that it will pay dividends or that, if paid, Northeast Community Bancorp will not reduce or eliminate dividends in the future.

If Northeast Community Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Northeast Community Bancorp, MHC, unless Northeast Community Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Northeast Community Bancorp, MHC will waive any dividends that Northeast Community Bancorp may pay. Any decision to waive dividends will be subject to regulatory approval and such regulatory approval may impose conditions on our ability to waive dividends. See “Regulation and Supervision—Holding Company Regulation—Waiver of Dividends by Northeast Community Bancorp, MHC.”

Northeast Community Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, Northeast Community Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from Northeast Community Bank because Northeast Community Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions from Northeast Community Bank to Northeast Community Bancorp. In addition, Northeast Community Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Northeast Community Bank to Northeast Community Bancorp that would be deemed to be drawn out of Northeast Community Bank’s bad debt reserves would require Northeast Community Bank to pay federal income taxes at the then-current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 10 of the notes to financial statements included elsewhere in this prospectus. Northeast Community Bancorp does not contemplate any distribution by Northeast Community Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for our common stock. Upon completion of the reorganization, we expect to meet the listing standards of, and expect that our shares of common stock will be quoted on, the Nasdaq National Market under the symbol “NECB.” Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the reorganization, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a longer term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Northeast Community Bank at December 31, 2005 and the capitalization of Northeast Community Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. Northeast Community Bancorp is offering its common stock on a best efforts basis. Northeast Community Bancorp must sell a minimum of 3,825,000 shares to complete the offering.

		Northeast Community Bancorp Pro Forma Capitalization Based Upon the Sale of
	Actual as of December 31, 2005	3,825,000 Shares at $10.00 Per Share	4,500,000 Shares at $10.00 Per Share	5,175,000 Shares at $10.00 Per Share	5,951,250 Shares at $10.00 Per Share
	(Dollars in thousands)
Deposits (1)	$193,314	$193,314	$193,314	$193,314	$193,314
Borrowings	—	—	—	—	—

Total deposits and borrowed funds	$193,314	$193,314	$193,314	$193,314	$193,314

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	—	—	—	—	—
Common stock:
19,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	85	100	115	132

Additional paid-in capital	—	36,668	43,341	50,015	57,689
Retained earnings (3)	43,089	43,089	43,089	43,089	43,089

Accumulated other comprehensive income	31	31	31	31	31

Less:
Capitalization of Northeast Community Bancorp, MHC	—	(500)	(500)	(500)	(500)
Common stock acquired by employee stock ownership plan (4)	—	(3,332)	(3,920)	(4,508)	(5,184)
Common stock to be acquired by equity incentive plan (5)	—	(1,666)	(1,960)	(2,254)	(2,592)

Total stockholders’ equity	$43,120	$74,375	$80,181	$85,988	$92,665

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 8,500,000, 10,000,000, 11,500,000 and 13,225,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, issued to Northeast Community Bancorp, MHC.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Northeast Community Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of equity. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against equity will occur. Since the funds are borrowed from Northeast Community Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Northeast Community Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the reorganization. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At December 31, 2005, Northeast Community Bank exceeded all regulatory capital requirements to be considered a “well capitalized” institution. The following table presents Northeast Community Bank’s capital position relative to its regulatory capital requirements at December 31, 2005, on a historical and pro forma basis. The table reflects receipt by Northeast Community Bank of 50.0% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (3.92% and 1.96%, respectively, of the shares of common stock issued, including shares issued to Northeast Community Bancorp, MHC) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Northeast Community Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at December 31, 2005
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at December 31, 2005		3,825,000 Shares at $10.00 Per Share		4,500,000 Shares at $10.00 Per Share		5,175,000 Shares at $10.00 Per Share		5,951,250 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
U.S. generally accepted accounting principles equity	$43,120	18.06%	$56,499	22.11%	$58,961	22.80%	$61,423	23.48%	$64,254	24.23%
Tangible Capital:
Capital level (1)	$42,622	17.92%	$56,001	22.00%	$58,463	22.70%	$60,925	23.38%	$63,756	24.14%
Requirement	3,567	1.50	—	1.50	—	1.50	—	1.50	3,962	1.50
Excess	$39,055	16.42%	$52,183	20.50%	$54,600	21.20%	$57,016	21.88%	$59,794	22.64%
Core Capital:
Capital level (2)	$42,622	17.92%	$56,001	22.00%	$58,463	22.70%	$60,925	23.38%	$63,756	24.14%
Requirement	9,512	4.00	10,180	4.00	10,302	4.00	10,424	4.00	10,565	4.00
Excess	$33,110	13.92%	$45,821	18.00%	$48,161	18.70%	$50,501	19.38%	$53,191	20.14%
Total Risk-Based Capital:
Capital level(3)	$43,822	33.08%	$57,201	40.62%	$59,663	41.91%	$62,125	43.18%	$64,956	44.60%
Requirement	10,597	8.00	11,266	8.00	11,388	8.00	11,510	8.00	11,650	8.00
Excess	$33,225	25.08%	$45,935	32.62%	$48,275	33.91%	$50,615	35.18%	$53,306	36.60%

(1)	Historical tangible capital shown as a percentage of adjusted total assets of $237.8 million. Historical risk-based and core capital levels are shown as a percentage of risk-weighted assets of $132.5 million.

(2)	A portion of the unrealized gains on available-for-sale securities accounts for the difference between capital calculated under U.S. generally accepted accounting principles and each of tangible capital and core capital. See note 2 to the notes to financial statements for additional information.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50.0% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the reorganization. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC;

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill & Partners, L.P., will be $1.2 million; and

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the year ended December 31, 2005 has been calculated as if the reorganization had been completed at the beginning of the year, and the net proceeds had been invested at 4.38% for the year, which represents the one-year treasury rate at December 31, 2005. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.45% is used for the year ended December 31, 2005, after giving effect to a combined federal, state and local income tax rate of 44.0% for the period. The actual rate experienced by Northeast Community Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market or economic conditions after the offering begins or due to regulatory considerations. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Northeast Community Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the reorganization, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Northeast Community Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of Northeast Community Bancorp’s common stock.

The following pro forma data may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the reorganization.

	Year Ended December 31, 2005
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	3,825,000 Shares at $10.00 Per Share	4,500,000 Shares at $10.00 Per Share	5,175,000 Shares at $10.00 Per Share	5,951,250 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$38,250	$45,000	$51,750	$59,512
Less: estimated offering expenses	(1,497)	(1,559)	(1,620)	(1,691)

Estimated net proceeds	36,753	43,441	50,130	57,821
Less: cash to Northeast Community Bancorp, MHC	(500)	(500)	(500)	(500)
Less: common stock acquired by employee stock ownership plan (1)	(3,332)	(3,920)	(4,508)	(5,184)
Less: common stock to be acquired by equity incentive plan (2)	(1,666)	(1,960)	(2,254)	(2,592)

Net investable proceeds	$31,225	$37,061	$42,868	$49,545

Pro Forma Net Income:

Pro forma net income:
Historical	$1,990	$1,990	$1,990	$1,990
Pro forma income on net investable proceeds	767	909	1,051	1,215
Less: pro forma employee stock ownership plan adjustments (1)	(93)	(110)	(126)	(145)
Less: pro forma restricted stock award expense (2)	(187)	(219)	(252)	(290)
Less: pro forma stock option expense (3)	(278)	(327)	(376)	(433)

Pro forma net income	$2,199	$2,243	$2,287	$2,337

Pro forma net income per share:
Historical	$0.24	$0.20	$0.18	$0.15
Pro forma income on net investable proceeds	0.09	0.09	0.09	0.09
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.27	$0.23	$0.21	$0.18

Offering price as a multiple of pro forma net income per share	37.04	43.48	47.62	55.56
Number of shares used to calculate pro forma net income per share (4)	8,175,130	9,617,800	11,060,470	12,719,541

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (3):
Historical	$43,120	$43,120	$43,120	$43,120
Estimated net proceeds	36,753	43,441	50,130	57,821
Less: capitalization of Northeast Community Bancorp, MHC	(500)	(500)	(500)	(500)
Less: common stock acquired by employee stock ownership plan (1)	(3,332)	(3,920)	(4,508)	(5,184)
Less: common stock to be acquired by equity incentive plan (2)	(1,666)	(1,960)	(2,254)	(2,592)

Pro forma stockholders’ equity	$74,375	$80,181	$85,988	$92,665

Pro forma stockholders’ equity per share (3):
Historical	$5.07	$4.31	$3.75	$3.26
Estimated net proceeds	4.33	4.35	4.36	4.37
Less: capitalization of Northeast Community Bancorp, MHC	(0.06)	(0.05)	(0.04)	(0.04)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$8.75	$8.02	$7.48	$7.01

Offering price as a percentage of pro forma stockholders’ equity per share	114.29%	124.69%	133.69%	142.65%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	8,500,000	10,000,000	11,500,000	13,225,000

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC (333,200, 392,000 450,800 and 518,420 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the reorganization retained by Northeast Community Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.75%, and a term of 20 years. Northeast Community Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Northeast Community Bancorp will earn on the loan will offset the interest paid on the loan by Northeast Community Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Northeast Community Bancorp will purchase in the open market a number of shares equal to 1.96% of the shares issued in the offering, including shares issued to Northeast Community Bancorp, MHC (166,600, 196,000, 225,400 and 259,210 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the reorganization. Repurchases will be funded with cash on hand at Northeast Community Bancorp or with dividends paid to Northeast Community Bancorp by Northeast Community Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.92%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Northeast Community Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 44.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.90% of the number of shares issued in the offering, including shares issued to Northeast Community Bancorp, MHC (416,500, 490,000, 563,500 and 648,025 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.75 each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 12.19%; and risk-free interest rate, 4.39%. Because there currently is no market for Northeast Community Bancorp common stock, the assumed expected volatility is based on the SNL Financial MHC Index. The dividend yield is assumed to be 0.0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year, that 25.0% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 44.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 4.67%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the reorganization, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the reorganization. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

Northeast Community Bancorp will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, Northeast Community Bank will be a wholly owned subsidiary of Northeast Community Bancorp, and Northeast Community Bancorp will be a majority-owned subsidiary of Northeast Community Bancorp, MHC. Upon completion of the reorganization, Northeast Community Bancorp’s business activities will be the ownership of the outstanding capital stock of Northeast Community Bank and management of the investment of offering proceeds retained from the reorganization. Initially, Northeast Community Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Northeast Community Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Northeast Community Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Northeast Community Bank has been conducting business throughout the New York metropolitan area for more than 70 years. Northeast Community Bank was originally chartered in 1934. In 2006, Northeast Community Bank changed its name from “Fourth Federal Savings Bank” to “Northeast Community Bank.”

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area and our lending territory. We attract deposits from the general public and use those funds to originate multifamily residential, mixed use and nonresidential real estate and consumer loans, which we hold for investment. We have been originating multifamily and mixed use real estate loans in the New York metropolitan area for more than 50 years and recently expanded our lending territory to include New Jersey, Connecticut, Massachusetts, Rhode Island, southern New Hampshire, southern Maine and Pennsylvania. We do not offer one- to four-family residential loans.

Our website address is www.necommunitybank.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in White Plains, New York, which is located in Westchester County and we operate five full-service branch offices in the New York City boroughs of Manhattan (New York County), Brooklyn (Kings County) and the Bronx (Bronx County), which we consider our primary market area. We also operate a loan production office in Wellesley, Massachusetts. We generate deposits through our five branch offices and conduct lending activities throughout the New York metropolitan area as well as in certain states located in the Northeast and Midatlantic regions of the United States. In addition to New York and Massachusetts, our lending territory includes New Jersey, Connecticut, southern New Hampshire, Rhode Island, southern Maine and Pennsylvania.

Our primary market area includes a population base with a broad cross section of wealth, employment and ethnicity. We operate in markets that generally have experienced relatively slow demographic growth, a characteristic typical of mature urban markets located throughout the Northeast region. Population and household growth rates for all four of the primary market area counties have been and are projected to remain below the comparable U.S. measures. With the exception of Kings County, the counties within our primary market area matched or exceeded the comparable historical and projected growth rates for the state of New York.

New York County is a relatively affluent market, reflecting the influence of Wall Street along with the presence of a broad spectrum of Fortune 500 companies. Comparatively, Kings County and Bronx County are home to a broad socioeconomic spectrum, with a significant portion of the respective populations employed in relatively low wage blue collar jobs. Westchester County is also an affluent market, serving as a desired suburban location for commuting into New York City as well as reflecting growth of higher paying jobs in the county, particularly in

White Plains. Over the next five years, New York County and Westchester County are projected to sustain growth in household income that exceeds comparable New York and U.S. growth rates. The more affluent nature of New York County and Westchester County is further implied by household income distribution measures, which shows that, in comparison to Bronx County and Kings County, New York and Westchester Counties maintain a lower percentage of households with incomes of less than $25,000 and a much higher percentage of households with incomes in the upper income brackets.

In addition to New York, our lending territory includes Massachusetts, New Jersey, Connecticut, Pennsylvania, southern New Hampshire, southern Maine and Rhode Island. While each of these states has different economic characteristics, our customer base in these states tends to be similar to our customer base in New York and is comprised mostly of owners of low to moderate income apartment buildings or nonresidential real estate in low to moderate income areas. Outside the State of New York, our largest concentration of real estate loans is in Massachusetts, primarily in the suburbs of Boston, inside the I-495 loop. This area is characterized by a large number of apartment buildings, condominiums and office buildings. The greater Boston metropolitan area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several significant mutual fund investment companies. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. It should be noted, however, that Massachusetts has lost population two years in a row. These factors affect the demand for residential homes, multifamily apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

Competition

We face significant competition for the attraction of deposits. The New York metropolitan area has a significant concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Over the past 10 years, consolidation of the banking industry in the New York metropolitan area has continued, resulting in larger and increasingly efficient competitors. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2005, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held less than 0.1% of the deposits in each of Westchester, Kings and New York counties, New York, respectively and less than 0.7% of the deposits in Bronx County.

We also face significant competition for the origination of loans. Our competition for loans comes primarily from financial institutions in our lending territory, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. As our lending territory is based around densely populated areas surrounding urban centers, we face significant competition from regional banks, savings banks and commercial banks in the New York metropolitan area as well as in the other seven states in which we originate real estate loans. The competition for loans that we encounter, as well as the types of institutions with which we compete, varies from time to time depending upon certain factors, including the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. We originate loans primarily for investment purposes. The largest segment of our loan portfolio is multifamily residential real estate, mixed use real estate and nonresidential real estate loans. To a limited degree, we make consumer loans. We do not currently originate one- to four-family residential loans and have no present intention to do so in the future. We consider our lending territory to include New York, New Jersey, Massachusetts, Connecticut, Rhode Island, southern New Hampshire, Pennsylvania and southern Maine.

Multifamily and Mixed Use Real Estate Loans. We offer adjustable rate mortgage loans secured by multifamily and mixed use real estate. These loans are comprised primarily of loans on low to moderate income apartment buildings located in our lending territory and include, to a limited degree, loans on cooperative apartment buildings (in the New York area), loans for Section 8 multifamily housing and loans for single room occupancy (“SRO”) multifamily housing properties. In New York, most of the apartment buildings that we lend on are rent-stabilized. Mixed use real estate loans are secured by properties that are intended for both residential and business use. Until 2004, our policy had been to originate multifamily and mixed use real estate loans primarily in the New York metropolitan area. In January 2004, we opened a loan production office in Wellesley, Massachusetts and currently originate multifamily and mixed use real estate loans in New York, Massachusetts, Connecticut, New Jersey, Pennsylvania, Rhode Island, southern New Hampshire and southern Maine. For the year ended December 31, 2005, originations of multifamily real estate loans in states other than New York represented 78.8% of our total multifamily mortgage loan originations and originations of mixed use real estate loans in states other than New York represented 56.7% of our total mixed use mortgage loan originations. Of originations in states other than New York for 2005, 29.9% of our total originations of multifamily loans and 35.3% of our mixed use real estate loans were made in Massachusetts. For the year ended December 31, 2004, originations of multifamily real estate loans in states other than New York represented 63.4% of our total multifamily mortgage loan originations and originations of mixed use real estate loans in states other than New York represented 23.5% of our total mixed use mortgage loan originations. We intend to continue to increase our originations of multifamily and mixed use real estate loans in the eight states in which we are currently lending.

We originate a variety of adjustable-rate and balloon multifamily and mixed use real estate loans. The adjustable-rate loans have fixed rates for a period of up to five years and then adjust every three to five years thereafter, based on the terms of the loan. Maturities on these loans can be up to 15 years, and typically they amortize over a 25 year period. Interest rates on our adjustable-rate loans are adjusted to a rate that equals the applicable three-year or five-year constant maturity treasury index plus a margin. The balloon loans have a maximum maturity of five years. The lifetime interest rate cap is five percentage points over the initial interest rate of the loan (four percentage points for loans with three-year terms). For any mixed use property with commercial space accounting for over 30% of the gross operating income of the building, the rates offered on such properties are generally based on the rates we offer for nonresidential real estate loans. Due to the nature of our borrowers and our lending niche, the typical multifamily or mixed use real estate loan refinances within the first five-year period and, in doing so, generates prepayment penalties ranging from five points to one point of the initial loan balance. Under our loan-refinancing program, borrowers who are current under the terms and conditions of their contractual obligations can apply to refinance their existing loans to the rates and terms then offered on new loans after the payment of their contractual prepayment penalties.

Loans secured by multifamily and mixed use real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. In making multifamily and mixed use real estate loans, we primarily consider the net operating income generated by the real estate to support the debt service, the financial resources, income level and managerial expertise of the borrower, the marketability of the property and our lending experience with the borrower. We do not typically require a personal guarantee of the borrower, but may do so depending on the location, building condition or credit profile. We rate the property underlying the loan either Class A, B or C. Our current policy is to require a minimum debt service coverage ratio (the ratio of earnings after subtracting all operating expenses and debt service payments) of 1.25% or 1.35% depending of the rating of the underlying property. On multifamily and mixed use real estate loans, our current policy is to finance up to 75% of the lesser of appraised value or purchase price of the property securing the loan on purchases and refinances of Class A and B properties and up to 65% of the lesser of appraised value or purchase price for properties that are rated Class C. In some markets within our lending territory, we will finance up to 80% of the lesser of appraised value or the purchase price. Properties securing multifamily and mixed use real estate loans are appraised by independent appraisers, inspected by us and require Phase 1 environmental surveys. We have not had a loss on a multifamily or mixed use real estate loan during the past five years.

While we have only recently expanded our lending territory beyond the New York metropolitan area, we have been originating multifamily and mixed use real estate loans in the New York market area for more than 50 years. In the New York market area, our ability to continue to grow our portfolio is dependent on the continuation of our relationships with mortgage brokers, as the multifamily and mixed use real estate loan market is primarily broker driven. We have longstanding relationships with mortgage brokers in the New York market area, who are familiar with our lending practices and our underwriting standards. We have developed similar relationships with mortgage brokers in the other states within our lending territory and will continue to do so in order to grow our loan portfolio.

The majority of the multifamily real estate loans in our portfolio are secured by ten unit to one hundred unit apartment buildings. At December 31, 2005, the majority of our mixed use real estate loans are secured by properties that are at least 75% apartment buildings, but contain some commercial or office space.

At December 31, 2005, the largest outstanding multifamily real estate loan had an outstanding balance of $3.9 million and is secured by a 54 building complex with 216 apartments. This loan was performing according to its terms at December 31, 2005. As of December 31, 2005, the average balance of loans in our multifamily and mixed use loan portfolio was approximately $479,000.

Nonresidential Real Estate Loans. We offer adjustable-rate mortgage loans secured by nonresidential real estate in the same lending territory that we offer multifamily and mixed use real estate loans. Our nonresidential real estate loans are generally secured by office buildings and retail shopping centers that are primarily located in low to moderate income areas within our lending territory. We intend to continue to grow this segment of our loan portfolio.

Our nonresidential real estate loans are structured in a manner similar to our multifamily and mixed use real estate loans, typically at a fixed rate of interest for three to five years and then a rate that adjusts every three to five years over the term of the loan, which is typically 15 years. Interest rates and payments on these loans generally are based on the three-year or five-year constant maturity treasury index. The lifetime interest rate cap is five percentage points over the initial interest rate of the loan (four percentage points for loans with three-year terms). Loans are secured by first mortgages that generally do not exceed 75% of the property’s appraised value. Properties securing nonresidential real estate loans are appraised by independent appraisers and inspected by us.

We also charge prepayment penalties, with five points of the initial loan balance generally being charged on loans that refinance in the first year of the mortgage, scaling down to one point on loans that refinance in year five. These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. Our nonresidential real estate loans tend to refinance within the first five-year period.

Our assessment of credit risk and our underwriting standards and procedures for nonresidential real estate loans are similar to those applicable to our multifamily and mixed use real estate loans. In reaching a decision on whether to make a nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing nonresidential real estate loans have debt service coverage ratios (the ratio of earnings after subtracting all operating expenses and debt service payments) of at least 1.30%. Phase 1 environmental surveys and property inspections are required for all loans.

At December 31, 2005, we had $46.2 million in nonresidential real estate loans outstanding, or 24.1% of total loans. Originations in states other than New York represented 26.1% of our total originations of nonresidential real estate loans for the year ended December 31, 2005 and 21.3% for the year ended December 31, 2004. Of these amounts, in 2005, 12.0% were originated in Connecticut and 7.8% were originated in Massachusetts. At December 31, 2005, the largest outstanding nonresidential real estate loan had an outstanding balance of $3.6 million. This loan is secured by a 62,000 square foot shopping center in Monticello, New York with seventeen tenants and was performing according to its terms at December 31, 2005. As of December 31, 2005, the average balance of loans in our nonresidential loan portfolio was $711,000.

Equity Lines of Credit on Real Estate Loans. Northeast Community Bank offers equity lines of credit on multifamily, mixed use and nonresidential real estate properties on which it holds the first mortgage.

For existing borrowers only, we offer an equity line of credit program secured by a second mortgage on the borrower’s multifamily, mixed use or nonresidential property. All lines of credit are underwritten separately from the first mortgage and support debt-service ratios and loan-to-value ratios that when combined with the first mortgage meet or exceed our current underwriting standards for multifamily, mixed use and nonresidential real estate loans. Borrowers typically hold these lines in reserve and use them for ongoing property improvements or to purchase additional properties when the opportunity arises.

Our equity lines of credit are interest only for the first five years and then the remaining term of the line of credit is tied to the remaining term on the first mortgage on the multifamily, mixed use or nonresidential property. After the first five years, a payment of both principal and interest is required. Interest rates and payments on our equity lines of credit are indexed to the prime rate as published in The Wall Street Journal and adjusted as the prime rate changes. Interest rate adjustments on equity lines of credit are limited to a specified maximum percentage over the initial interest rate.

Consumer Loans. We offer limited types of consumer loans, primarily loans secured by savings accounts or certificate of deposits (share loans) and secured and unsecured personal loans. At December 31, 2005, our portfolio of consumer loans was $351,000, or 0.2% of total loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed_rate loans, the increased payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multifamily, Mixed Use and Nonresidential Real Estate Loans. Loans secured by multifamily, mixed use and nonresidential real estate generally have larger balances and involve a greater degree of risk than one_ to four_family residential mortgage loans. Of primary concern in multifamily, mixed use and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income producing properties, we require borrowers to provide annual financial statements for all multifamily, mixed use and nonresidential real estate loans. In reaching a decision on whether to make a multifamily, mixed use or nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to nonresidential real estate properties, we also consider the term of the lease and the quality of the tenants. An appraisal of the real estate used as collateral for the real estate loan is also obtained as part of the underwriting process. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings after subtracting all operating expenses and debt service payments) of at least 1.25%. In underwriting these loans, we take into account projected increases in interest rates in determining whether a loan meets our debt service coverage ratios at the higher interest rate under the adjustable rate mortgage. Environmental surveys and property inspections are utilized for all loans.

Consumer Loans. Consumer loans may entail greater risk than do real estate mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations. Our loan originations come from a number of sources. The primary source of loan originations are referrals from brokers, existing customers, advertising and personal contacts by our loan officers. Over the years, we have developed working relationships with many mortgage brokers. Under the terms of the agreements with such brokers, the brokers refer potential loans to us. The loans are underwritten and approved by us utilizing our underwriting policies and standards. The mortgage brokers typically receive a fee from the borrower upon the funding of the loans by us. In some instances, we will originate a real estate loan based on premium pricing. Historically, mortgage brokers have been the source of the majority of the multifamily, mixed use and nonresidential real estate loans originated by us. We generally retain for our portfolio all of the loans that we originate.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board has granted the Loan Origination Group (which is comprised of all our loan officers and our staff attorney) with loan approval authority for mortgage loans on income producing property in amounts of up to $1.0 million.

For loan amounts between $1.0 million and $2.0 million, in addition to approval by the Loan Origination Group, such loans must be approved by the president, the chief financial officer and at least one non-employee director.

For loan amounts greater than $2.0 million, in addition to approval by the Loan Origination Group, such loans must be approved by the president, the chief financial officer and a majority of the non-employee directors. At each monthly meeting of the board of directors, the board ratifies all commitments issued, regardless of size.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At December 31, 2005, our general regulatory limit on loans to one borrower was $6.5 million. On December 31, 2005, our largest lending relationship was a $3.9 million multifamily real estate loan relationship. The loan that comprises this relationship was performing according to its terms at December 31, 2005. While our regulatory limit on loans to one borrower will increase following the reorganization as a result of the capital raised in the offering, we do not currently intend to increase the average loan size that we originate.

Loan Commitments. We issue commitments for adjustable-rate loans conditioned upon the occurrence of certain events. Commitments to originate adjustable-rate loans are legally binding agreements to lend to our customers. Generally, our adjustable-rate loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, deposits at the Federal Home Loan Bank of New York and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2005.

At December 31, 2005, our investment portfolio totaled $37.4 million and consisted primarily of $24.4 million in interest-earning deposits with the Federal Home Loan Bank of New York, $5.0 million in U.S. Government sponsored and agency securities, $7.5 million in mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae, and $357,000 in Federal Home Loan Bank of New York stock. At December 31, 2005, we had no investments in callable securities.

Our investment portfolio is primarily viewed as a source of liquidity. Our investment management policy is designed to provide adequate liquidity to meet any reasonable decline in deposits and any anticipated increase in the loan portfolio through conversion of secondary reserves to cash and to provide safety of principal and interest through investment in securities under limitations and restrictions prescribed in banking regulations. Consistent with liquidity and safety requirements, our policy is designed to generate a significant amount of stable income, and to provide collateral for advances and repurchase agreements. The policy is also designed to serve as a counter-cyclical balance to earnings in that the investment portfolio will absorb funds when loan demand is low and will infuse funds when loan demand is high.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of New York. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits principally consist of interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts, noninterest-bearing demand accounts (such as checking accounts) and certificates of deposit. At December 31, 2005, we did not utilize brokered deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle of the market for rates on all types of deposit products.

Our deposits are typically obtained from customers residing in or working in the communities in which our branch offices are located, and we rely on our long-standing relationships with our customers to retain these deposits. We use traditional means of advertising our deposit products, and we do not generally solicit deposits from outside the New York metropolitan area. In the future, as we open new branches in our lending territory we expect our deposits will also be obtained from those states within our lending territory in which we have branch offices. We may also, in the future, utilize our website to attract deposits. While we will accept certificates of deposit in excess of $100,000, we do not actively solicit such accounts nor do we offer jumbo certificates of deposit.

Borrowings. We may utilize advances from the Federal Home Loan Bank of New York to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

The following table sets forth certain information relating to our properties as of December 31, 2005.

Location	Year Opened	Owned/ Leased	Date of Lease Expiration	Net Book Value as of December 31, 2005
				(In thousands)
Corporate Headquarters:
325 Hamilton Avenue White Plains, New York 10601	1994	Owned	N/A	$1,200

Branch Offices:
1355 First Avenue New York, New York 10021(1)	1946	Owned	N/A	104

590 East 187th Street Bronx, New York 10458	1972	Owned	N/A	620

2047 86th Street Brooklyn, New York 11214	1988	Owned	N/A	1,056

242 West 23rd Street New York, New York 10011	1996	Owned/Leased(2)	N/A	1,117

1751 Second Avenue New York, New York 10128	1978	Leased	09/30/2015	46

Other Properties:

300 Hamilton Avenue White Plains, New York 10601	2000	Leased	05/31/2010	76

40 Grove Street Wellesley, Massachusetts	2004	Leased	02/28/2009	—

(1)	We are currently marketing this property for sale. We intend to continue to operate a branch in this market area following any possible sale of the property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Possible Sale of New York City Branch Office.”
(2)	This property is owned by us, but is subject to a 99 year ground lease, the term of which expires in 2084.

Personnel

As of December 31, 2005, we had 66 full-time employees and five part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

From time to time, we may be party to various legal proceedings incident to our business. At December 31, 2005, we were not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Northeast Community Bank has no subsidiaries.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are prepayment penalties on multifamily, mixed use and nonresidential real estate loans and service charges – mostly from service charges on deposit accounts – and fees for various services.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy and equipment expenses, advertising expenses, federal insurance premiums and other miscellaneous expenses.

Salary and employee benefits consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new stock-based benefit plans. We cannot determine the actual amount of these new stock-based benefit plan expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, ATM and data processing expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Advertising expenses include expenses for print, promotions, third-party marketing services and premium items.

Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for professional services, office supplies, postage, telephone, insurance, charitable contributions, regulatory assessments and other miscellaneous operating expenses.

Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, expenses necessary to comply with the internal control over financial reporting provisions of the Sarbanes-Oxley Act and expenses related to stockholder communications and meetings.

We also expect that noninterest expenses will increase as a result of our strategy to expand our branch network and increase the number of our loan production offices. These additional expenses will be primarily salaries and employee benefits and occupancy and equipment expenses. Over time, we anticipate that we will generate sufficient income to offset the expenses related to our new facilities and new employees, but we cannot assure you that our expansion will increase our earnings.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision could require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see note 1 of the notes to the consolidated financial statements included elsewhere in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Operating Strategy

Our mission is to operate and grow a profitable, community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Continuing to specialize in the origination of multifamily residential real estate loans, mixed use real estate loans and nonresidential real estate loans;

•	Pursuing opportunities to continue to geographically expand our lending area;

•	Expanding our branch network into states where we originate real estate loans;

•	Aggressively marketing for core deposits and non-brokered certificates of deposit;

•	Providing exceptional service to attract and retain customers;

•	Continuing to use uniform underwriting practices to maintain the high quality of our loan portfolio; and

•	Considering acquisition targets throughout our lending area.

Continue to emphasize the origination of multifamily residential real estate loans, mixed use real estate loans and nonresidential real estate loans

Our primary lending activity is the origination of multifamily residential, mixed use and nonresidential real estate loans. Most of our multifamily and mixed use real estate loans are secured by low to moderate income apartment buildings within our lending territory. Most of our nonresidential real estate loans are secured by income producing properties in low to moderate income areas within our lending territory. We intend to continue this emphasis going forward. We have been originating multifamily and mixed use loans for more than 50 years and also have significant experience in nonresidential real estate lending. At December 31, 2005, 99.5% of our total loans were multifamily, mixed use and nonresidential real estate loans. We believe that our uniform underwriting standards and specialization in multifamily, mixed use and nonresidential real estate lending contribute to our high asset quality.

Geographically expand our lending territory

In January 2004, we opened a loan production office in Wellesley, Massachusetts to take advantage of our expertise in multifamily, mixed use and nonresidential real estate lending in other densely populated areas surrounding urban centers. Since that time we have, through the Massachusetts office using locally hired loan officers, originated approximately $32.5 million in new multifamily, mixed use and nonresidential real estate loans throughout Massachusetts, southern New Hampshire, Rhode Island and southern Maine. Since 2004, we also originated approximately $23.0 million in new multifamily, mixed use and nonresidential real estate loans throughout Pennsylvania, New Jersey and Connecticut.

We intend to continue to increase our loan origination levels throughout the eight states in which we are actively lending by opening additional loan production offices and hiring additional loan officers to staff the new offices. We intend to open two loan production offices over the next two years, one of which we anticipate will be in Pennsylvania. We have not identified the location for the second loan production office. As we did in Massachusetts, we intend to hire local, experienced loan officers within the market areas in which we open new loan production offices and will continue to use our uniform underwriting policies in originating loans. In the next twelve months, we anticipate that we will open a loan production office in Pennsylvania and that the estimated setup and operating expenses for this office over a twelve month period will be approximately $265,000. The estimated expenses for the loan production office include office space, equipment, communications, marketing and personnel.

Expand our branch network

We intend to pursue a branch expansion program focusing on de novo branching within our expanded lending territory enabling us to continue to build our lending franchise. We also intend to consider acquisitions of branches of other financial institutions located within our lending territory. We expect to open at least three new branches in the next five years, one or more of which we anticipate will be located in the suburbs of Boston, Massachusetts and one of which we anticipate will be located in Pennsylvania. We have not identified the locations for the remaining branches. We have not entered into any binding commitments regarding our expansion plans. While we continue to review potential branch sites, there can be no assurance as to whether or when we will open such offices. At this time, we cannot estimate the impact of any new branch offices on our operations nor can we estimate the expenses relating to any possible new branches. We do expect to incur approximately $50,000 over the next twelve months in expenses relating to our search for possible branch locations.

Aggressively market for core deposits and certificate of deposit accounts

Core deposits (passbook savings accounts, checking accounts and tenant security accounts) comprised 50.4% of our total deposits at December 31, 2005. We value core deposits because they represent a lower cost of funding and marginally longer-term customer relationships compared to certificates of deposit. We market core deposits through in-branch advertising and programs that link various accounts and services together minimizing service fees. We also hope to increase core deposits by pursuing expansion inside and outside of our market area and into our lending territory through de novo branching. In addition to personal checking accounts, we offer business checking, passbook savings accounts and sweep accounts.

Recently, we have found certificates of deposit to be the savings vehicle of choice for many new and existing depositors. We offer a complete range of certificate of deposit accounts with maturities from one month to sixty months at competitive rates and terms. We also offer individual retirement accounts with terms ranging from twelve months to sixty months. We intend to continue to market certificates of deposit within our primary market area and, to the extent we expand our branch network into our lending territory, we will market certificates of deposit in those areas. We do not intend to pursue brokered certificates of deposit.

Provide exceptional service to attract and retain customers

As a community-oriented financial institution, we emphasize exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. We maintain fully staffed teller lines and customer service areas in all of our branches to facilitate prompt deposit and withdrawal service as well as efficient new account and existing customer service. We also provide twenty-four hour telephone and on-line Internet banking service as well as twenty-four hour access to automated teller machines in all offices.

Continue to use uniform underwriting practices to maintain the high quality of our real estate loan portfolio

We believe that uniform underwriting standards must be continually maintained. From a broad view, our underwriting standards are designed to provide a service to all qualified applicants in an amount and for a period of time consistent with their ability to repay according to the contractual terms and conditions. We have sought to grow our real estate loan portfolio and diversify it geographically, while maintaining a high level of asset quality and moderate credit risk, using uniform underwriting standards that we believe are conservative and through diligent monitoring and collection efforts. At December 31, 2005, we had no nonperforming loans (loans which are 90 days or more delinquent) and we have not had a loss on our multifamily, mixed use and nonresidential loan portfolio in the past five years. We intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

Growth through acquisition

Upon completion of the reorganization, our new corporate structure will enable us to be more competitive in pursuing acquisitions of other financial institutions or financial services companies. We may seek such acquisition opportunities throughout our expanded lending territory, which now includes all or part of eight states. At this time we have not identified any acquisition opportunities and we currently have no specific plans, arrangements or understandings regarding any such acquisitions.

Possible Sale of New York City Branch Office

Northeast Community Bank has entered into a contract to purchase the air rights from the owners of the building to the north of its branch office located at 1355 First Avenue, New York, New York for approximately $6.0 million. We have owned the property on which this branch office is located since 1946. Our board of directors has determined to market for sale the property at which the First Avenue branch office is located. We have had the First Avenue property appraised and the fair market value of the property (including the air rights) is approximately $31.2 million. There is no assurance that we will be able to sell the property or, if we sell the property, that we will obtain a sales price equal to the fair market value for the property. If we sell the property, we will have a gain on the sale, the amount of which will depend on the sale price of the property. If we were to sell the property at a sales price equal to the appraised value of $31.2 million, we anticipate that we would have a gain on the sale, after taxes, of approximately $12.5 million. There is no assurance that we will be able to sell the property or, if we sell the property, that we will be able to sell the property at its fair market value. In the event we sell the property, we intend to continue to operate a branch in the market area in which the First Avenue branch is located. Any sale of the branch office property will provide for a 99 year lease to enable Northeast Community Bank to retain its current branch location at the property. The provision in any future sales contract providing for a 99 year lease may reduce the ultimate sales price of the property. In anticipation that we will be successful in selling the First Avenue property and that a purchaser of the property would substantially renovate the property, we have entered into a five-year lease for property in the same general location as the First Avenue branch and intend to use such property for a temporary branch office following any possible sale. Our lease payments for the temporary branch office property will be approximately $12,500 per month, with scheduled annual increases over the term of the lease. At this time, we have no agreements regarding the possible sale of the branch office.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by multifamily residential real estate, mixed use real estate and nonresidential real estate. To a much lesser extent, we originate consumer loans. At December 31, 2005 real estate loans totaled $191.1 million, or 99.8% of total loans, compared to $168.3 million, and 99.8% of total loans, at December 31, 2004 and $155.2 million, or 99.8% of total loans, at December 31, 2003. Real estate loans increased $22.8 million, or 13.5%, in the year ended December 31, 2005 due primarily to new originations that resulted from the opening of our Wellesley, Massachusetts loan production office and an increase in the amount of originations of nonresidential real estate loans.

The largest segment of our real estate loans is multifamily residential loans. As of December 31, 2005 our real estate loan portfolio consisted of $100.4 million, or 52.4%, in multifamily residential real estate loans, $43.9 million, or 22.9%, in mixed use real estate loans, $46.2 million , or 24.1%, in nonresidential real estate loans and $587,000, or 0.3%, in one- to four-family residential real estate loans. Each of these loan segments increased in 2005, other than one- to four-family loans which we no longer originate, due primarily to new originations resulting from our Wellesley, Massachusetts loan production office. As a percentage of the overall portfolio, nonresidential real estate loans increased over the period due to new originations.

At December 31, 2004 our real estate loan portfolio consisted of $99.4 million, or 58.9%, in multifamily real estate loans, $38.3 million, or 22.7%, in mixed use real estate loans, $29.8 million, or 17.7%, in nonresidential real estate loans and $837,000, or 0.5%, in one- to four-family residential loans.

At December 31, 2003 our real estate loan portfolio consisted of $86.0 million, or 55.3%, in multifamily loans, $40.5 million, or 26.0%, in mixed use real estate loans, $27.8 million, or 17.9%, in nonresidential real estate loans and $985,000, or 0.6%, in one- to four-family residential loans.

We also originate several types of consumer loans such as passbook loans and overdraft lines of credit on checking accounts. Consumer loans totaled $351,000 and represented 0.2% of total loans at December 31, 2005, compared to $366,000, or 0.2%, of total loans at December 31, 2004.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$587	0.31%	$837	0.49%	$985	0.63%	$1,569	0.93%	$3,036	1.67%
Multifamily (1)	100,360	52.43	99,400	58.93	86,000	55.29	95,449	56.30	100,169	55.05
Mixed use (1)	43,919	22.94	38,287	22.70	40,457	26.01	50,814	29.98	58,051	31.90

Total residential real estate loans	144,866	75.68	138,524	82.12	127,442	81.93	147,832	87.21	161,256	88.62
Nonresidential real estate (1)	46,219	24.14	29,785	17.66	27,795	17.87	21,414	12.63	20,401	11.21

Total real estate	191,085	99.82	168,309	99.78	155,237	99.80	169,246	99.84	181,657	99.83

Consumer:
Overdraft lines of credit	83	0.04	96	0.06	113	0.07	142	0.08	165	0.09
Passbook loans	268	0.14	270	0.16	207	0.13	136	0.08	145	0.08

Total consumer loans	351	0.18	366	0.22	320	0.20	278	0.16	310	0.17

Total loans	191,436	100.00%	168,675	100.00%	155,557	100.00%	169,524	100.00%	181,967	100.00%

Net deferred loan costs (fees)	660		215		189		(236)		(164)
Allowance for losses	(1,200)		(1,200)		(1,200)		(1,219)		(919)

Loans, net	$190,896		$167,690		$154,546		$168,069		$180,884

(1)	Includes equity lines of credit that we originate on properties on which we hold the first mortgage.

Loan Maturity

The following table sets forth certain information at December 31, 2005 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.

	One- to Four-Family Real Estate Loans	Multifamily Real Estate Loans	Mixed Use Real Estate Loans	Non residential Real Estate Loans	Consumer Loans	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$—	$582	$268	$2,060	$268	$3,178
More than one to five years	21	9,158	2,461	2,467	—	14,107
More than five years to ten years	161	20,768	17,094	4,590	—	42,613
More than ten to fifteen years	332	65,271	22,102	33,757	—	121,462
More than fifteen years	73	4,581	1,994	3,345	83	10,076

Total	$587	$100,360	$43,919	$46,219	$351	$191,436

The following table sets forth the dollar amount of all loans at December 31, 2005 that are due after December 31, 2006, and have either fixed interest rates or adjustable interest rates.

	Fixed Rates	Adjustable Rates	Total
	(Dollars in thousands)
Residential real estate:
One- to four-family	$94	$493	$587
Multifamily	—	99,778	99,778
Mixed use	580	43,071	43,651
Nonresidential real estate	—	44,159	44,159
Consumer and other loans	—	83	83

Total	$674	$187,584	$188,258

Loans Originated

The following table shows loans originated and sale activity during the periods indicated.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Total loans at beginning of period	$168,675	$155,557	$169,524	$181,967	$169,897

Loans originated:
Residential real estate:
One- to four-family	—	—	—	—	—
Multifamily	24,551	34,939	23,114	21,828	18,276
Mixed use	9,794	11,801	5,945	8,679	13,880
Nonresidential real estate	23,831	6,957	12,006	4,073	14,788
Consumer and other loans	—	63	71	—	—

Total loans originated	58,176	53,760	41,136	34,580	46,944

Deduct:
Loan principal repayments	35,413	40,642	52,006	47,007	33,389
Loan sales	—	—	3,097	—	1,442
Other	2	—	—	16	43

Net loan activity	35,415	40,642	55,103	47,023	34,874

Total loans at end of period	$191,436	$168,675	$155,557	$169,524	$181,967

Securities. Our securities portfolio consists primarily of U.S. Government and agency securities, and mortgage-backed securities. Securities increased $722,000, or 6.1%, in the year ended December 31, 2005 and $1.8 million, or 17.5%, in the year ended December 31, 2004 due to purchases of additional securities for the portfolio.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Fannie Mae common stock	$4	$58	$4	$86	$4	$90
Mortgage-backed securities	302	304	381	387	552	559

Total	$306	$362	$385	$473	$556	$649

Securities held to maturity:
U.S. Government and agency securities	$4,999	$4,950	$2,000	$1,993	$1,000	$990
Mortgage-backed securities	7,229	7,232	9,395	9,463	8,452	8,481

Total	$12,228	$12,182	$11,395	$11,456	$9,452	$9,471

At December 31, 2005, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the stated maturities and weighted average yields of securities at December 31, 2005. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At December 31, 2005, mortgage-backed securities with adjustable rates totaled $7.3 million or 58.0% of our securities portfolio, with an additional $3.0 million in fixed rate agency securities maturing during 2006.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Fannie Mae common stock	$58	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$58	0.00%
Mortgage-backed securities	—	0.00	6	5.42	—	0.00	298	4.76	304	4.77

Total securities available for sale	$58	0.00	$6	5.42	$—	0.00	$298	4.76	$362	4.02

Securities held to maturity:
U.S. Government and agency securities	$3,000	3.67%	$1,999	3.51%	$—	0.00%	$—	0.00%	$4,999	3.60%
Mortgage-backed securities	5	7.84	478	5.80	59	6.19	6,687	3.93	7,229	4.08

Total	$3,005	3.67	$2,477	3.95	$59	6.19	$6,687	3.93	$12,228	3.88

Deposits. Our primary source of funds is retail deposit accounts which are comprised of savings accounts, demand deposits and certificates of deposit primarily by individuals and businesses within our primary market area.

Deposits decreased $303,000, or 0.16%, in the year ended December 31, 2005. The decrease in deposits is attributable to passbook savings accounts and demand accounts that decreased $6.3 million, or 6.0%. The decrease was primarily attributable to the movement of deposit funds by customers to other investments and continued competition in our market area. Certificates of deposit increased by $6.0 million, or 6.6%, for the year ended December 31, 2005. The increase in certificates of deposit was the result of aggressive competition among regional and super-regional banks battling to increase market share in New York and an effort by us to retain deposits in a rising stock market environment.

Deposits increased $3.6 million, or 1.9%, in 2004. Savings accounts and demand deposit accounts decreased $3.1 million, or 2.9%, and certificates of deposit increased $6.7 million, or 8.0%. The overall increase in deposits during 2004 was the result of our efforts to lengthen the repricing time frame of the certificate of deposit portfolio by offering a slightly higher rate on longer term certificates of deposit.

Although longer term certificates of deposits added marginally to the cost of interest bearing liabilities in 2004 and 2005, we were able to stop the outflow of deposits to competitors and tie up longer term deposits in what are now below market rates.

The following table sets forth the balances of our deposit products at the dates indicated.

	At December 31,
	2005	2004	2003
	Amount	Amount	Amount
	(In thousands)
Now and money market deposit accounts	$22,731	$24,109	$24,209
Savings accounts	73,133	77,466	80,702
Noninterest bearing demand deposits	1,499	2,055	1,819
Certificates of deposit	95,951	89,997	83,307

Total	$193,314	$193,617	$190,037

The following table indicates the amount of certificates of deposit with balances of $100,000 or greater by time remaining until maturity as of December 31, 2005. We do not offer jumbo certificates of deposit. The minimum deposit to open a certificate of deposit ranges from $500 to $2,500.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$4,481
Over three through six months	4,409
Over six through twelve months	4,107
Over twelve months	8,602

Total	$21,599

The following table sets forth the time deposits classified by rates at the dates indicated.

	At December 31,
	2005	2004	2003
	(In thousands)
0.00 - 1.00%	$567	$4,233	$12,824
1.01 - 2.00%	10,350	38,457	37,770
2.01 - 3.00%	33,683	18,637	10,563
3.01 - 4.00%	28,680	13,739	11,630
4.01 - 5.00%	22,284	11,654	5,526
5.01 - 6.00%	338	2,083	3,718
Over 6.00%	49	1,194	1,276

Total	$95,951	$89,997	$83,307

The following table sets forth the amount and maturities of time deposits classified by rates at December 31, 2005.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Deposit Accounts
	(Dollars in thousands)
0.00 - 1.00%	$567	$—	$—	$—	$—	$567	0.59%
1.01 - 2.00%	10,345	5	—	—	—	10,350	10.79
2.01 - 3.00%	29,244	3,511	928	—	—	33,683	35.11
3.01 - 4.00%	16,212	2,770	6,412	3,286	—	28,680	29.89
4.01 - 5.00%	2,595	2,477	505	6,946	9,761	22,284	23.22
5.01 - 6.00%	338	—	—	—	—	338	0.35
Over 6.00%	—	6	—	43	—	49	0.05

Total	$59,301	$8,769	$7,845	$10,275	$9,761	$95,951	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Beginning balance	$193,617	$190,037	$193,401

Increase (decrease) before – interest credited	(3,413)	1,086	(5,975)
Interest credited	3,110	2,494	2,611

Net increase (decrease) – in deposits	(303)	3,580	(3,364)

Ending balance	$193,314	$193,617	$190,037

Borrowings. We utilize borrowings from the Federal Home Loan Bank of New York to supplement our supply of funds for loans and investments. We are able to utilize borrowings when necessary or advantageous as an alternative to deposits when a pricing advantage exists, as a temporary source of funds to meet liquidity needs, to be used in an effort to manage our asset and liability position by replacing short-term deposits with longer term maturity matched borrowings, to supplement our supply of funds for real estate loan closings and investment purchases and to meet deposit withdrawal requirements, if necessary. While historically we have not relied upon advances from the Federal Home Loan Bank of New York to supplement our supply of lendable funds or to meet deposit withdrawal requirements we may rely upon advances from the Federal Home Loan Bank of New York in the future.

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	$—	$—	$900
Average advances outstanding during the period:
FHLB advances	—	—	139
Balance outstanding at end of period:
FHLB advances	—	—	—
Weighted average interest rate during the period:
FHLB advances	0.00%	0.00%	6.47%
Weighted average interest rate at end of period:
FHLB advances	0.00%	0.00%	0.00%

We had no securities sold under agreements to repurchase and no other borrowings of any kind during these periods.

Results of Operations for the Years Ended December 31, 2005, 2004 and 2003

Overview.

	2005	2004	2003	% Change 2005/2004	% Change 2004/2003
	(Dollars in thousands)
Net income	$1,990	$1,563	$2,392	27.3%	(34.7)%
Return on average assets	0.83%	0.66%	1.02%	25.8	(35.3)
Return on average equity	4.69	3.80	6.13	23.4	(38.0)
Average equity to average assets	17.65	17.45	16.66	1.1	4.7

2005 v. 2004. Net income increased $427,000, or 27.3%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Net interest income increased $327,000, or 3.4%, for 2005 as interest income on loans increased due to increased loan originations that partly offset a decreased yield resulting from refinancing activity that resulted in the origination of lower yielding real estate loans. Noninterest income decreased $65,000, or 4.9%, due primarily to a decrease in mortgage loan prepayment penalties. Noninterest expense decreased by $563,000, or 7.0%, due to ongoing cost containment efforts.

2004 v. 2003. Net income decreased $829,000 or 34.7%, in 2004 as interest income on loans and other operating income continued to drop as mortgage refinancing continued in earnest as the Federal Reserve kept short term interest rates low. Net interest income decreased $1.4 million, or 12.7%, for the year ended December 31, 2004 due primarily to a decrease in the yield on the real estate loan portfolio. Noninterest income decreased $187,000, or 12.3%, for 2004 due primarily to a decrease in mortgage prepayment penalties and the charge off of bank-owned automobiles. Noninterest expense increased $678,000, or 9.2%, in 2004 due primarily to the opening of our Massachusetts loan production office.

Net Interest Income.

2005 vs. 2004. Net interest income increased $327,000, or 3.4%, for 2005 to $9.8 million primarily as a result of a 10.6% increase in the average balance of the loan portfolio and an 86.1% increase in interest on other interest-earning assets (primarily Federal Home Loan Bank deposits), which more than offset an increase of $635,000 in interest paid on certificates of deposit.

Total interest income increased $943,000, or 7.9%, to $12.9 million for 2005. Interest income on loans increased $278,000, or 2.5%, for 2005 as the average balance of the loan portfolio grew $17.2 million, or 10.6%, while the average yield on the loan portfolio declined 50 basis points to 6.28%. The decrease in the average yield was the result of the prevailing low interest rate environment in 2005. New loans were originated at lower rates and many higher rate loans refinanced at lower rates.

Interest income on securities increased $124,000, or 33.3%, as the average balance of the securities portfolio grew $1.7 million, or 13.8%, in 2005, and the average yield increased 53 basis points to 3.60% as a result of higher interest rates. Interest income on other interest-earning assets increased $541,000, or 86.1%, as the average balance of other interest earning assets decreased by $14.0 million, or 26.5%, in 2005, which was more than offset by an increase in the average yield of 183 basis points to 3.02% as a result of higher interest rates on overnight deposits at the Federal Home Loan Bank.

Total interest expense increased $616,000, or 24.7%, to $3.1 million for 2005 due to an increase in average deposit costs. The average balance of interest-bearing deposits increased $3.1 million, or 1.7%, in 2005 due to increased certificates of deposit. The average interest rate paid on deposits increased 30 basis points to 1.62% as a result of the rising interest rate environment and the growth in certificates of deposit.

The level of net interest income is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors and market interest rates.

In 2005, the movements in short- and intermediate-term interest rates resulted in a flattening of the yield curve and the contraction of our net interest income. By the end of 2005, the yield curve had inverted, meaning that the level of short-term interest rates exceeded the level of intermediate-term interest rates. Should the inverted yield curve continue or become more pronounced, our net interest income could experience further contraction, which could have a material adverse effect on our net income and cash flows and the value of our assets.

If the yield curve remains flat, as we anticipate it will, we would expect modest compression of our net interest margin in 2006. Our diversification of our loan portfolio into other less competitive urban market areas has helped our margins, and we believe it will continue to lessen our exposure to competition-based margin compression.

2004 vs. 2003. Net interest income decreased $1.4 million, or 12.7%, in 2004 to $9.5 million, primarily as a result of a 78 basis point decrease in the average yield on the loan portfolio.

Total interest income decreased $1.5 million, or 11.2%, to $12.0 million for 2004, caused by a decrease in the average yield on the loan portfolio. Interest income on loans decreased $1.5 million, or 12.3%, in 2004 as the average balance of the loan portfolio decreased by $3.7 million, or 2.2%, and the average yield on the loan portfolio declined 78 basis points to 6.78%. The decrease in the average yield on the loan portfolio was the result of the prevailing low interest rate environment in 2004. New loans were originated at lower rates and many higher rate loans refinanced at lower rates.

Interest income on securities decreased $132,000, or 26.2%, as the average balance of the securities portfolio grew by $355,000, or 3.0%, in 2004, while the average yield on the securities portfolio decreased by 122 basis points to 3.07% as a result of lower interest rates. Interest income on other interest-earning assets increased $157,000, or 33.3%, as the average balance of other interest earning assets increased by $5.4 million, or 11.4%, in 2004, and the average yield increased 19 basis points to 1.19% as a result of higher interest rates on overnight deposits at the Federal Home Loan Bank.

Total interest expense decreased $126,000, or 4.8%, to $2.5 million for 2004 as deposit costs decreased due to the low interest rate environment. The average balance of interest-bearing deposits increased $453,000, or 0.2%, in 2004. The average interest rate paid on deposits decreased 6 basis points to 1.32% for 2004.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using average daily balances. Loan fees are included in interest income on loans. Interest income on loans and investment securities has not been calculated on a tax equivalent basis because the impact would be insignificant.

	At December 31, 2005		Year Ended December 31,
			2005			2004			2003
	Actual Balance	Actual Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$192,096	6.18%	$179,129	$11,254	6.28%	$161,908	$10,976	6.78%	$165,576	$12,510	7.56%
Securities	12,947	3.92	13,764	496	3.60	12,100	372	3.07	11,745	504	4.29
Other interest-earning assets	24,460	3.62	38,707	1,169	3.02	52,689	628	1.19	47,278	471	1.00

Total interest-earning assets	229,503	5.78	231,600	12,919	5.58	226,697	11,976	5.28	224,599	13,485	6.00

Allowance for loan losses	(1,200)		(1,200)			(1,200)			(1,219)
Noninterest-earning assets	10,518		9,879			10,450			10,700

Total assets	$238,821		$240,279			$235,947			$234,080

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand	$22,731	0.26	$22,825	62	0.27	$23,769	61	0.26	$23,146	78	0.34
Savings and club accounts	73,133	0.58	76,607	373	0.49	81,032	393	0.48	80,872	436	0.54
Certificates of deposit	95,951	3.22	93,039	2,675	2.88	84,541	2,040	2.41	84,871	2,097	2.47

Total interest-bearing deposits	191,815	1.86	192,471	3,110	1.62	189,342	2,494	1.32	188,889	2,611	1.38
FHLB advances	—	0.00	—	—	0.00	—	—	0.00	139	9	6.47
Total interest-bearing liabilities	191,815	1.86	192,471	3,110	1.62	189,342	2,494	1.32	189,028	2,620	1.39

Noninterest-bearing demand	1,499		1,663			2,008			2,153
Other liabilities	2,387		3,735			3,421			3,906

Total liabilities	195,701		197,869			194,771			195,087

Retained earnings	43,120		42,410			41,176			38,993

Total liabilities and retained earnings	$238,821		$240,279			$235,947			$234,080

Net interest income				$9,809			$9,482			$10,865

Interest rate spread		3.92			3.96			3.97			4.62
Net interest margin					4.24			4.18			4.84
Net interest-earning assets	$37,688		$39,129			$37,355			$35,571

Interest-earning assets to interest- bearing liabilities	119.65%		120.33%			119.73%			118.82%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2005 Compared to Year Ended December 31, 2004			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
	Increase (Decrease) Due to		Net	Increase (Decrease) Due to		Net
	Volume	Rate		Volume	Rate
	(In thousands)
Interest and dividend income:
Loans receivable	$1,117	$(839)	$278	$(272)	$(1,262)	$(1,534)
Investment securities	55	69	124	15	(147)	(132)
Other interest-earning assets	(204)	745	541	58	99	157

Total interest-earning assets	968	(25)	943	(199)	(1,310)	(1,509)

Interest expense:
Interest-bearing demand deposits	(2)	3	1	2	(19)	(17)
Savings accounts	(22)	2	(20)	1	(44)	(43)
Certificates of deposit	219	416	635	(8)	(49)	(57)
FHLB advances	—	—	—	(4)	(5)	(9)

Total interest-bearing liabilities	195	421	616	(9)	(117)	(126)

Net change in interest income	$773	$(446)	$327	$(190)	$(1,193)	$(1,383)

Provision for Loan Losses.

2005 v. 2004. The allowance for loan losses was $1.2 million at December 31, 2005 and 2004. There were no provisions for loan losses added during 2005. There were no charge-offs or recoveries during 2005 or 2004.

2004 v. 2003. The allowance for loan losses was $1.2 million at December 31, 2004 and 2003. There were no provisions for loan losses added during 2004 and 2003. There was a charge-off of $19,000 during 2003 on the disposition of a one- to four-family single family residential loan where the borrower was in bankruptcy. A specific reserve for this loan was set aside in 2001 and, when charged off, the allowance for loan losses stood at $1.2 million.

In determining the amount of the allowance for loan losses and whether to increase the allowance for loan losses we take into account a variety of factors. An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.” Based on the procedures that we utilize in determining our allowance for loan losses, we determined that our allowance for loan losses was adequate for our loan portfolio in each of the years ended 2003, 2004 and 2005. Because we did not have any charge-offs in 2004 and 2005 and only a $19,000 charge-off in 2003, we have not added to our allowance for loan losses in the past three fiscal years. We continue to monitor our loan portfolio and our allowance for loan losses on a regular basis and as our loan portfolio grows, our procedures may require an increase in our allowance for loans losses.

Noninterest Income. The following table shows the components of noninterest income for the years ended December 31, 2005, 2004 and 2003.

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Service charges	$520	$529	$496
Mortgage loan prepayments penalties	732	906	1,028
Net loss from fixed assets	(19)	(136)	(52)
Other	34	33	47

Total	$1,267	$1,332	$1,519

2005 vs. 2004. During the year ended December 31, 2005, noninterest income decreased $65,000, or 4.9%, due primarily to a decrease in mortgage loan prepayment penalties and as a result of lower service charges.

2004 vs. 2003. During the year ended December 31, 2004, noninterest income decreased $187,000, or 12.3%, primarily due to a decrease in mortgage loan prepayment penalties and the charge-off of bank-owned automobiles.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003	% Change 2005/2004	% Change 2004/2003
	(Dollars in thousands)
Salaries and employee benefits	$4,136	$4,201	$3,793	(1.5)%	10.8%
Net occupancy expense of premises	817	917	833	(10.9)	10.1
Equipment	390	525	515	(25.7)	1.9
Outside data processing	556	523	476	6.3	9.9
Advertising	82	85	126	(3.5)	(32.5)
Service contracts	171	215	198	(20.5)	8.6
Insurance	166	186	177	(10.8)	5.1
Audit and accounting	153	188	181	(18.6)	3.9
Telephone	145	154	141	(5.8)	9.2
Office supplies and stationary	145	156	166	(7.1)	(6.0)
Director, officer and employee expenses	155	182	220	(14.8)	(17.3)
Legal fees	48	174	—	(72.4)	N/M
Other	551	572	574	(3.7)	(0.3)

Total noninterest expenses	$7,515	$8,078	$7,400	(7.0)%	9.2%

N/M	Not meaningful.

2005 v. 2004. In 2005, noninterest expenses decreased by $563,000, or 7.0%, due primarily to on-going cost containment efforts to improve our efficiency ratio, the absence of various non-recurring charges from 2004 and the absence of loan production office setup costs and sign-on bonuses for additional loan officers. Material decreases in expenses in 2005 included legal expenses, equipment and service contracts.

2004 v. 2003. In 2004, noninterest expenses increased by 9.2%, to $8.1 million, due primarily to opening and staffing of our loan production office in Wellesley, Massachusetts. Material increases in noninterest expenses included salaries and employee benefits, occupancy expense and data processing costs related to the loan production office. Many of these related expenses have been reduced since 2004.

Income Taxes.

2005 v. 2004. Income tax expense for the year ended December 31, 2005 was $1.6 million compared to $1.2 million for the year ended December 31, 2004. Income taxes increased due to an increase in pre-tax net income in 2005 as compared to 2004.

2004 v. 2003. Income tax expense for the year ended December 31, 2004 was $1.2 million as compared to $2.6 million for the year ended December 31, 2003. Income taxes decreased due to a decrease in pre-tax income in 2004 as compared to 2003.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and operational risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Other risks that we face are market risk, liquidity risk and reputation risk. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We underwrite each mortgage loan application on its merits, applying risk factors to insure that each transaction is considered on an equitable basis.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes ten days past due, a late charge notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower and additional phone calls are made. If payment is not received by the 45th day of delinquency, the delinquent loan will be turned over to the problem loan officer to resolve the delinquency. If no successful workout can be achieved, we may commence foreclosure or other legal proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days.

Analysis of Nonperforming and Classified Assets. We generally consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. It is generally our policy to discontinue accruing interest on all loans that are contractually 90 days or more past due and when, in the opinion of management, the collectibility of the loan is doubtful. When a loan is placed on nonaccrual status, the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied in the following order to late charges, interest, escrow and outstanding principal.

Real estate that we acquire as a result of foreclosure action by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is initially recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans:

Residential real estate:
One- to four-family	$—	$—	$—	$—	$—
Multifamily	—	—	—	—	—
Mixed use	—	—	—	—	—
Nonresidential real estate	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Accruing loans past due 90 days or more:
Residential real estate:
One- to four-family	—	—	—	28	14
Multifamily	—	—	—	—	—
Mixed use	—	—	—	—	—
Nonresidential real estate	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	—	—	—	28	14

Total of nonaccrual and 90 days or more past due loans	—	—	—	28	14

Real estate owned	—	—	—	—	—
Other nonperforming assets	—	—	—	—	—

Total nonperforming assets	—	—	—	28	14

Troubled debt restructurings	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$—	$—	$—	$28	$14

Total nonperforming loans to total loans	0.00%	0.00%	0.00%	0.02%	0.01%
Total nonperforming loans to total assets	0.00%	0.00%	0.00%	0.01%	0.01%
Total nonperforming assets and troubled debt restructurings to total assets	0.00%	0.00%	0.00%	0.01%	0.01%

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. We recognize a loss as soon as a reasonable determination of that loss can be made. We directly charge, against earnings, that portion of the asset that is determined to be uncollectible. If an accurate determination of the loss is impossible, for any reason, we will establish an allowance in an amount sufficient to absorb the most probable loss expected. In cases where a reasonable determination of a loss cannot be made, we will adjust our allowance to reflect a potential loss until a more accurate determination can be made.

We had no classified assets at December 31, 2005 or December 31, 2004 and there are no loans at December 31, 2005 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

At December 31,
	2005	2004
(In thousands)
Special mention assets	$—	$—
Substandard assets	—	—
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$—	$—

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated. We had no delinquencies in our loan portfolio at December 31, 2005, 2004 or 2003.

	At December 31,
	2005		2004		2003
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Residential real estate:
One- to four-family	$—	$—	$—	$—	$—	$—
Multifamily	—	—	—	—	—	—
Mixed use	—	—	—	—	—	—
Nonresidential real estate	—	—	—	—	—	—
Consumer and other loans	1	—	—	—	—	—

Total	$1	$—	$—	$—	$—	$—

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans when the loan balance exceeds the fair market value, when collection of the full amount outstanding becomes improbable and when an accurate estimate of the loss can be documented.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, collateral value, loan volumes and concentration, specific reserve and classified asset trends, delinquency trends and risk rating trends. These loss factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

We also establish a general allowance for loans identified by the internal loan review process and loans not performing according to contractual terms. These loans typically do not pose significant risk of loss, but do demonstrate a higher level of risk than the average loan in our portfolio. These could include loans 30 days or more past due, properties with vacant apartments or commercial spaces temporarily vacant due to tenant turnover or renovation, or the death of the obligator causing delinquency until a court appointed executor takes control of the property. We separate these loans by property type and assign a risk factor to each category based on its risk potential as compared to the other categories and the portfolio as a whole. Loans classified special mention or substandard would typically be candidates for treatment under this reserve category.

We also identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired or to an addition to the general valuation allowance to reflect the higher risk associated with the identified loan.

At December 31, 2005, our allowance for loan losses was $1.2 million and represented 0.63% of total gross loans. The allowance for loan losses did not change from 2004.

At December 31, 2004, our allowance for loan losses was $1.2 million and represented 0.71% of total gross loans. The allowance for loan losses did not change from 2003.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2005			2004			2003
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate:
One- to four-family	$—	0.0%	0.3%	$2	0.2%	0.5%	$3	0.3%	0.6%
Multifamily	443	36.9	52.4	520	43.3	58.9	497	41.4	55.3
Mixed use	277	23.1	22.9	290	24.2	22.7	329	27.4	26.0
Nonresidential real estate	480	40.0	24.2	388	32.3	17.7	371	30.9	17.9
Consumer and other loans	—	0.0	0.2	—	0.0	0.2	—	0.0	0.2

Total allowance for loan losses	$1,200	100.0%	100.0%	$1,200	100.0%	100.0%	$1,200	100.0%	100.0%

	At December 31,
	2002			2001
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate:
One- to four-family	$24	2.0%	0.9%	$26	2.8%	1.7%
Multifamily	522	42.8	56.3	358	39.0	55.0
Mixed use	388	31.8	30.0	379	41.2	31.9
Nonresidential real estate	285	23.4	12.6	156	17.0	11.2
Consumer and other loans	—	0.0	0.2	—	0.0	0.2

Total allowance for loan losses	$1,219	100.0%	100.0%	$919	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Allowance at beginning of period	$1,200	$1,200	$1,219	$919	$880

Provision for loan losses	—	—	—	294	191

Charge offs:
Residential real estate:
One- to four-family	—	—	(19)	—	(152)
Multifamily	—	—	—	—	—
Mixed use	—	—	—	—	—
Nonresidential real estate	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total charge-offs	—	—	(19)	—	(152)

Recoveries:
Residential real estate:
One- to four-family	—	—	—	6	—
Multifamily	—	—	—	—	—
Mixed use	—	—	—	—	—
Nonresidential real estate	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total recoveries	—	—	—	6	—

Net charge-offs	—	—	(19)	6	(152)

Allowance at end of period	$1,200	$1,200	$1,200	$1,219	$919

Allowance to nonperforming loans	N/M	N/M	N/M	4,353.57	6,564.29
Allowance to total loans outstanding at the end of the period	0.63%	0.71%	0.77%	0.72%	0.51%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.01%	0.00%	0.08%

In the past five years, we have had no real estate loan charge-offs, other than one charge-off for a one- to four-family residential loan.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating mortgage real estate loans that reprice to market interest rates in three to five years; purchasing securities that typically reprice within a three year time frame to limit exposure to market fluctuations; and, where appropriate, offering higher rates on long term certificates of deposit to lengthen the repricing time frame of our liabilities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, comprised of our chief executive officer and our chief financial officer, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income.

Net Portfolio Value Analysis. We use a net portfolio value analyses prepared by us to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points.

The following table presents the change in our net portfolio value at December 31, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300	$45,291	$(6,587)	(12.70)%	20.34%	(173)
200	48,397	(3,482)	(6.71)	21.33	(75)
100	50,560	(1,318)	(2.54)	21.89	(19)
0	51,878	—	—	22.07	—
(100)	53,063	1,185	2.28	22.19	11
(200)	54,707	2,129	4.10	22.18	10

We and the Office of Thrift Supervision use various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of New York. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of: (1) expected loan demands; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. Cash and cash equivalents totaled $27.4 million at December 31, 2005 and consist primarily of federal funds, overnight deposits and miscellaneous cash items. Securities classified as available-for-sale and whose market value exceeds our cost provide an additional source of liquidity. Total securities classified as available-for-sale were $362,000 at December 31, 2005 and $473,000 at December 31, 2004.

At December 31, 2005, we had $17.0 million in loan commitments outstanding. At December 31, 2005, this consisted of $13.2 million of real estate loan commitments, $3.5 million in unused real estate equity lines of credit and $246,000 in consumer lines of credit. Certificates of deposit due within one year of December 31, 2005 totaled $59.3 million. This represented 61.8% of certificates of deposit at December 31, 2005. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2005.

		Payments due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
	(In thousands)
Capital lease obligations	$1,286	$16	$33	$33	$1,204	(1)
Operating lease obligations	738	119	242	161	216

Total	$2,024	$135	$275	$194	$1,420

(1)	Represents a 99-year ground lease on our West 23rd Street branch office, the term of which expires in 2084.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. At December 31, 2005, we had the ability to borrow $48.0 million from the Federal Home Loan Bank of New York, which included two available overnight lines of credit of $24.0 million each. At December 31, 2005, we had no overnight advances outstanding. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to maintain or increase our core deposit relationships depending on our level of real estate loan commitments outstanding. Occasionally, we offer promotional rates on certain deposit products to attract deposits or to lengthen repricing time frames.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2005	2004
	(In thousands)
Investing activities:
Loans disbursed or closed	$(58,176)	$(53,760)
Loan principal repayments	35,415	40,642
Proceeds from maturities and principal repayments of securities	3,107	3,025
Purchases of securities	(3,874)	(4,807)

Financing activities:
Increase (decrease) in deposits	(302)	3,584

Capital Management. As a mutual savings bank, we have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and the notes to the consolidated financial statements included in this prospectus.

This offering is expected to increase our consolidated equity by $43.0 million to $86.1 million at the maximum of the offering. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum long-term stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. In addition, if we sell our First Avenue branch office, which we are currently marketing for sale, we would have a gain on the sale, the amount of which cannot be determined at this time. Such a gain, if it occurs, would also increase our capital. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations are expected to be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may consider capital management tools such as cash dividends and common stock repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see note 13 of the notes to the consolidated financial statements. We currently have no plans to engage in hedging activities in the future.

For the years ended December 31, 2005 and December 31, 2004, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The effective date of this statement was delayed until fiscal years beginning after June 15, 2005. We will adopt this standard as required, and management has not calculated the effect on our financial statements as we have not adopted any stock-based benefit plans. See “Pro Forma Data” for an illustration of the application of this standard.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. We will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period ending after December 15, 2005 with early application permitted for periods for which financial statements have not been issued. We do not believe that implementation of this FSP will have a material effect on its results of operations or financial position as it does not have any Variable Interest Entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

The initial board of directors of Northeast Community Bancorp and Northeast Community Bancorp, MHC will consist of the directors of Northeast Community Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Northeast Community Bank at the time of the reorganization. The board of directors of Northeast Community Bancorp and Northeast Community Bancorp, MHC will be elected to terms of three years, one-third of whom will be elected annually.

The board of directors of Northeast Community Bank is presently composed of eight members who are elected for terms of three years, approximately one-third of whom are elected annually. Ms. Swan, Ms. Cavanaugh and Messrs. Levine, Read and Thomas are independent under the current listing standards of the Nasdaq Stock Market. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2005.

The following directors have terms ending in 2007:

Kenneth A. Martinek has served with Northeast Community Bank since 1976 and has been the President and Chief Executive Officer of Northeast Community Bank since 1991. Mr. Martinek has been Chairman of the Board since 2002. Mr. Martinek’s brother, Charles A. Martinek, also serves on the board of directors. Age 53. Director since 1983.

Arthur M. Levine is a certified public accountant and Managing Partner of the accounting firm A.L. Wellen & Co. Age 71. Director since 1995.

The following directors have terms ending in 2008:

Salvatore Randazzo has served as Executive Vice President and Chief Financial Officer of Northeast Community Bank since 2002. Mr. Randazzo joined Northeast Community Bank as senior accountant in 1997. Age 38. Director since 2003.

Harry (Jeff) A.S. Read has been a registered investment adviser with Geneos Wealth Management, Inc. since January 2006. From January 2004 to December 2005, Mr. Read served as a registered investment adviser with Financial Network Investment Corp., an ING company. Before serving with Financial Network Investment Corp., Mr. Read worked as a registered investment adviser with Allmerica Financial of Worcester, MA, for over twenty years. Mr. Read has served several terms in the Massachusetts House of Representatives. Age 69. Director since 2005.

Linda M. Swan is a retired Director of the Corporate Activities Division of the Office of Thrift Supervision. Age 56. Director since 1991.

The following directors have terms ending in 2009:

Diane B. Cavanaugh is an attorney. Age 49. Director since 1992.

Charles A. Martinek has served as a commercial loan officer with Northeast Community Bank since 2001, and an assistant vice president since 2002. Prior to serving with Northeast Community Bank, Mr. Martinek was a quality control analyst with C. Cowles & Co. Mr. Martinek is also the owner of Martinek Investment Properties, LLC. Mr. Martinek’s brother, Kenneth Martinek, also serves on the board of directors. Age 44. Director since 2002.

Kenneth H. Thomas has been an independent bank analyst and consultant since 1969 and has been President of K.H. Thomas Associates since 1975. Mr. Thomas holds a Ph.D. in Finance from the Wharton School and has written extensively on the Community Reinvestment Act of 1977. Age 58. Director since 2001.

Executive Officers

The executive officers of Northeast Community Bancorp and Northeast Community Bancorp, MHC will be, and the executive officers of Northeast Community Bank are, elected annually by the board of directors and serve at the Board’s discretion. The executive officers of Northeast Community Bank are:

Name	Position
Kenneth A. Martinek	Chairman of the Board, President and Chief Executive Officer
Salvatore Randazzo	Executive Vice President, Chief Financial Officer and Treasurer

The executive officers of Northeast Community Bank will also be the executive officers of Northeast Community Bancorp and Northeast Community Bancorp, MHC.

Meetings and Committees of the Board of Directors of Northeast Community Bank

We conduct business through meetings of our board of directors. During the year ended December 31, 2005, the board of directors of Northeast Community Bank held 12 meetings.

Committees of the Board of Directors of Northeast Community Bancorp

In connection with the formation of Northeast Community Bancorp, the board of directors will establish Audit, Compensation and Nominating and Governance Committees.

The Audit Committee, consisting of Ms. Cavanaugh, Ms. Swan and Messrs. Levine and Read, will meet periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. Each member of the Audit Committee is independent under the definition contained in the listing standards of The Nasdaq Stock Market. The Board has determined that Arthur Levine is an “Audit Committee financial expert” as such term is defined by the rules and regulators of the Securities and Exchange Commission.

The Compensation Committee, consisting of Ms. Cavanaugh, Ms. Swan and Messrs. Levine, Read and Thomas, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Nominating and Governance Committee, consisting of Ms. Cavanaugh, Ms. Swan and Messrs. Levine, Read and Thomas, will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Northeast Community Bancorp’s corporate governance policy. Each member of the Nominating and Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Northeast Community Bancorp will also adopt several policies to govern the activities of both Northeast Community Bancorp and Northeast Community Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of the directors;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each director of Northeast Community Bank receives a $3,000 quarterly retainer plus $1,000 per meeting attended. Directors will receive a $750 quarterly retainer plus $750 per meeting attended for their service on the board of directors of Northeast Community Bancorp, and $500 per meeting attended for service on the committee(s) of the Board of Northeast Community Bancorp. Directors will not receive any fees for their service on the board of directors of Northeast Community Bancorp, MHC.

Directors’ Deferred Compensation Plan. Northeast Community Bank has established a deferred compensation plan for directors of Northeast Community Bank. Directors may elect on or before December 31st each year to defer all or part of their fees earned during the following year into the plan. Northeast Community Bank credits fee deferrals with interest annually based on the prevailing rate on its 60-month certificate of deposit. Directors remain fully vested at all times in the fees deferred under the plan and the interest credited on their deferrals. Distributions from the plan are made in cash and may commence on a specified payment date or pursuant to a fixed payment schedule elected by the director. Generally, directors may receive distributions from the deferred compensation plan only following their separation from service, disability or death, upon a change in control, or upon the occurrence of an unforeseeable emergency. Each participating director may designate a beneficiary to receive payment of any amounts due from the plan upon the director’s death.

Outside Director Retirement Plan. Northeast Community Bank has adopted an outside director retirement plan for the benefit of non-employee directors. Under the director retirement plan, directors who have completed at least ten years of service receive a retirement benefit based on their length of service at retirement. Directors with at least ten years of service receive a retirement benefit equal to 50% of the cash compensation they received during the year preceding their retirement. The retirement benefit increases to 75% of pre-retirement cash compensation upon completion of at least 15 years of service and to 100% of pre-retirement cash compensation upon completion of 20 or more years of service. The director retirement plan also provides that participants vest in the applicable retirement benefit in equal installments over a five year period, commencing with their date of initial participation in the plan. Generally, the applicable retirement benefit is payable over a ten year period in annual installments. If a director dies while receiving benefits under the plan, the director’s beneficiary will continue to receive any remaining installments due from the plan. If the participant dies while in service, the director’s beneficiary will receive an actuarially equivalent lump sum benefit calculated as if the director had retired immediately prior to death and had completed at least ten years of service (with the lump sum benefit based on the director’s actual years of service, if greater than ten years). If a director terminates service due to disability, the director will receive an annual benefit calculated as if the director had retired immediately prior to incurring the disability and had completed at least ten years of service. Upon termination of service (other than termination for cause or by reason of death) following a change in control, a director will receive an actuarially equivalent lump sum benefit calculated as if the director had retired with at least ten years of service. A director receives no benefit under the plan upon termination of service for cause (as defined in the plan).

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and other executive officers of Northeast Community Bank who received a salary and bonus of $100,000 or more during the year ended December 31, 2005. Compensation information for 2004 and 2003 has been omitted as Northeast Community Bank was neither a public company nor a subsidiary of a public company at that time.

		Annual Compensation (1)
Name and Position	Year	Salary	Bonus	All Other Compensation (2)
Kenneth A. Martinek President and Chief Executive Officer	2005	$205,000	$59,750	$31,850

Salvatore Randazzo Executive Vice President, Chief Financial Officer and Treasurer	2005	93,600	4,650	26,280

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.
(2)	Other compensation consists of employer profit-sharing and matching contributions under the Northeast Community Bank 401(k) Plan and directors fees of $21,600 and $21,600, respectively, for Messrs. Martinek and Randazzo.

Agreements

Current Employment Agreements. Northeast Community Bank currently has no employment agreements with any of its employees.

Proposed Employment Agreements. Upon completion of the offering, Northeast Community Bancorp and Northeast Community Bank intend to enter into employment agreements with Kenneth A. Martinek and Salvatore Randazzo (referred to below as the “executives” or “executive”). Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base after the offering. Under the agreements, which have essentially identical provisions, Northeast Community Bancorp will make any payments not made by Northeast Community Bank under its agreement with the executives, but the executives will not receive any duplicative payments.

The employment agreements each will provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $235,000 for Mr. Martinek and $138,000 for Mr. Randazzo. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of an executive’s employment for cause, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, the executive or, upon his death, his beneficiary, will receive an amount equal to the base salary and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue or pay for each executive’s life, health and dental coverage for the remaining term of the agreement.

Under the employment agreements, if the executive is involuntarily terminated, or terminates voluntarily under certain circumstances specified in the agreement within one year of a change in control, he will receive a severance payment equal to three times the average of the five preceding taxable years’ annual compensation. We will also continue the executive’s health, life and disability benefits for 36 months following termination in connection with a change in control.

The agreements will provide for the reduction of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code. Upon termination of employment (other than involuntary termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision.

We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements will also provide for indemnification of the executives to the fullest extent legally permissible.

Supplemental Executive Retirement Plan. Northeast Community Bank maintains a supplemental executive retirement plan that provides for the payment of supplemental retirement benefits to Kenneth Martinek and Salvatore Randazzo upon their termination of employment on or after the normal retirement age of 65. The normal retirement benefit under the supplemental executive retirement plan equals fifty percent (50%) of the executive’s average base salary over the three-year period preceding termination of employment. Upon retirement on or after attaining age 60 and completing a minimum of 20 years of service, the executive is eligible to receive an early retirement benefit equal to the normal retirement benefit, reduced by .25% for each month by which the executive’s age at termination is less than age 65. No benefit is payable under the supplemental executive retirement plan upon termination of employment prior to age 60, unless the termination is due to death, disability, or a change in control, as discussed below. Upon early or normal retirement, the executive receives the annual retirement benefit in equal monthly installments for the greater of the executive’s lifetime or 15 years immediately following the participant’s normal or early retirement or, in the case of disability, commencing at age 65. If a participant dies while receiving benefits under the plan, the executive’s beneficiary continues to receive any remaining installment payments (up to 15) due from the plan. If the executive dies while actively employed, his beneficiary receives an actuarially equivalent lump sum calculated as if the executive had attained normal retirement age immediately prior to death. If the executive has attained age 65 or is eligible for an early retirement benefit, he receives the applicable benefit upon termination of employment due to disability. If the executive is not eligible for an early or normal retirement benefit, the disability benefit under the plan is calculated as if the executive attained normal retirement age immediately prior to termination of employment. Upon termination of employment in connection with a change in control, the executive will receive a lump sum payment that is actuarially equivalent to the normal retirement benefit, calculated as of the date of termination and without regard to the participant’s age at termination. No benefits are payable under the supplemental executive retirement plan upon a participant’s termination for cause (as defined in the plan).

401(k) Plan. We maintain the Northeast Community Bank 401(k) Plan (formerly the Fourth Federal Savings Bank 401(k) Plan), a tax-qualified defined contribution plan, for all employees of Northeast Community Bank who satisfy the plan’s eligibility requirements. Participants become eligible to participate in the plan on the January 1st, April 1st, July 1st or October 1st following their attainment of age 18 and completion of one year of service. Eligible employees may contribute to the plan on a pre-tax basis, subject to limitations imposed by the Code. For 2006, the limit is $15,000; provided, however, that participants over age 50 may contribute an additional $5,000 in “catch-up” contributions to the plan. Under the plan, Northeast Community Bank makes matching contributions of 100% of the amount deferred, up to a maximum of 5% of each participant’s compensation, to the accounts of all participants, as well as discretionary profit-sharing contributions to the accounts of participants who are employed on the last day of the year and have completed at least 1,000 hours of service during the year. Participants are always 100% percent vested in their salary deferrals; participants vest in Northeast Community Bank’s matching and profit-sharing contributions at the rate of 20% per year following completion of their first year of service.

Participants may direct the investment of their individual accounts under the 401(k) plan among a variety of investment funds. In connection with the offering, the 401(k) plan will add another investment alternative, the Northeast Community Bancorp Stock Fund. The new stock fund will enable participants to invest up to 100% of their 401(k) plan funds in Northeast Community Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant elects to purchase the common stock using other funds. See “The Reorganization and the Stock Offering – Subscription Offering and Subscription Rights” and “Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the reorganization, Northeast Community Bank intends to adopt an employee stock ownership plan for eligible employees. Eligible employees who have attained age 18 are employed by Northeast Community Bank on the closing date of the offering will participate in the Plan as of the closing date. Thereafter, new employees will participate in the employee stock ownership plan upon the attainment of age 18 and the completion of one year of service.

We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Northeast Community Bancorp common stock issued in the reorganization, including shares issued to Northeast Community MHC (333,200, 392,000, 450,800 and 518,420 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its purchase in the offering through a loan from Northeast Community Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Northeast Community Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 20-year term of the loan. The fixed interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account. Shares will be released from the suspense account on a pro rata basis, as the Bank repays the employee stock ownership plan loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan benefits at the rate of 20% per year following completion of their first year of service. Participants also become fully vested automatically upon normal retirement, death or disability, a change in control, or the termination of the plan. Participants will generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among the remaining participants, in accordance with the terms of the plan.

Participants may direct the trustee regarding the voting of common stock credited to their employee stock ownership plan accounts. The trustee will vote all allocated shares held in the plan as directed by participants. The trustee will vote all unallocated shares, as well as allocated shares for which it does not receive instructions, in the same ratio as those shares for which participants provide voting instructions, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, Northeast Community Bank will record compensation expense for the leveraged employee stock ownership plan at the fair market value of the shares when committed for release to participant accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended (ERISA). We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the plan. We expect, but cannot guarantee, the receipt of a favorable determination letter for the plan.

Employee Severance Compensation Plan. We expect to adopt the Northeast Community Bank Employee Severance Compensation Plan in connection with the offering. The plan will provide severance benefits to eligible employees who terminate employment in connection with a change in control of Northeast Community Bank or Northeast Community Bancorp. Employees will be eligible for severance benefits under the plan if they complete a minimum of one year of service and do not enter into an employment or change in control agreement with Northeast Community Bank or Northeast Community Bancorp. Under the severance plan, if, within 12 months of a change in control, Northeast Community Bank or Northeast Community Bancorp or their successors terminate an employee’s employment, or if an employee terminates voluntarily upon the occurrence of certain events specified in the severance plan, the terminated employee will receive a severance payment equal to one month of compensation for each year of service, up to a maximum payment of 199% of the employee’s base compensation. Based solely on compensation levels and years of service at February 28, 2006, and assuming that a change in control occurred on February 28, 2006, and all eligible employees became entitled to severance payments, the aggregate payments due under the severance plan would equal approximately $2.1 million.

Future Equity Incentive Plan. Following the reorganization, we may adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options equal to 4.9% of the total shares issued in the reorganization, including shares issued to Northeast Community MHC, and shares of restricted stock equal to 1.96% of the total shares issued in the reorganization. Therefore, the number of shares reserved under the plan will range from 583,100 shares, assuming 8,500,000 shares are issued in the reorganization, to 907,235 shares, assuming 13,225,000 shares are issued in the reorganization.

We may fund the equity incentive plan through the purchase of Northeast Community Bancorp common stock in the open market by a trust established in connection with the plan, or from authorized, but unissued, shares of common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the grant date. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options will generally vest ratably over a five-year period, or as otherwise permitted by the Office of Thrift Supervision, but Northeast Community Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Northeast Community Bancorp.

If adopted within one year of the reorganization, the equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for approval, at which time we will provide stockholders with detailed information about the plan. Under current Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Northeast Community MHC, unless we obtain a waiver from the Office of Thrift Supervision, which we intend to seek, that allows approval by a different vote standard.

Transactions with Northeast Community Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Northeast Community Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Northeast Community Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Northeast Community Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Northeast Community Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Northeast Community Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by Northeast Community Bank to its executive officers and directors (including unsecured loans represented by notes receivable) was $69,342 at December 31, 2005, or approximately .08% of pro forma stockholders’ equity, assuming that 5,175,000 shares are sold in the offering. These loans were performing according to their terms at December 31, 2005.

Indemnification for Directors and Officers

Northeast Community Bancorp’s bylaws provide that Northeast Community Bancorp shall indemnify all officers, directors and employees of Northeast Community Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Northeast Community Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Northeast Community Bancorp pursuant to its bylaws or otherwise, Northeast Community Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate anticipated purchases of common stock by our directors and executive officers, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 31% of the shares sold in the reorganization to persons other than Northeast Community Bancorp, MHC. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering		Percent of Shares at Minimum of Offering Range		Percent of Shares at Maximum of Offering Range
Name	Number of Shares		Dollar Amount
Diane B. Cavanaugh	1,000		$10,000.03%		.02%
Arthur M. Levine	7,500		75,000.20		.14
Charles A. Martinek	5,000		50,000.13		.10
Kenneth A. Martinek	25,000	(1)	250,000.65		.48
Linda M. Swan	800		8,000.02		.02
Salvatore Randazzo	2,000		20,000.05		.04
Harry (Jeff) A.S. Read	5,000		50,000.13		.10
Kenneth H. Thomas	10,000		100,000.26		.19

All directors and executive officers as a group (8 persons)	56,300		$563,000	1.47%	1.09%

(1)	Based on qualifying deposit account balances as of the eligibility record date. See “The Reorganization and Stock Offering— Subscription Offering and Subscription Rights—Category 1: Eligible Account Holders.”

Regulation and Supervision

General

Northeast Community Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Northeast Community Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Northeast Community Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Northeast Community Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Northeast Community Bancorp, Northeast Community Bancorp, MHC and Northeast Community Bank and their operations. Northeast Community Bancorp and Northeast Community Bancorp, MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Northeast Community Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Northeast Community Bank, Northeast Community Bancorp and Northeast Community Bancorp, MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Northeast Community Bank, Northeast Community Bancorp and Northeast Community Bancorp, MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Northeast Community Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property, and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are generally authorized to establish branch offices in any state or states of the United States and its territories, subject to applicable notice or application requirements of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 to risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45.0% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100.0% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances or risk profile of the institution. At December 31, 2005, Northeast Community Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8.0%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4.0% or a ratio of core capital to total assets of less than 4.0% (3.0% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the institution’s total assets when it became undercapitalized or the amount necessary to achieve full capital compliance. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15.0% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10.0% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash_out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision are required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Northeast Community Bank, it is a subsidiary of a holding company. If Northeast Community Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65.0% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20.0% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of December 31, 2005, Northeast Community Bank maintained 78.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Northeast Community Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliate” for these purposes generally means any company that controls or is under common control with an institution. Northeast Community Bancorp, Northeast Community Bancorp, MHC and their non_savings institution subsidiaries will be affiliates of Northeast Community Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the institution’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Northeast Community Bank’s authority to extend credit to executive officers, directors and 10.0% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Northeast Community Bank may make to insiders based, in part, on Northeast Community Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. The Federal Deposit Insurance Reform Act of 2005, signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system. The Act provides for the consolidation of the Bank and Savings Association Insurance Funds into a combined “Deposit Insurance Fund.” Pursuant to the Federal Deposit Insurance Reform Act, the consolidation of the Bank and Savings Association Insurance Funds into the Deposit Insurance Fund occurred on March 31, 2006. The Federal Deposit Insurance Reform Act also states that the FDIC must promulgate final regulations implementing the remainder of its provisions not later than 270 days after its enactment.

Northeast Community Bank is a member of the Deposit Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates are determined semi-annually by the FDIC and currently range from zero basis points of assessable deposits for the healthiest institutions to 27.00 basis points of assessable deposits for the riskiest.

The FDIC has authority to increase insurance assessments. A material increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Northeast Community Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the year ended December 31, 2005, Financing Corporation payments averaged 1.39 basis points of assessable deposits.

The FDIC may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the Office of Thrift Supervision. The management of Northeast Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Under the Federal Deposit Insurance Reform Act, insurance premiums are to be determined by the FDIC based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio fall below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Federal Deposit Insurance Reform Act provides the FDIC with flexibility to adjust the new insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year.

The Federal Deposit Insurance Reform Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts. While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the FDIC was provided with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010. Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits.

At this time, management cannot predict the effect, if any, that the Federal Deposit Insurance Reform Act will have on insurance premiums paid by Northeast Community Bank.

Federal Home Loan Bank System. Northeast Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Northeast Community Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Northeast Community Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2005 of $357,000.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Northeast Community Bank had an “outstanding” rating for the past ten years.

Other Regulations

Interest and other charges collected or contracted for by Northeast Community Bank are subject to state usury laws and federal laws concerning interest rates. Northeast Community Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Northeast Community Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”) significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

•	The Gramm-Leach-Bliley Act placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Northeast Community Bancorp and Northeast Community Bancorp, MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Northeast Community Bancorp and Northeast Community Bancorp, MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Northeast Community Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Northeast Community Bancorp, MHC, may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by the Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5.0% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Federal law also prohibits a savings and loan holding company from acquiring more than 5.0% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions. This limitation would not prohibit an interstate merger of the subsidiary savings association.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. Northeast Community Bancorp will be the stock holding company subsidiary of Northeast Community Bancorp, MHC. Northeast Community Bancorp will be permitted to engage in activities that are permitted for Northeast Community Bancorp, MHC subject to the same restrictions and conditions.

Waivers of Dividends by Northeast Community Bancorp, MHC. Office of Thrift Supervision regulations require Northeast Community Bancorp, MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Northeast Community Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; and (ii) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. The Office of Thrift Supervision has recently included a new condition in its approval of dividend waivers which requires a mutual holding company to certify that the dividends declared (distributed and waived) by the mutual holding company for the last two calendar quarters or since the date of its minority stock issuance, whichever is later, and the current year do not exceed cumulative net income of the stock holding company subsidiary. We anticipate that Northeast Community Bancorp, MHC will waive dividends that Northeast Community Bancorp may pay, if any.

Conversion of Northeast Community Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Northeast Community Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Northeast Community Bancorp, Northeast Community Bancorp, MHC’s corporate existence would end, and certain depositors of Northeast Community Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Northeast Community Bancorp, MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Northeast Community Bancorp, MHC own the same percentage of common stock in the new holding company as they owned in Northeast Community Bancorp immediately before conversion. The total number of shares held by stockholders other than Northeast Community Bancorp, MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Northeast Community Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued by means of this prospectus. Upon completion of the offering, Northeast Community Bancorp common stock will also be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Northeast Community Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Northeast Community Bancorp may be resold without registration. Shares purchased by an affiliate of Northeast Community Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Northeast Community Bancorp meets the current public information requirements of Rule 144, each affiliate of Northeast Community Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Northeast Community Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Northeast Community Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Northeast Community Bancorp’s Chief Executive Officer and Chief Financial Officer each will be required to certify that Northeast Community Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Northeast Community Bancorp will be subject to further reporting and audit requirements beginning with the year ending December 31, 2007 under the requirements of the Sarbanes-Oxley Act. Northeast Community Bancorp will prepare policies, procedures and systems designed to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. Northeast Community Bank reports its income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to Northeast Community Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Northeast Community Bank. Northeast Community Bank’s federal income tax returns have been either audited or closed under the statute of limitations through 2003. For its 2005 tax year, Northeast Community Bank’s maximum federal income tax rate was 34.0%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $4.1 million of Northeast Community Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless Northeast Community Bank makes a “non-dividend distribution” to Northeast Community Bancorp as described below.

Distributions. If Northeast Community Bank makes “non-dividend distributions” to Northeast Community Bancorp, the distributions will be considered to have been made from Northeast Community Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Northeast Community Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Northeast Community Bank’s taxable income. Non-dividend distributions include distributions in excess of Northeast Community Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Northeast Community Bank’s current or accumulated earnings and profits will not be so included in Northeast Community Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Northeast Community Bank makes a non-dividend distribution to Northeast Community Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. Northeast Community Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State and Local Taxation

New York State and New York City Taxation. We report income on a calendar year basis to both New York State and New York City. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and going forward) of “entire net income” allocable to New York State, (b) 3% of “alternative entire net income” allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications. The New York City Corporation Tax is imposed in an amount equal to the greater of 9% of the “entire net income” allocable to New York City or similar alternative taxable methods and rates as New York State.

A Metropolitan Transportation Business Tax Surcharge on Corporations doing business in the Metropolitan District has been applied since 1982. We transact a significant portion of our business within this District and are subject to this surcharge. For the tax year ended December 31, 2005, the surcharge rate is [17]% of New York State franchise tax liability. The tax is scheduled to expire for tax years ending on or after December 31, 2009.

New York State enacted legislation in 1996, which among other things, decoupled the Federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt reserve method under Section 593 of the Code. Thus, provided that Northeast Community Bank continues to satisfy certain definitional tests and other conditions, for New York State and City income tax purposes, Northeast Community Bank is permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on Northeast Community Bank’s loss history (“Experience Method”) or a statutory percentage equal to 32% of Northeast Community Bank’s New York State or City taxable income (“Percentage Method”) before bad debt deduction.

Other State Taxes. Taxes paid by us to states other than New York are not material.

The Reorganization and Stock Offering

The board of directors of Northeast Community Bank has approved the plan of reorganization and stock issuance. The plan of reorganization and stock issuance also must be approved by the members of Northeast Community Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance by such agency.

General

On February 23, 2006, the board of directors of Northeast Community Bank unanimously adopted the plan of reorganization and stock issuance by which Northeast Community Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Northeast Community Bancorp will be the mid-tier stock holding company and Northeast Community Bancorp, MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, Northeast Community Bancorp will own all of the stock of Northeast Community Bank and Northeast Community Bancorp, MHC will own at least a majority of Northeast Community Bancorp.

The reorganization also includes the offering by Northeast Community Bancorp of 45.0% of its common stock to qualifying depositors and borrowers of Northeast Community Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. Northeast Community Bank can give no assurance as to the length of time that will be required to complete the sale of the common stock. If there are any delays, significant changes may occur in the appraisal of Northeast Community Bancorp and Northeast Community Bank as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Northeast Community Bancorp from the sale of the common stock. If the reorganization is terminated, Northeast Community Bank would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our plan of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization and stock issuance by Northeast Community Bank’s members. The special meeting of Northeast Community Bank’s members has been called for this purpose on [Special Meeting Date], 2006.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from Northeast Community Bank upon request and is available for inspection at the offices of Northeast Community Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Northeast Community Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the board of directors of Northeast Community Bank unanimously approved the reorganization as being in the best interests of Northeast Community Bank and its members. The board of directors concluded that the reorganization offers a number of advantages that will be important to Northeast Community Bank’s future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital for Northeast Community Bancorp and Northeast Community Bank, which will support Northeast Community Bank’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a subsidiary of a mutual holding company with a mid-tier stock holding company, Northeast Community Bank will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. The current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. The new mutual holding company structure will enhance Northeast Community Bank’s ability to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two. Since Northeast Community Bancorp will not be offering all of its common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits Northeast Community Bank to control the amount of capital being raised, while at the same time enabling Northeast Community Bank to continue to grow its lending and investment activities. Northeast Community Bank will be able to raise additional capital in the future should Northeast Community Bancorp, MHC consummate a “second-step” conversion to stock form.

The reorganization will afford Northeast Community Bank’s officers and employees the opportunity to become stockholders, which Northeast Community Bank believes to be an important performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide Northeast Community Bank’s customers and local community members with an opportunity to acquire Northeast Community Bancorp’s common stock.

The disadvantages of the reorganization considered by Northeast Community Bank’s board of directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Northeast Community Bancorp, MHC to obtain majority ownership of Northeast Community Bancorp and Northeast Community Bank, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time that may have an adverse impact on stockholders other than Northeast Community Bancorp, MHC. A majority of our voting stock will be owned by Northeast Community Bancorp, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital deployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Northeast Community Bancorp, MHC will be able to elect all the members of Northeast Community Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Northeast Community Bancorp, MHC will be able to exercise voting control are limited and include any proposal to implement an equity incentive plan or undergo a second step conversion. No assurance can be given that Northeast Community Bancorp, MHC will not take action adverse to the interests of other stockholders. For example, Northeast Community Bancorp, MHC could prevent the sale of control of Northeast Community Bancorp, or defeat a candidate for the board of directors of Northeast Community Bancorp or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Northeast Community Bancorp, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Northeast Community Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary — Possible Conversion of Northeast Community Bancorp, MHC to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by Northeast Community Bank’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

•	Northeast Community Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

•	Interim One will organize Northeast Community Bancorp, a federal stock corporation, as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

•	Northeast Community Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Northeast Community Bancorp, MHC;

•	Interim Two will merge with and into Northeast Community Bank with Northeast Community Bank in stock form surviving as a subsidiary of Northeast Community Bancorp, MHC;

•	former members of Northeast Community Bank will become members of Northeast Community Bancorp, MHC;

•	Northeast Community Bancorp, MHC will contribute 100.0% of the issued common stock of Northeast Community Bank to Northeast Community Bancorp; and

•	the shares of Northeast Community Bancorp common stock issued to Northeast Community Bancorp, MHC under step (2) will be cancelled and Northeast Community Bancorp will issue a majority of its common stock to Northeast Community Bancorp, MHC.

Concurrently with the reorganization, Northeast Community Bancorp will sell up to 45.0% of its common stock representing up to 45.0% of the pro forma market value of Northeast Community Bank on a fully converted basis. Northeast Community Bank intends to capitalize Northeast Community Bancorp, MHC with $500,000 in cash.

As a result of the reorganization, Northeast Community Bank will be organized in stock form and will be wholly owned by Northeast Community Bancorp. The legal existence of Northeast Community Bank will not terminate as a result of the reorganization. Instead, Northeast Community Bank in stock form will be a continuation of Northeast Community Bank in mutual form. All property of Northeast Community Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Northeast Community Bank, or which would inure to Northeast Community Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Northeast Community Bank in stock form. Northeast Community Bank in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Northeast Community Bank in the mutual form. Northeast Community Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Northeast Community Bank in the mutual form and, immediately following the reorganization, will maintain its headquarters and operations at Northeast Community Bank’s present locations.

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. During the reorganization process, the normal business of Northeast Community Bank will continue without interruption, including continued regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, Northeast Community Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Northeast Community Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Northeast Community Bank at the time of reorganization will serve as directors of Northeast Community Bank after the reorganization. The board of directors of Northeast Community Bancorp and Northeast Community Bancorp, MHC will be composed solely of the individuals who serve on the board of directors of Northeast Community Bank. All officers of Northeast Community Bank at the time of reorganization will retain their positions immediately after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Northeast Community Bank. All deposit accounts in Northeast Community Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Northeast Community Bank.

After the reorganization, each depositor of Northeast Community Bank will have both a deposit account in Northeast Community Bank and a pro rata ownership interest in the equity of Northeast Community Bancorp, MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Northeast Community Bancorp, MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Northeast Community Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Northeast Community Bancorp, MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Northeast Community Bancorp, MHC have no way to realize the value of their ownership interest in Northeast Community Bancorp, MHC, except in the unlikely event that Northeast Community Bancorp, MHC is liquidated.

After the reorganization, all loans of Northeast Community Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, the direction of Northeast Community Bank will continue to be under the control of its board of directors. Northeast Community Bancorp, as the holder of all of the outstanding common stock of Northeast Community Bank, will have exclusive voting rights with respect to any matters concerning Northeast Community Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Northeast Community Bancorp will have exclusive voting rights with respect to any matters concerning Northeast Community Bancorp requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Northeast Community Bancorp, Northeast Community Bancorp, MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote. However, Northeast Community Bancorp, MHC will not be able to control the vote for a second-step conversion transaction or implementation of equity incentive plans, each of which would require, under current Office of Thrift Supervision regulations and policies, the approval by the stockholders other than Northeast Community Bancorp, MHC. Additionally, under existing Office of Thrift Supervision policies, a merger or sale transaction may require the separate approval of the stockholders other than Northeast Community Bancorp, MHC.

As a federally chartered mutual holding company, Northeast Community Bancorp, MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of Northeast Community Bank will become members of Northeast Community Bancorp, MHC. Such persons will be entitled to vote on all questions requiring action by the members of Northeast Community Bancorp, MHC, including the election of directors of Northeast Community Bancorp, MHC. In addition, all persons who become depositors of Northeast Community Bank following the reorganization will have membership rights with respect to Northeast Community Bancorp, MHC. Borrowers of Northeast Community Bank who were borrower members of Northeast Community Bank at the time of the reorganization will become members of Northeast Community Bancorp, MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Northeast Community Bank before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Northeast Community Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Northeast Community Bank at the time of liquidation.

In the unlikely event of a complete liquidation of Northeast Community Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Northeast Community Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Northeast Community Bank above that amount. Instead, the holder of Northeast Community Bank’s common stock (i.e., Northeast Community Bancorp) would be entitled to any assets remaining upon a liquidation of Northeast Community Bank.

In the unlikely event of a complete liquidation of Northeast Community Bancorp after the reorganization, the stockholders of Northeast Community Bancorp, including Northeast Community Bancorp, MHC, would be entitled to receive the remaining assets of Northeast Community Bancorp, following payment of all debts, liabilities and claims of greater priority of or against Northeast Community Bancorp.

In the unlikely event of a complete liquidation of Northeast Community Bancorp, MHC after the reorganization, all depositors of Northeast Community Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Northeast Community Bancorp, MHC remaining after payment of all debts and claims of creditors. Any “second step” conversion of Northeast Community Bancorp, MHC to stock form would not be considered a liquidation.

There are no plans to liquidate Northeast Community Bank, Northeast Community Bancorp or Northeast Community Bancorp, MHC in the future.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New York tax laws, that no gain or loss will be recognized by Northeast Community Bank, Northeast Community Bancorp or Northeast Community Bancorp, MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. Northeast Community Bank believes that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Northeast Community Bank, Northeast Community Bancorp and Northeast Community Bancorp, MHC and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to Northeast Community Bank that, for federal income tax purposes, concludes that:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Northeast Community Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Northeast Community Bancorp, MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code Section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Northeast Community Bancorp, MHC of the shares of the Stock Bank they constructively received and Northeast Community Bancorp, MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Northeast Community Bancorp, MHC’s transfer of 100.0% of the common stock of the Stock Bank to Northeast Community Bancorp, Northeast Community Bancorp will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Northeast Community Bancorp, MHC and Northeast Community Bancorp, MHC will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Northeast Community Bancorp, MHC to Northeast Community Bancorp;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Northeast Community Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Northeast Community Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Northeast Community Bank has also received an opinion from Beard Miller Company LLP, that, assuming the reorganization does not result in any federal income tax liability to Northeast Community Bank, its account holders, or Northeast Community Bancorp, implementation of the plan of reorganization and stock issuance will not result in any New York income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Beard Miller Company LLP are filed as exhibits to the registration statement that Northeast Community Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, Northeast Community Bank has granted rights to subscribe for Northeast Community Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in Northeast Community Bank with balances aggregating $50 or more (“qualifying deposits”) as of January 31, 2005 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Northeast Community Bank’s employee stock ownership plan.

•	Persons with qualifying deposits in Northeast Community Bank as of March 31, 2006 (“supplemental eligible account holders”).

•	Depositors of Northeast Community Bank as of [Voting Record Date] and borrowers of Northeast Community Bank as of January 30, 1989 whose loans continue to be outstanding on [Voting Record Date] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on one joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of that one joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1.0% of the total offering of common stock to persons other than Northeast Community Bancorp, MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled.

Subscription rights of eligible account holders who are also executive officers or directors of Northeast Community Bancorp or Northeast Community Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Northeast Community Bank in the one year period preceding January 31, 2005.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order and certification form all deposit accounts in which such eligible account holder had an ownership interest at January 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Northeast Community Bank will strive to identify a subscriber’s ownership in all accounts, but cannot guarantee that it will identify all accounts in which a subscriber may have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Northeast Community Bank’s tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock issued in the reorganization to persons other than Northeast Community Bancorp, MHC. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 3.92% of the shares issued in the reorganization, including shares issued to Northeast Community Bancorp, MHC. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the reorganization, including subscriptions by Northeast Community Bank’s officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if the number of shares offered for sale are increased above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the reorganization to persons other than Northeast Community Bancorp, MHC. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Northeast Community Bancorp with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1.0% of the total offering of common stock to persons other than Northeast Community Bancorp, MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and Northeast Community Bank’s employee stock ownership plan subscribe for all of the shares being sold by Northeast Community Bancorp, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order and certification form all deposit accounts in which such supplemental eligible account holder had an ownership interest at March 31, 2006. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “–Limitations on Purchases of Shares,” each other member of Northeast Community Bank has the right to purchase up to the greater of $100,000 of common stock (which equals 10,000 shares) or one-tenth of 1.0% of the total offering of common stock issued to persons other than Northeast Community Bancorp, MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order and certification form all deposit accounts in which such other member had an ownership interest at [VOTING RECORD DATE] or each loan from Northeast Community Bank that was outstanding on January 30, 1989 and continued to be outstanding on [VOTING RECORD DATE]. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of reorganization and stock issuance is expected to terminate at 12:00 noon, Eastern time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest, at Northeast Community Bank’s passbook savings rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Expiration Date #2].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of reorganization and stock issuance in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of New York, Kings, Bronx or Westchester Counties, New York; and

•	Other persons to whom Northeast Community Bank delivers a prospectus.

We will consider persons to be residing in New York, Kings, Bronx or Westchester Counties, New York, if they occupy a dwelling in any such county and establish a physical presence in such county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2.0% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or after, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest

The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares), subject to the purchase limitation described below under “—Limitations on Purchases of Shares.” Orders for common stock in the syndicated community offering will be filled first to a maximum of 2.0% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Northeast Community Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of reorganization and stock issuance imposes limitations upon the purchase of common stock by eligible subscribers and others in the reorganization. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than Northeast Community Bancorp, MHC at the close of the offering shall be less than 50.0% of our total outstanding common stock.

•	Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $300,000 of the common stock (which equals 30,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee stock benefit plan or any management person and his or her associates, shall not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering; or (ii) the stockholders’ equity of Northeast Community Bancorp at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of Northeast Community Bancorp common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Northeast Community Bancorp common stock at the conclusion of the offering; or (ii) the stockholders’ equity of Northeast Community Bancorp at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25.0% of the outstanding common stock held by persons other than Northeast Community Bancorp, MHC.

•	The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31.0% of (i) the outstanding shares of Northeast Community Bancorp common stock held by persons other than Northeast Community Bancorp, MHC at the conclusion of the offering; or (ii) the stockholders’ equity of Northeast Community Bancorp held by persons other than Northeast Community Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5.0% of the shares of common stock sold in the offering to persons other than Northeast Community Bancorp, MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and we do not sell shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering to persons other than Northeast Community Bancorp, MHC, we may in our discretion further increase this limitation to 9.99% provided that orders for common stock exceeding 5.0% shall not exceed in the aggregate 10.0% of the shares of common stock sold in the offering to persons other than Northeast Community Bancorp, MHC.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Northeast Community Bancorp, MHC, Northeast Community Bancorp or Northeast Community Bank or a majority-owned subsidiary of Northeast Community Bancorp, MHC, Northeast Community Bancorp or Northeast Community Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10.0% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	a relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Northeast Community Bancorp, MHC, Northeast Community Bancorp or Northeast Community Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

We have retained Sandler O’Neill & Partners, L.P. as a financial advisor to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Sandler O’Neill & Partners, L.P. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. The services that Sandler O’Neill & Partners, L.P. will provide include:

•	consulting as to the securities market implications of any aspect of the plan of reorganization and stock issuance or related corporate documents;

•	reviewing with our board of directors the financial impact on Northeast Community Bank and Northeast Community Bancorp of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offerings;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers in connection with the offerings; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $60,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and member vote calculation; (2) design and stenciling of member proxy, stock order and/or request forms; (3) organization and supervision of the conversion center; (4) member proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $25,000. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about Northeast Community Bank and Northeast Community Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Description of Sales Activities

Northeast Community Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our conversion center. The conversion center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the conversion center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for mailing materials relating to the offering, responding to questions regarding the reorganization and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Northeast Community Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Northeast Community Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Northeast Community Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of Northeast Community Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

None of Northeast Community Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Northeast Community Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Northeast Community Bank by 12:00 noon, Eastern time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Northeast Community Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to Northeast Community Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order and certification forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization and stock issuance, our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the end of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Northeast Community Bank. Subscription funds will be held by Northeast Community Bank or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Payments in cash will not be accepted unless the cash is converted into a bank draft or money order. Subscription funds will be paid interest at our passbook savings rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook savings rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook savings rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Northeast Community Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Northeast Community Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase

Northeast Community Bancorp’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Northeast Community Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Northeast Community Bank to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon an estimated pro forma value of Northeast Community Bancorp and Northeast Community Bank on a fully converted basis as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100.0% of our stock had been sold to the public. We have retained RP Financial which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $45,000 plus out-of-pocket expenses for its initial final appraisal, and if necessary, $5,000 for any appraisal updates. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed Northeast Community Bank’s reorganization and stock issuance applications as filed with the Office of Thrift Supervision and Northeast Community Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market areas;

•	our financial performance and condition in relation to publicly traded savings associations and savings association holding companies that RP Financial deemed comparable to Northeast Community Bank. RP Financial’s selection criteria for the peer group was to select publicly-traded companies in the mutual holding company form of ownership located in the Mid-Atlantic and New England regions of the United States with assets of less than $1.0 billion, a seasoned trading history and a core return on average assets ratio of at least 0.25%;

•	the specific terms of the offering of Northeast Community Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement we filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Northeast Community Bancorp to the same ratios for a peer group of comparable companies. The resulting peer group consisted of 11 publicly traded savings associations and savings association holding companies with assets that ranged from $123.0 million to $844.0 million and a core return on average assets that ranged from 0.29% to 0.90%. On an average basis, the peer group included companies with:

•	average assets of $520 million;

•	average nonperforming assets of 0.20% of total assets;

•	average net loans of 61.1% of total assets;

•	average equity of 13.7% of total assets; and

•	average net income of 0.65% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of March 3, 2006, the estimated pro forma market value of Northeast Community Bancorp and Northeast Community Bank, on a fully converted basis, was within the valuation range of $85.0 million and $115.0 million with a midpoint of $100.0 million.

The following table presents a summary of selected pricing ratios for Northeast Community Bank on a fully-converted basis, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Northeast Community Bank’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 46.8% on a price-to-core earnings basis and a discount of 13.7% on a price-to-book value basis.

	Price to Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Northeast Community Bank (pro forma):
Minimum	32.14	x	73.14%	73.14%
Midpoint	36.23		77.45	77.45
Maximum	39.99		80.97	80.97
Maximum, as adjusted	43.96		84.31	84.31

Peer Group (on a fully-converted basis):
Average	27.24	x	91.45%	93.78%
Median	28.53		89.13	94.52

All fully-converted, publicly-traded thrifts:
Average	19.68	x	152.97%	172.45%
Median	17.22		142.26	165.01

(1)	Ratios are based on earnings for the year ended December 31, 2005 and share prices as of March 3, 2006.
(2)	Ratios are based on book value as of December 31, 2005 and share prices as of March 3, 2006.

Recent accounting guidance issued by the Financial Accounting Standards Board requires the recognition of compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. The implementation of this accounting guidance will have a significant impact on pricing ratios of Northeast Community Bank once Northeast Community Bancorp adopts a stock option plan and issues stock options and will likely have a significant impact on the peer group companies as well. The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the stock option plan that may be adopted by Northeast Community Bancorp and the resulting effect on the pro forma price-to-earnings multiples for Northeast Community Bancorp.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Our board of directors determined that 45.0% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. Multiplying this percentage by RP Financial’s valuation range yielded an offering range of $38.3 million to $51.8 million, with a midpoint of $45.0 million. Dividing these dollar amounts by the purchase price resulted in an offering range of between 3,825,000 and 5,175,000 shares, with a midpoint of 4,500,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Northeast Community Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 5,951,250 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization and stock issuance or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the reorganization will be able to sell shares after the reorganization at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the corporate headquarters of Northeast Community Bank and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order and certification form as soon as practicable following completion of the reorganization. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the reorganization, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5.0% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Northeast Community Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the reorganization will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with Northeast Community Bank, including our directors and executive officers, received subscription rights based only on their deposits with Northeast Community Bank as account holders. Any purchases made by persons affiliated with Northeast Community Bank for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of Northeast Community Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Northeast Community Bank after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of Northeast Community Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

Northeast Community Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be sold in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Northeast Community Bancorp may be resold without registration. Shares purchased by an affiliate of Northeast Community Bancorp will have resale restrictions under Rule 144 of the Securities Act. If Northeast Community Bancorp meets the current public information requirements of Rule 144, each affiliate of Northeast Community Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1.0% of the outstanding shares of Northeast Community Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Northeast Community Bancorp may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the reorganization requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and Northeast Community Bank will continue its business in the mutual form of organization. We may terminate the plan of reorganization and stock issuance at any time.

Restrictions on Acquisition of Northeast Community Bancorp

and Northeast Community Bank

General

The plan of reorganization and stock issuance provides that Northeast Community Bank will reorganize from a federally chartered savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Northeast Community Bancorp. Certain provisions in the federal stock charter and bylaws of Northeast Community Bancorp may have anti-takeover effects. In addition, provisions in Northeast Community Bank’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may also make it more difficult for persons or companies to acquire control of Northeast Community Bancorp and Northeast Community Bank.

Mutual Holding Company Structure

Following the reorganization, all of the issued and outstanding common stock of Northeast Community Bank will be owned by Northeast Community Bancorp. A majority of the issued and outstanding common stock of Northeast Community Bancorp will be owned by Northeast Community Bancorp, MHC. As a result, management of Northeast Community Bancorp, MHC will be able to exert voting control over Northeast Community Bancorp and Northeast Community Bank and will restrict the ability of the minority stockholders of Northeast Community Bancorp to effect a change of control of management. Northeast Community Bancorp, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Northeast Community Bancorp.

The Stock Charter and Bylaws of Northeast Community Bancorp

Although the board of directors of Northeast Community Bancorp is not aware of any effort that might be made to obtain control of Northeast Community Bancorp after the reorganization, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Northeast Community Bancorp’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in Northeast Community Bancorp’s charter and bylaws. See “Additional Information” for where to obtain a copy of these documents.

Beneficial Ownership Limitation. Northeast Community Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Northeast Community Bancorp, MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of

Northeast Community Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Northeast Community Bancorp fully converts from the mutual holding company form of organization.

Board of Directors

Classified Board. Northeast Community Bancorp’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Northeast Community Bancorp.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Northeast Community Bancorp provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Northeast Community Bancorp’s stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10.0% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Northeast Community Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to

Northeast Community Bancorp before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Northeast Community Bancorp at least 30 days before the date of the annual meeting, provided however, that if less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Northeast Community Bancorp appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting or special meeting, however, such business must be approved by the board of directors and stated in writing and filed with Northeast Community Bancorp’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Northeast Community Bancorp’s Secretary at least 30 days before such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Northeast Community Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Northeast Community Bancorp’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Northeast Community Bancorp, MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10.0% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10.0% of a class of Northeast Community Bancorp’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10.0% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10.0% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25.0% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10.0% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Northeast Community Bancorp Capital Stock

The common stock of Northeast Community Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Northeast Community Bancorp is authorized to issue 19,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of Northeast Community Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. Northeast Community Bancorp will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. Northeast Community Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by Northeast Community Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Northeast Community Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of Northeast Community Bancorp. If Northeast Community Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of Northeast Community Bancorp will possess exclusive voting rights in Northeast Community Bancorp. They will elect Northeast Community Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Northeast Community Bancorp and Northeast Community Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Northeast Community Bancorp issues preferred stock, holders of Northeast Community Bancorp preferred stock may also possess voting rights.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Northeast Community Bank, Northeast Community Bancorp, as the sole holder of Northeast Community Bank’s capital stock, would be entitled to receive all of Northeast Community Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Northeast Community Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Northeast Community Bancorp, the holders of its common stock would be entitled to receive all of the assets of Northeast Community Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Northeast Community Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Northeast Community Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Northeast Community Bancorp will not issue any preferred stock in the reorganization and it has no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for Northeast Community Bancorp’s common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

Northeast Community Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the reorganization. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the reorganization have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the reorganization have been opined upon by Beard Miller Company LLP. Muldoon Murphy & Aguggia LLP and Beard Miller Company LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C.

Experts

The financial statements as of December 31, 2005 and 2004 and for the years then ended included in this prospectus and in the registration statement have been audited by Beard Miller Company LLP, an independent registered accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion) and have been so included in reliance on the report of such firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2003 and for the year then ended included in this prospectus and registration statement have been audited by Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C., an independent accounting firm, and have been so included in reliance on the report of Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C., as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion) and given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the summary in this prospectus of its report to Northeast Community Bank setting forth its opinion as to the estimated pro forma market value of Northeast Community Bancorp and Northeast Community Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

Prior to this offering, the financial statements of Northeast Community Bank were audited by Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C. In connection with this offering and the filing of the registration statement, on January 6, 2006, Northeast Community Bank dismissed Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C. and engaged Beard Miller Company LLP to audit the financial statements of Northeast Community Bank as of and for the years ended December 31, 2005 and 2004, included in this prospectus and in the registration statement.

Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C. is not a registered accounting firm with the Public Company Accounting Oversight Board and, therefore, cannot audit the financial statements of a public company. Northeast Community Bancorp was not a public company at the time Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C. audited its 2003 financial statements and those issued prior thereto and therefore was not subject to regulations of the Securities and Exchange Commission. Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C.’s report on the financial statements of Northeast Community Bank for the year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, and has not been modified as to uncertainty, audit scope or accounting principles. The engagement of Beard Miller Company LLP, which was required by the need for Northeast Community Bank to comply with the Securities and Exchange Commission regulations for public companies, was approved by the board of directors.

There has not been any disagreement between Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C. and Northeast Community Bank with respect to the financial statements for 2003 or during the subsequent interim period through the date of the dismissal, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C., would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Where You Can Find More Information

Northeast Community Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the reorganization. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Northeast Community Bank has filed applications for approval of the mutual holding company reorganization and the stock issuance with the Office of Thrift Supervision, which includes proxy materials for Northeast Community Bank’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of reorganization and stock issuance and Northeast Community Bancorp’s charter and bylaws are available without charge from Northeast Community Bank.

Index to Financial Statements of

Northeast Community Bank

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Northeast Community Bancorp have not been included in this prospectus because Northeast Community Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Northeast Community Bank

White Plains, New York

We have audited the accompanying statements of financial condition of Northeast Community Bank (the “Bank”) as of December 31, 2005 and 2004, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 financial statements referred to above present fairly, in all material respects, the financial position of Northeast Community Bank as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Pine Brook, New Jersey

March 31, 2006

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Northeast Community Bank

White Plains, New York

We have audited the accompanying statement of financial condition of Northeast Community Bank as of December 31, 2003, and the related statement of income and comprehensive income, changes in net worth, and cash flows for the year then ended. These financial statements are the responsibility of Northeast Community Bank’s management. Our responsibility is to express an opinion on these financials statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Community Bank as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Lake Katrine, New York

February 25, 2004

NORTHEAST COMMUNITY BANK

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2005	2004
	(In Thousands)
ASSETS
Cash and amounts due from depository institutions	$2,929	$2,372
Interest-bearing deposits	24,460	46,183

Cash and Cash Equivalents	27,389	48,555

Securities available for sale	362	473
Securities held to maturity	12,228	11,395
Loans receivable, net of allowance for loan losses 2005 $1,200; 2004 $1,200	190,896	167,690
Premises and equipment, net	5,002	5,488
Federal Home Loan Bank of New York stock, at cost	357	1,356
Accrued interest receivable	1,003	878
Other assets	1,584	1,465

Total Assets	$238,821	$237,300

LIABILITIES AND RETAINED EARNINGS

LIABILITIES
Deposits:
Non-interest bearing	$1,499	$2,055
Interest bearing	191,815	191,562

Total Deposits	193,314	193,617

Advance payments by borrowers for taxes and insurance	1,703	1,800
Accounts payable and accrued expenses	684	737

Total Liabilities	195,701	196,154

COMMITMENTS AND CONTINGENCIES	—	—
RETAINED EARNINGS
Retained earnings, substantially restricted	43,089	41,099
Accumulated comprehensive income	31	47

Total Retained Earnings	43,120	41,146

Total Liabilities and Retained Earnings	$238,821	$237,300

See notes to financial statements.

NORTHEAST COMMUNITY BANK

STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
INTEREST INCOME
Loans	$11,254	$10,976	$12,510
Interest-earning deposits	1,169	628	471
Securities	496	372	504

Total Interest Income	12,919	11,976	13,485

INTEREST EXPENSE
Deposits	3,110	2,494	2,611
Borrowed money	—	—	9

Total Interest Expense	3,110	2,494	2,620

Net Interest Income before Provision for Loan Losses	9,809	9,482	10,865

PROVISION FOR LOAN LOSSES	—	—	—

Net Interest Income after Provision for Loan Losses	9,809	9,482	10,865

NON-INTEREST INCOME
Other loan fees and service charges	1,252	1,435	1,524
Net loss from dispositions of fixed assets	(19)	(136)	(52)
Other	34	33	47

Total Non-Interest Income	1,267	1,332	1,519

NON-INTEREST EXPENSES
Salaries and employee benefits	4,136	4,201	3,793
Net occupancy expense of premises	817	917	833
Equipment	390	525	515
Outside data processing	556	523	476
Advertising	82	85	126
Other	1,534	1,827	1,657

Total Non-Interest Expenses	7,515	8,078	7,400

Income before Income Taxes	3,561	2,736	4,984

INCOME TAXES	1,571	1,173	2,592

Net Income	$1,990	$1,563	$2,392

See notes to financial statements.

NORTHEAST COMMUNITY BANK

STATEMENTS OF RETAINED EARNINGS

Years Ended December 31, 2005, 2004 and 2003

	Retained Earnings, Substantially Restricted	Accumulated Comprehensive Income	Total
	(In Thousands)
BALANCE - DECEMBER 31, 2002	$37,144	$48	$37,192

Comprehensive income:
Net income	2,392	—	2,392
Unrealized gain on securities available for sale, net of deferred income taxes of $(2)	—	5	5

Total Comprehensive Income			2,397

BALANCE - DECEMBER 31, 2003	39,536	53	39,589

Comprehensive income:
Net income	1,563	—	1,563
Unrealized loss on securities available for sale, net of deferred income taxes of $2	—	(6)	(6)

Total Comprehensive Income			1,557

BALANCE - DECEMBER 31, 2004	41,099	47	41,146

Comprehensive income:
Net income	1,990	—	1,990
Unrealized loss on securities available for sale, net of deferred income taxes of $(14)	—	(16)	(16)

Total Comprehensive Income			1,974

BALANCE - DECEMBER 31, 2005	$43,089	$31	$43,120

See notes to financial statements.

NORTHEAST COMMUNITY BANK

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,990	$1,563	$2,392
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of securities premiums and discounts, net	13	9	(52)
Provision for depreciation	574	621	588
Amortization (accretion) of deferred loan discounts, fees and costs, net	77	28	15
Deferred income tax expense (benefit)	(37)	(264)	282
Loss from dispositions of premises and equipment	19	136	52
(Increase) decrease in accrued interest receivable	(125)	2	217
(Increase) decrease in other assets	(66)	(240)	915
(Decrease) in accrued interest payable	(1)	(4)	(17)
(Decrease) in other liabilities	(53)	(138)	(46)

Net Cash Provided by Operating Activities	2,391	1,713	4,346

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of participation interests in loans	—	—	3,097
Net (increase) decrease in loans	(23,283)	(13,172)	10,411
Purchase of securities held to maturity	(3,874)	(4,807)	(4,830)
Proceeds from principal repayments on securities available for sale	79	170	331
Proceeds from principal repayments on securities held to maturity	3,028	2,855	3,985
Purchase of Federal Home Loan of New York stock	(123)	—	—
Proceeds of redemptions of Federal Home Loan Bank of New York stock	1,122	182	168
Purchases of premises and equipment	(156)	(314)	(882)
Proceeds from sale of fixed assets	49	7	57

Net Cash Provided by (Used in) Investing Activities	(23,158)	(15,079)	12,337

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(302)	3,584	(3,347)
Increase (decrease) in advance payments by borrowers for taxes and insurance	(97)	513	(629)
Repayments of Federal Home Loan Bank of New York advances	—	—	(900)

Net Cash Provided by (Used in) Financing Activities	(399)	4,097	(4,876)

Net Increase (Decrease) in Cash and Cash Equivalents	(21,166)	(9,269)	11,807

CASH AND CASH EQUIVALENTS - BEGINNING	48,555	57,824	46,017

CASH AND CASH EQUIVALENTS - ENDING	$27,389	$48,555	$57,824

SUPPLEMENTARY CASH FLOWS INFORMATION
Income taxes paid	$1,436	$1,657	$2,879

Interest paid	$3,111	$2,498	$2,637

See notes to financial statements.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the Northeast Community Bank’s business and its significant accounting and reporting policies:

Nature of Business and Significant Estimates

Northeast Community Bank (the “Bank”) is principally engaged in the business of attracting deposits and investing those funds into mortgage loans. When demand for loans is low, the Bank invests in debt securities. Currently, the Bank conducts banking operations in the New York City area. The Bank also has a Loan Production Office in the Boston, Massachusetts area. Prior to a name change effective February 15, 2006, the Bank was known as Fourth Federal Savings Bank. The change in name had no effect on the operations of the Bank.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain recorded amounts and disclosures. Accordingly, actual results could differ from those estimates.

The most significant estimate pertains to the allowance for loan losses. The borrowers ability to meet contractual obligations and collateral value are the most significant assumptions used to arrive at the estimate. The risks associated with such estimates arise when unforeseen conditions affect the borrowers ability to meet the contractual obligations of the loan and result in a decline in the value of the supporting collateral. Such unforeseen changes may have an adverse effect on the financial position of the Bank.

Additionally, the Bank is exposed to significant changes in market interest rates. Such changes could have an adverse effect on the earning capacity and financial position of the Bank, particularly in those situations in which the maturities or repricing of assets are different than the maturities or repricing of the supporting liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks, all with original maturities of three months or less.

Securities

The Bank utilizes Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS No. 115 requires financial institutions to classify their securities among three categories: held to maturity, trading securities, and available for sale. Management determines the appropriate classification at the time of purchase. Held to maturity securities are those debt securities which management has the intent and the Bank has the ability to hold to maturity and are reported at amortized cost (unless value is permanently impaired). Trading securities are those debt and equity securities which are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in earnings. Available for sale securities are those debt and equity securities which are neither held to maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, excluded from earnings and reported in a separate component of retained earnings. The Bank does not have trading securities in its portfolio.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities (Continued)

Individual securities are considered impaired when fair value is less than amortized cost. Management evaluates on a monthly basis whether any securities are other-than-temporarily impaired. In making this determination, we consider the extent and duration for the impairment, the nature and financial health of the issuer, other factors relevant to specific securities, and our ability and intent to hold securities for a period of time sufficient to allow for any anticipated recovery in market value. If a security is determined to be other-than-temporarily impaired, an impairment loss is charged to operations.

Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

Loans and Allowance for Loan Losses

An allowance for loan losses is maintained at a level that represents management’s best estimate of losses known and inherent in the loan portfolio that are both probably and reasonable to estimate. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that specific and general loan losses are established in accordance with management’s best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments reviewed on impaired loans are applied first to interest receivable and then to principal.

Loan Origination Fees and Discounts

Loan origination fees in excess of the cost of originating the loan are deferred. Deferred fees are amortized into income over the contractual life of the related loans by use of the straight-line method which is not materially different than the level yield method.

Discounts on loans purchased which are probable of collection are recognized as income by the use of the straight-line method over the estimated life of the security period which is not materially different from the level yield method.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loan Interest and the Allowance for Uncollected Interest

Interest on loans receivable is recorded on the accrual basis. An allowance for uncollected interest is established on loans where management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations or where interest or principal is 90 days or more past due, unless the loans are well secured and in the process of collection. When a loan is placed on nonaccrual, an allowance for uncollected interest is established and charged against current income. Thereafter, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured is accrued according to the renegotiated terms.

Concentration of Risk

The Bank’s lending activity is concentrated in loans secured by multi-family and commercial real estate located primarily in the Northeast and Mid-Atlantic regions of the United States. The Bank also had deposits in excess of the FDIC insurance limit at other financial institutions. At December 31, 2005, such deposits totaled $24.3 million, all of which were held by the Federal Home Loan Bank of New York. Generally, deposits in excess of $100,000 are not insured by the FDIC.

Premises and Equipment

Land is stated at cost. Buildings and improvements, leasehold improvements and furnishings and equipment are stated at cost less accumulated depreciation and amortization computed on the straight-line method over the following useful lives:

Years
Buildings	30 - 50
Building improvements	10 - 50
Leasehold improvements	1 - 15
Furnishings and equipment	3 - 50

Maintenance and repairs are charged to operations in the years incurred.

Real Estate Owned

Real estate properties acquired through loan foreclosure are recorded at the lower of cost or estimated fair value less costs to dispose at time of foreclosure with any writedown charged against the allowance for loan losses.

Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. Routine holding costs are charged to expense as incurred and improvements to real estate owned that enhance its value are capitalized.

Income Taxes

Federal, state and local taxes have been provided on the basis of the reported income. The amounts reflected on the Bank’s tax returns differ from the Bank’s books due principally to temporary differences in the reporting of provision for loan losses, deferred origination fees and depreciation.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

The Bank uses the asset and liability method of SFAS No. 109 “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using current rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

Advertising Costs

Advertising costs are expensed as incurred. The direct response advertising conducted by the Bank is immaterial and has not been capitalized. Advertising costs are included in “non-interest expenses” on the Statements of Income.

Other Comprehensive Income

The Bank records unrealized gains and losses, net of deferred income taxes, on available for sale securities in accumulated other comprehensive income. Realized gains and losses, if any, are reclassified to non-interest income upon the sale of the related securities or upon the recognition of an impairment loss. The Bank has elected to report the effects of other comprehensive income in the statements of retained earnings.

Interest Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to purchase securities and to make loans secured by real estate. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In the rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Reclassification

Certain amounts for prior period have been reclassified to conform to the current year’s presentation.

NOTE 2 - REGULATORY MATTERS

The Bank is required to maintain certain levels of capital in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and Office of Thrift Supervision (OTS) regulations. Under these capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Under the OTS regulations, the Bank must have: (1) tangible capital equal to 1.5% of tangible assets, (2) core capital equal to 3% of tangible assets, and (3) total (risk-based) capital equal to 8% of risk-weighted assets. Tangible capital consists generally of retained earnings less most intangible assets. Core capital consists of tangible plus certain intangible assets such as qualifying purchased mortgage servicing rights. Risk-based capital consists of core capital plus the general allowance for loan losses.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - REGULATORY MATTERS (CONTINUED)

Under the prompt corrective action rule issued by the federal banking authorities, an institution must have a leverage ratio of 4% or greater, a tier 1 capital ratio of 4% or greater and a risk-based capital ratio of 8% or greater in order to be considered adequately capitalized. The Bank is in compliance with these requirements at December 31, 2005.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

The following tables present a reconciliation of capital per generally accepted accounting principles (“GAAP”) and regulatory capital and information about the Bank’s capital levels at the dates presented:

	December 31,
	2005	2004
	(In Thousands)
GAAP capital	$43,120	$41,146
Less: Unrealized gain on securities available for sale	(31)	(47)
Disallowed deferred tax assets	(467)	(352)

Core and Tangible Capital	42,622	40,747

Add: General valuation allowances	1,200	1,200

	$43,822	$41,947

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2005:
Total capital (to risk-weighted assets)	$43,822	33.08%	$	≥10,597	≥8.00%	$	≥13,247	≥10.00%
Tier 1 capital (to risk-weighted assets)	42,622	32.18		≥—	≥—		≥7,948	≥6.00
Core (Tier 1) capital (to adjusted total assets	42,622	17.92		≥9,512	≥4.00		≥11,890	≥5.00
Tangible capital (to adjusted total assets)	42,622	17.92		≥3,567	≥1.50		≥—	≥—

As of December 31, 2004:
Total capital (to risk-weighted assets)	$41,947	35.71%	$	≥9,397	≥8.00%	$	≥11,747	≥10.00%
Tier 1 capital (to risk-weighted assets)	40,747	34.69		≥—	≥—		≥7,048	≥6.00
Core (Tier 1) capital (to adjusted total assets)	40,747	17.05		≥9,560	≥4.00		≥11,950	≥5.00
Tangible capital (to adjusted total assets)	40,747	17.05		≥3,585	≥1.50		≥—	≥—

On April 4, 2005, the most recent notification by the OTS, the Bank was categorized as well capitalized as of December 31, 2004, under the regulatory framework for prompt corrective action. There have been no conditions existing or events that have occurred since notification that management believes have changed the Bank’s category.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - REGULATORY MATTERS (CONTINUED)

The Bank’s management believes that, with respect to regulations under FIRREA, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

NOTE 3 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	December 31,
	2005	2004
	(In Thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$13,221	$8,005
Commitments to fund unused lines of credit:
Commercial lines	3,537	3,460
Consumer lines	246	262

	$17,004	$11,727

At December 31, 2005, all of the financial instruments noted above will carry adjustable or floating interest rates. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the borrower.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
	(In Thousands)
Federal National Mortgage Association common stock	$4	$54	$—	$58

Mortgage-backed and asset-backed securities:
Federal Home Loan Mortgage Corporation	208	2	—	210
Federal National Mortgage Association	88	—	—	88
Collateralized Mortgage Obligations	6	—	—	6

	302	2	—	304

	$306	$56	$—	$362

	December 31, 2004
Federal National Mortgage Association common stock	$4	$82	$—	$86

Mortgage-backed and asset-backed securities:
Federal Home Loan Mortgage Corporation	255	4	—	259
Federal National Mortgage Association	105	2	—	107
Collateralized Mortgage Obligations	21	—	—	21

	381	6	—	387

	$385	$88	$—	$473

There were no sales of securities available for sale during the years ended December 31, 2005, 2004 and 2003.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

Contractual maturities of mortgage-backed and asset-backed securities were as follows:

	December 31,
	2005		2004
	Amortized Cost	Carrying Value	Amortized Cost	Carrying Value
	(In Thousands)
Due after one but within five years	$6	$6	$21	$21
Due after ten years	296	298	360	366

	$302	$304	$381	$387

The maturities of amortized cost and estimated fair value shown above are based upon contractual maturity. Actual maturities will differ from contractual maturities due to scheduled monthly repayments and due to the underlying borrowers having the right to prepay their obligations.

NOTE 5 - SECURITIES HELD TO MATURITY

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In Thousands)
U.S. Government (including Agencies) maturing:
Within one year	$3,000	$—	$23	$2,977
After one but within five years	1,999	—	26	1,973

	4,999	—	49	4,950

Mortgage-backed and asset-backed securities:
Government National Mortgage Association	3,389	7	35	3,361
Federal Home Loan Mortgage Corporation	1,928	20	2	1,946
Federal National Mortgage Association	1,522	17	5	1,534
Collateralized Mortgage Obligations	373	3	2	374
Private Pass-through Securities	17	—	—	17

	7,229	47	44	7,232

	$12,228	$47	$93	$12,182

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In Thousands)
U.S. Government (including Agencies) maturing:
After one but within five years	$2,000	$—	$7	$1,993

Mortgage-backed and asset-backed securities:
Government National Mortgage Association	5,122	37	11	5,148
Federal Home Loan Mortgage Corporation	2,634	29	10	2,653
Federal National Mortgage Association	1,021	18	2	1,037
Collateralized Mortgage Obligations	594	8	1	601
Private Pass-through Securities	24	—	—	24

	9,395	92	24	9,463

	$11,395	$92	$31	$11,456

There were no sales of securities held to maturity during the years ended December 31, 2005, 2004 and 2003.

Contractual maturities of mortgage-backed and asset-backed securities were as follows:

	December 31,
	2005		2004
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Due within one year	$5	$5	$—	$—
Due after one but within five years	478	484	489	495
Due after five but within ten years	59	60	345	361
Due after ten years	6,687	6,683	8,561	8,607

	$7,229	$7,232	$9,395	$9,463

The maturities of amortized cost and estimated fair value shown above are based upon contractual maturity. Actual maturities will differ from contractual maturities due to scheduled monthly repayments and due to the underlying borrowers having the right to prepay their obligations.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

The age of unrealized losses and the fair value of related securities held to maturity were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2005:
U. S. Government (including Agencies)	$2,980	$19	$1,970	$30	$4,950	$49
Mortgage-backed and asset-backed securities	1,993	17	1,708	27	3,701	44

	$4,973	$36	$3,678	$57	$8,651	$93

December 31, 2004:
U. S. Government (including Agencies)	$997	$3	$996	$4	$1,993	$7
Mortgage-backed and asset-backed securities	1,765	9	2,287	15	4,052	24

	$2,762	$12	$3,283	$19	$6,045	$31

At December 31, 2005, five U. S. Government Agency Securities and thirty mortgage-backed and asset-backed securities had unrealized losses. As of December 31, 2005 and 2004, management concluded that the unrealized losses reflected above were temporary in nature since they were primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Bank has the ability and intent to hold these securities for the time necessary to recover the amortized cost.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - LOANS RECEIVABLE, NET

	December 31,
	2005	2004
	(In Thousands)
Real estate mortgage:
One-to-four family	$587	$837
Multi-family	100,360	99,400
Mixed use	43,919	38,287
Commercial	46,219	29,785

	191,085	168,309

Consumer:
Line of credit	83	96
Passbook or certificate	268	270

	351	366

Total Loans	191,436	168,675

Less:
Allowance for loan losses	1,200	1,200
Deferred loan fees and costs	(660)	(215)

	540	985

	$190,896	$167,690

Loans serviced for the benefit of others totaled approximately $3,163,000 and $3,708,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005, 2004 and 2003, the Bank had no loans on nonaccrual status or which were three or more months in arrears or in the process of foreclosure. At December 31, 2005, 2004 and 2003, and for the years then ended, the Bank had no loans which were classified as impaired.

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Balance, beginning	$1,200	$1,200	$1,219
Provision charged to operations	—	—	—
Losses charged to allowance	—	—	(19)

Balance, ending	$1,200	$1,200	$1,200

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

Under FIRREA, the Bank may not originate real estate loans to one borrower in excess of 15% of its unimpaired capital. This results in a dollar limitation of approximately $6.5 million at December 31, 2005.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 7 - PREMISES AND EQUIPMENT, NET

	December 31,
	2005	2004
	(In Thousands)
Land	$587	$587
Buildings and improvements	7,592	7,588
Leasehold improvements	419	419
Furnishings and equipment	4,562	4,494

	13,160	13,088
Accumulated depreciation and amortization	(8,158)	(7,600)

	$5,002	$5,488

NOTE 8 - ACCRUED INTEREST RECEIVABLE, NET

	December 31,
	2005	2004
	(In Thousands)
Loans	$925	$828
Securities	82	54

	1,007	882
Allowance for uncollected interest	(4)	(4)

	$1,003	$878

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - DEPOSITS

	December 31,
	2005		2004
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(Dollars in Thousands)
Demand deposits:
Non-interest bearing	$1,499	0.00%	$2,055	0.00%
NOW and money market	22,731	0.26%	24,099	0.26%

	24,230	0.24%	26,154	0.24%

Savings accounts	73,133	0.58%	77,466	0.48%

Certificates of deposit maturing in:
One year or less	59,301	2.71%	52,626	1.95%
After one to two years	8,769	3.52%	14,520	2.80%
After two to three years	7,845	3.64%	5,492	4.04%
After three to four years	10,275	4.30%	7,217	3.76%
After four to five years	9,761	4.56%	10,092	4.29%
After five years	—	—%	50	7.56%

	95,951	3.22%	89,997	2.62%

	$193,314	1.84%	$193,617	1.44%

As of December 31, 2005 and 2004, certificates of deposit over $100,000 totaled $19,799,000 and $14,647,000, respectively. Generally, deposits in excess of $100,000 are not insured by the FDIC.

Interest expense on deposits consists of the following:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Demand deposits	$62	$61	$78
Savings accounts	373	393	436
Certificates of deposit	2,675	2,040	2,097

	$3,110	$2,494	$2,611

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 10- INCOME TAXES

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was, therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2005, include approximately $4.1 million of such bad debt which, in accordance with SFAS No. 109, “Accounting for Income Taxes,” is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount if used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Current tax expense	$1,608	$1,437	$2,310
Deferred tax expense	(37)	(264)	282

Income Tax Expense	$1,571	$1,173	$2,592

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying normal federal income tax rates to income before taxes:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Federal income tax at statutory rates	$1,211	$930	$1,694
Increases (reductions) in taxes resulting from:
New York City tax, net of federal income tax effect	128	88	359
New York State income tax, net of federal income tax effect	190	112	437
Massachusetts State income tax, net of federal income tax effect	15	9	—
Other	27	34	102

Effective Income Tax Expense	$1,571	$1,173	$2,592

Effective Income Tax Rate	44.1%	42.9%	52.0%

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (CONTINUED)

The tax effects of significant items comprising the net deferred tax asset are as follows:

	December 31,
	2005	2004
	(In Thousands)
Deferred tax asset:
Allowance for loan losses	$514	$514
Depreciation	88	38
Deferred loan fees and discounts	92	105

Total Deferred Tax Assets	694	657
Deferred tax liability, unrealized gain on securities available for sale	25	39

Net Deferred Tax Asset	$669	$618

The net deferred tax asset is included in other assets in the statements of financial condition.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - OTHER NON-INTEREST EXPENSES

The following is an analysis of other non-interest expenses:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Service contracts	$171	$215	$198
Insurance	166	186	177
Audit and accounting	153	188	181
Telephone	145	154	141
Office supplies and stationary	145	156	166
Director, officer, and employee expenses	155	182	220
Legal fees	48	174	—
Other	551	572	574

	$1,534	$1,827	$1,657

NOTE 12 - EMPLOYEE BENEFITS

The Bank maintains a 401(k) plan for all eligible employees. Participants are permitted to contribute from 1% to 15% of their annual compensation up to the maximum permitted under the Internal Revenue Code. The Bank will make matching contributions equal to 100% of the employees contribution up to 5% of annual compensation. Employer contributions fully vest after 7 years. Plan expenses for the years ended December 31, 2005, 2004 and 2003 were $123,000, $115,000 and $134,000, respectively.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

Rentals under operating leases for certain branch offices amounted to $88,000, $78,000 and $60,000 for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, the minimum rental commitments under all noncancellable leases with initial or remaining terms of more than one year are as follows (in thousands):

Year ending December 31,
2006	$135
2007	137
2008	138
2009	113
2010	81
Thereafter	1,420

$2,024

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

Available Credit Facilities

The Bank has the ability to borrow up to $48 million from the Federal Home Loan Bank of New York, consisting of a $24 Overnight Line of Credit and a $24 million Companion (DRA) Commitment, both of which expire on July 1, 2006. At December 31, 2005, no amounts were outstanding under these credit facilities.

Other

The Bank is also subject to claims and litigation that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal council representing the Bank in connection with such claims and litigation, it is the opinion of management that the disposition or ultimate determination of such claims and litigation will not have a material adverse effect on the financial position, results of operations or liquidity of the Bank.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair value of the Bank’s financial instruments are as follows:

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$27,389	$27,389	$51,004	$51,004
Securities available for sale	362	362	473	473
Securities held to maturity	12,228	12,182	11,395	11,456
Loans receivable	190,896	186,284	167,690	166,300
FHLB stock	357	357	1,356	1,356
Accrued interest receivable	1,003	1,003	878	878

Financial liabilities:
Deposits	193,314	192,880	193,617	193,905

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Cash and Cash Equivalents and Accrued Interest Receivable

For these short-term instruments, the carrying amount if a reasonable estimate of fair value.

Securities

For both available for sale and held to maturity securities, fair values are based on quoted market prices.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into performing and nonperforming categories. Performing loans are then segregated into adjustable and fixed rate interest terms. Fixed rate loans are segmented by type, such as construction and land development, other loans secured by real estate, commercial and industrial loans, and loans to individuals. Certain types, such as commercial loans and loans to individuals, are further segmented by maturity and type of collateral.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

For performing loans, fair value is calculated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of borrower. The discounted value of the cash flows is reduced by a credit risk adjustment based on internal loan classifications.

For nonperforming loans, fair value is calculated by first reducing the carrying value by a credit risk adjustment based on internal loan classifications, and then discounting the estimated future cash flows from the remaining carrying value at the rate at which the Bank would currently make similar loans to creditworthy borrowers.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 14 -DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Federal Home Loan Bank of New York Stock

The carrying amount of the Federal Home Loan Bank of New York stock is equal to its fair value.

Deposit Liabilities

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, interest checking accounts, and savings accounts is equal to the amount payable on demand. Time deposits are segregated by type, size, and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently by the Bank for deposits of similar size, type and maturity.

Borrowed Funds

The fair value of the Bank’s borrowed funds is estimated based on the discounted value of future contractual payments. The discount rate is equivalent to the estimated rate at which the Bank could currently obtain similar financing.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated based on an analysis of the interest rates and fees currently charged to enter into similar transaction, considering the remaining terms of the commitments and the credit-worthiness of the potential borrowers. At December 31, 2005 and 2004, the estimated fair values of these off-balance-sheet financial instruments were immaterial.

NOTE 15 - STOCK OFFERING AND CONVERSION

On February 23, 2006, the Board of Directors of the Bank adopted a plan of conversion and stock issuance pursuant to which the Bank will sell common stock representing a minority ownership of the estimated pro forma market value of the Bank, which will be determined by an independent appraisal, to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public of the community and/or in a syndicated offering. The majority of the common stock will be owned by Northeast Community Bancorp, MHC (a mutual holding company). The Plan is subject to approval of the Office of Thrift Supervision.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

Following the sale of common stock, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the transaction will continue to have such rights solely with respect to the Mutual Holding Company as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the date of the transaction will have such membership and liquidation rights with respect to the holding company. Borrowers of the Bank as of the date of the transaction will have the same membership rights in the holding company that they had in the Bank immediately prior to the date of the transaction as long as their existing borrowings remain outstanding.

Cost incurred in connection with the offering will be recorded as reduction of the proceeds from offering. If the transaction is not consummated, all cost incurred in connection with the transaction will be expensed. At December 31, 2005, no conversion costs had been incurred.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Stock-Based Payments

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment.” This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Under SFAS No. 123 (revised 2004), an entity such as the Bank will be required to measure the cost of employee services received in exchange for any award of equity instruments made after December 31, 2005, based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). SFAS No. 123 (revised 2004) will not have any effect on the Bank’s existing historical financial statements as the Bank has not had and does not currently have any stock-based compensation grants which would be subject to SFAS No. 123 (revised 2004). However, should the Bank grant stock compensation awards in the future, any such awards will require the recording of compensation expense.

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Bank’s financial statements.

NORTHEAST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(In Thousands)
INTEREST INCOME	$3,122	$3,200	$3,278	$3,319
INTEREST EXPENSE	710	754	798	848

Net Interest Income	2,412	2,446	2,480	2,471
PROVISION FOR LOAN LOSSES	—	—	—	—

Net Interest Income after Provision for Loan Losses	2,412	2,446	2,480	2,471
NON-INTEREST INCOME	301	329	433	204
NON-INTEREST EXPENSES	1,880	1,893	1,864	1,878

Income before Income Taxes	833	882	1,049	797
INCOME TAXES	368	389	462	352

Net Income	$465	$493	$587	$445

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(In Thousands)
INTEREST INCOME	$3,033	$2,938	$2,969	$3,036
INTEREST EXPENSE	597	607	616	674

Net Interest Income	2,436	2,331	2,353	2,362
PROVISION FOR LOAN LOSSES	—	—	—	—

Net Interest Income after Provision for Loan Losses	2,436	2,331	2,353	2,362
NON-INTEREST INCOME	379	216	440	297
NON-INTEREST EXPENSES	1,950	1,932	2,007	2,189

Income before Income Taxes	865	615	786	470
INCOME TAXES	371	264	337	201

Net Income	$494	$351	$449	$269

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Northeast Community Bancorp common stock.

[LOGO]

Proposed Holding Company for Northeast Community Bank

5,175,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Sandler O’Neill + Partners, L.P.

                    , 2006

Until                     , 2006, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

OTS filing fee	$14,400
SEC filing fee(1)	6,368
NASD filing fee(1)	6,457
Nasdaq Stock Market listing fee	100,000
Printing, postage and mailing	160,000
Accounting fees and expenses	133,000
Legal fees and expenses	475,000
Blue Sky fees and expenses	5,000
Appraiser’s fees and expenses	50,000
Business Plan fees and expenses	45,000
Underwriting fees (1.0% excluding ESOP and insider shares) (2)	537,150
Underwriting fees (including counsel fees)	60,000
Conversion agent fees and expenses	25,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	10,000
EDGAR expenses	25,000
Miscellaneous	24,625

Total	$1,691,000

(1)	Estimated expenses based on the registration of 5,951,250 shares at $10.00 per share.

(2)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan and by directors, officers and employees of Northeast Community Bank and members of their immediate families.

Item 14.	Indemnification of Directors and Officers.

Article XII of the Registrant’s Bylaws provides:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letters between Northeast Community Bank and Sandler O’Neill & Partners, L.P.*

1.2	Draft Agency Agreement

2.1	Plan of Reorganization and Stock Issuance

3.1	Charter of Northeast Community Bancorp, Inc.*

3.2	Bylaws of Northeast Community Bancorp, Inc.*

4.1	Specimen Stock Certificate of Northeast Community Bancorp, Inc.*

5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Opinion of Beard Miller Company LLP re: State Tax Matters

10.1	Form of Northeast Community Bank Employee Stock Ownership Plan and Trust Agreement

10.2	Form of ESOP Loan Documents

10.3	Northeast Community Bank 401(k) Plan and Trust

10.4	Form of Northeast Community Bank Employee Severance Compensation Plan

10.5	Northeast Community Bank Supplemental Executive Retirement Plan and Participation Agreements with Kenneth A. Martinek and Salvatore Randazzo*

10.6	Form of Northeast Community Bancorp, Inc. Employment Agreement for Kenneth A. Martinek and Salvatore Randazzo

10.7	Form of Northeast Community Bank Employment Agreement for Kenneth A. Martinek and Salvatore Randazzo

10.8	Northeast Community Bank Directors’ Retirement Plan*

10.9	Northeast Community Bank Directors’ Deferred Compensation Plan*

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of Beard Miller Company, LLP

23.3	Consent of Sperry, Cuono, Holgate & Churchill, C.P.A.’s, P.C.

23.4	Consent of RP Financial, LC.*

24.1	Powers of Attorney*

99.1	Appraisal Report of RP Financial, LC. (P)*

99.2	Draft Marketing Materials

99.3	Form of Subscription Order Form, Instructions and OTS Guidance Letter

(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*	Previously filed.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.:

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on April 28, 2006.

Northeast Community Bancorp, Inc.
(in organization)

By:	/s/ Kenneth A. Martinek
Kenneth A. Martinek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth A. Martinek	President, Chief Executive Officer	April 28, 2006
Kenneth A. Martinek	and Director
(principal executive officer)

/s/ Salvatore Randazzo	Chief Financial Officer, Treasurer	April 28, 2006
Salvatore Randazzo	and Director
(principal accounting and financial officer)

*	Director
Diane B. Cavanaugh

*	Director
Arthur M. Levine

*	Director
Charles A. Martinek

*	Director
Harry (Jeff) A.S. Read

*	Director
Linda M. Swan

*	Director
Kenneth H. Thomas

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Northeast Community Bancorp, Inc. On March 17, 2006.

/s/ Kenneth A. Martinek	President, Chief Executive Officer	April 28, 2006
Kenneth A. Martinek	and Director